Exhibit 10.1

Certain identified information has been excluded from the exhibit because it is both (i) not material and (ii) is the type of information that the registrant treats as private or confidential. Double asterisks denote omissions.

Execution Version

Exclusive Research Collaboration, License and Option Agreement

Between

LogicBio Therapeutics, Inc.

and

CANbridge Care Pharma Hong Kong Limited

Dated April 26, 2021

Schedules and Exhibits

Schedule 1.81 Existing In-License Agreements

Schedule 1.134LB-001 Supply Cost

Schedule 1.153 LogicBio LB-001 Patent Rights

Schedule 1.156 LogicBio Licensed Patent Rights

Schedule 2.2.1Permitted Subcontractors

Schedule 2.3.1In-License Agreement

Schedule 9.2Disclosure Schedule

Schedule 10.9.2Press Release

Exhibit AResearch Plan

i

EXCLUSIVE RESEARCH COLLABORATION, LICENSE AND OPTION AGREEMENT

This Exclusive Research Collaboration, License and Option Agreement (this “Agreement”) is entered into as of April 26, 2021 (the “Effective Date”) by and between CANbridge Care Pharma Hong Kong Limited, a Hong Kong limited liability company, having its registered address at FLAT/RM A 12/F, ZJ300, 300 Lockhart Road, Wan Chai, Hong Kong (“CANbridge”) and LogicBio Therapeutics, Inc., a Delaware corporation having its principal place of business at 65 Hayden Ave., Floor 2, Lexington, MA 02421, United States (“LogicBio”).  CANbridge and LogicBio are sometimes referred to herein individually as a “Party” and collectively as the “Parties.”

RECITALS

WHEREAS, CANbridge is a biopharmaceutical company that is developing and delivering life-changing therapeutics;

WHEREAS, LogicBio is a gene therapy company that is developing novel genetic medicines based on its proprietary technology;

WHEREAS, the Parties wish to jointly Develop Products Directed to the Targets, in accordance with the terms set forth in this Agreement;

WHEREAS, LogicBio desires to grant to CANbridge, and CANbridge desires to receive from LogicBio, an exclusive, worldwide license under the LogicBio Technology to exploit the Products in the CANbridge Field in the Territory, in accordance with the terms set forth in this Agreement; and

WHEREAS¸ LogicBio desires to grant to CANbridge, and CANbridge desires to receive from LogicBio, an exclusive option to obtain an exclusive license to develop and commercialize LB-001 in Greater China, in accordance with the terms set forth in this Agreement.

NOW, THEREFORE, the Parties hereto agree as follows:

Article 1
DEFINITIONS

1.1

“Accounting Standards” means United States generally accepted accounting principles or International Financial Reporting Standards, as applicable, which principles or standards are currently used at the relevant time and consistently applied by the applicable Party.

1.2	“Acquirer” has the meaning given in Section 2.6.2 (Effect of Change of Control on Exclusivity).
1.3	“Acquisition Transaction” has the meaning set forth in Section 2.6.3 (Acquisition of Competing Product).
1.4	“Additional Target Option” has the meaning set forth in Section 2.7 (Additional Target Option).
1.5	“Additional Target Option Fee” has the meaning set forth in Section 8.2 (Additional Target Option Fee).
1.6	“Adverse Event” means any untoward medical occurrence in a human clinical study subject or in a patient who is administered a product, whether or not considered related to such product,

including any undesirable sign (including abnormal laboratory findings of clinical concern), symptom, or disease associated with the use of a product.
1.7

“Affiliate” means any Person directly or indirectly controlled by, controlling, or under common control with, a Party, but only for so long as such control continues.  For purposes of this definition, “control” (including, with correlative meanings, “controlled by,” “controlling,” and “under common control with”) will be presumed to exist with respect to a Person in the event of the possession, direct or indirect, of (a) the power to direct or cause the direction of the management and policies of such Person (whether through ownership of securities, by contract, including without limitation, variable interest entity contractual arrangements or otherwise), or (b) more than 50% of the voting securities or other comparable equity interests.  The Parties acknowledge that in the case of certain entities organized under the laws of certain countries outside of the United States, the maximum percentage ownership permitted by law for a foreign investor may be less than 50%, and that in such case, such lower percentage will be substituted in the preceding sentence, provided that such foreign investor has the power to direct or cause the direction of the management and policies of such Person.  Neither of the Parties will be deemed to be an “Affiliate” of the other solely as a result of their entering into this Agreement.

1.8	“Agreement Payments” has the meaning set forth in Section 8.11 (Income Tax Withholding).
1.9	“Alliance Manager” has the meaning set forth in Section 4.1.1 (Alliance Managers).
1.10	“Allowable Overrun” has the meaning set forth in Section 8.4.4 (Allowable Overrun).
1.11

“Applicable Law” means applicable laws, statutes, rules, regulations, and other pronouncements having the effect of law of any Governmental Authority that may be in effect from time to time, including disclosure obligations required by any securities exchange or securities commission having authority over a Party and any applicable rules, regulations, guidances, or other requirements of any Regulatory Authority that may be in effect from time to time.

1.12	“Applicant” has the meaning set forth in Section 11.9.2 (Access to Confidential Information).
1.13	“Applicant Response” has the meaning set forth in Section 11.9.3(b) (Disclosure of Applicant’s Response).
1.14	“Assigned Regulatory Submissions” has the meaning set forth in Section 5.1.5(a) (Transfer of Other Assigned Regulatory Submissions).
1.15	“Bankruptcy Filing” has the meaning set forth in Section 13.3 (Termination for Insolvency).
1.16

“Bayh-Dole Act” means the Patent and Trademark Law Amendments Act of 1980, as amended, codified at 35 U.S.C. §§ 200-212, as well as any regulations promulgated pursuant thereto, including 37 C.F.R. Part 401, and any successor statutes or regulations.

1.17	“Biosimilar Application” has the meaning set forth in Section 11.9.1 (Response to Biosimilar Applicants; Notice).
1.18

“Biosimilar Product” means, with respect to a Product or LB-001, as applicable, in a country, any gene therapy product or genetic medicine product, as applicable, that is a generic, biosimilar, or interchangeable product with respect to such product sold by a Third Party [**] and that (a) is subject to a license for administration to humans under Section 351(a) or 351(k) of the PHSA and

(i) contains an active ingredient that is the same as the active ingredient of such product or (ii) is “biosimilar” (as defined in Section 351(i)(2) of the PHSA) or “interchangeable” (as defined in Section 351(i)(3) of the PHSA) to such product (or otherwise bioequivalent, biosimilar, interchangeable, or the like, in each case, to such product under analogous laws for gene therapy products or genetic medicine products), (b) has been licensed as a similar biological medicinal product by EMA pursuant to Directive 2001/83/EC, as may be amended, or any subsequent or superseding law, statute or regulation, or (c) has otherwise received Regulatory Approval as a generic, biosimilar, bioequivalent, or interchangeable product from another applicable Regulatory Authority in such country, including by referencing Regulatory Approvals (or data therein) of such product, or, in each case, (a), (b), or (c), an analogous law, statute, or regulation for gene therapy products or genetic medicine products.

1.19	“BPCIA” has the meaning set forth in Section 11.9.1 (Response to Biosimilar Applicants; Notice).
1.20	“Breaching Party” has the meaning set forth in Section 13.2.1 (Material Breach and Cure Period).
1.21	“Business Day” means any day other than a Saturday, Sunday, or bank or other public holiday in Boston, Massachusetts, the People’s Republic of China or Hong Kong.
1.22

“Calendar Quarter” means the respective periods of three consecutive calendar months ending on March 31st, June 30th, September 30th, or December 31st in any Calendar Year; provided, however, that the first Calendar Quarter of the Term will extend from the Effective Date to the end of the first complete Calendar Quarter thereafter and the last Calendar Quarter of the Term will end on the effective date of termination or expiration of the Agreement.

1.23

“Calendar Year” means any calendar year beginning on January 1st and ending on December 31st, provided, however, that the first Calendar Year of the Term will begin on the Effective Date and end on December 31 and the last Calendar Year of the Term will end on the effective date of termination or expiration of the Agreement.

1.24	“CANbridge” has the meaning set forth in the Preamble.
1.25

“CANbridge Background Improvement Know-How” means any Know-How that (a) is Created by or on behalf of either Party or its Affiliates in connection with the performance of activities under this Agreement, (b) constitutes an improvement to CANbridge Background Technology disclosed to LogicBio or its Affiliates in performance of this Agreement and (c) is not LogicBio Background Improvement Technology, in each case to the extent such Know-How relates specifically to a Target or a Product (including any gene therapy construct encapsulated in the Product).

1.26	“CANbridge Background Improvement Patent Right” means any Patent Right that claims CANbridge Background Improvement Know-How.
1.27	“CANbridge Background Improvement Technology” means collectively, (a) the CANbridge Background Improvement Know-How and (b) CANbridge Background Improvement Patent Rights.
1.28

“CANbridge Background Know-How” means all Know-How, other than Joint Collaboration Know-How and CANbridge Collaboration Know-How, that CANbridge or any of its Affiliates Controls as of the Effective Date or that comes into the Control of CANbridge or any of its Affiliates during the Term and that is disclosed to LogicBio or its Affiliate under this Agreement..

1.29

“CANbridge Background Patent Right” means any Patent Right, other than any Joint Collaboration Patent Right or CANbridge Collaboration Patent Right, that CANbridge or any of its Affiliates Controls as of the Effective Date or that comes into the Control of CANbridge or any of its Affiliates during the Term and that is disclosed to LogicBio or its Affiliate under this Agreement.

1.30	“CANbridge Background Technology” means (a) the CANbridge Background Know-How and (b) CANbridge Background Patent Rights.
1.31

“CANbridge Co-Co Know-How” means any Know-How that (a) CANbridge or any of its Affiliates Control as of the Effective Date or that comes into the Control of CANbridge or any of its Affiliates during the Term and (b) is necessary or useful to Exploit the Products that are the subject of the Co-Development and Co-Commercialization Agreement in the CANbridge Field in accordance with the Co-Development and Co-Commercialization Agreement.

1.32

“CANbridge Co-Co Patent Right” means any Patent Right that (a) CANbridge or any of its Affiliates Control as of the Effective Date or that comes into the Control of CANbridge or any of its Affiliates during the Term and (b) claims any CANbridge Co-Co Know-How or is otherwise necessary or useful to Exploit the Products that are the subject of the Co-Development and Co-Commercialization Agreement in the CANbridge Field in accordance with the Co-Development and Co-Commercialization Agreement.

1.33	“CANbridge Collaboration Know-How” has the meaning set forth in Section 11.1.2(a) (CANbridge Collaboration Technology).
1.34	“CANbridge Collaboration Patent Rights” has the meaning set forth in Section 11.1.2(a) (CANbridge Collaboration Technology).
1.35	“CANbridge Collaboration Technology” means (a) the CANbridge Collaboration Know-How and (b) CANbridge Collaboration Patent Rights.
1.36	“CANbridge Field” means the treatment, diagnosis or prevention of any and all indications in humans.
1.37	“CANbridge House Marks” means CANbridge’s and its Affiliates’ trade names, corporate names and corporate logos.
1.38	“CANbridge Indemnitee” has the meaning set forth in Section 12.1 (Indemnification by LogicBio).
1.39

“CANbridge Licensed Know-How” means all Know-How that (a) is Controlled by CANbridge or any of its Affiliates as of the Effective Date or during the Term, (b) is not generally known, and (c) is [**] to perform LogicBio’s obligations under this Agreement.

1.40

“CANbridge Licensed Patent Right” means any Patent Right that (a) is Controlled by CANbridge or any of its Affiliates as of the Effective Date or during the Term and (b) claims CANbridge Licensed Know-How or is otherwise [**] to perform LogicBio’s obligations under this Agreement.

1.41	“CANbridge Licensed Technology” means collectively, (a) the CANbridge Licensed Know-How and (b) CANbridge Licensed Patent Rights.

1.42

“CANbridge Product Technology” means all Patent Rights and Know-How that (a) are Controlled by CANbridge or its Affiliates on the date of termination of this Agreement and (b) are necessary or otherwise actually used by CANbridge or its Affiliates prior to the date of termination to (i) Exploit any Product in the Territory in the CANbridge Field or (ii) if CANbridge exercises the LB-001 Option prior to the LB-001 Option Deadline, Exploit LB-001 in Greater China in the CANbridge Field.

1.43	“CANbridge Response” has the meaning set forth in Section 11.9.3(c) (Preparation of CANbridge Response).
1.44	“CANbridge Share” has the meaning set forth in Section 2.3.4 (New In-License Agreement Upfront / Milestones).
1.45

“Change of Control” means, with respect to a Party, that: (a) any Third Party acquires directly or indirectly the beneficial ownership of any voting security of such Party, or if the percentage ownership of such Third Party in the voting securities of such Party is increased through stock redemption, cancellation, or other recapitalization, and immediately after such acquisition or increase such Third Party is, directly or indirectly, the beneficial owner of voting securities representing more than 50% of the total voting power of all of the then-outstanding voting securities of such Party; (b) a merger, consolidation, recapitalization, or reorganization of such Party is consummated, other than any such transaction that would result in shareholders or equity holders of such Party immediately prior to such transaction owning more than 50% of the outstanding voting securities of the surviving entity (or its parent entity) immediately following such transaction; (c) the shareholders or equity holders of such Party approve a plan of complete liquidation of such Party, or an agreement for the sale or disposition by such Party of all or substantially all of such Party’s assets, other than pursuant to the transaction described above or to an Affiliate; or (d) the sale or transfer to a Third Party of all or substantially all of such Party’s consolidated assets taken as a whole.  Notwithstanding the foregoing, any transaction or series of transactions effected for the purpose of financing the operations of the applicable Party or one or more of its applicable Affiliates (such as a public offering of equity securities to investors) will not be deemed a “Change of Control” for purposes of this Agreement.

1.46	“Claim” has the meaning set forth in Section 12.1 (Indemnification by LogicBio).
1.47

“Clinical Trial” means any clinical trial in humans that is designed to generate data in support or maintenance of an IND or MAA, or other similar marketing application, including any Phase I Clinical Trial, Phase I/II Clinical Trial, Phase II Clinical Trial, Phase III Clinical Trial, Pivotal Clinical Trial, or any post-approval clinical trial in humans.

1.48	“CMO” means a Third Party contract manufacturing organization.
1.49	“CMRI” means Children’s Medical Research Institute, an Australian corporation.
1.50	“CMRI Agreement” means the License Agreement by and between LogicBio Australia and CMRI, dated as of [**], as the same may be amended from time to time in accordance with this Agreement.
1.51	“Co-Development and Co-Commercialization Agreement” has the meaning set forth in Section 2.9.2 (Option Exercise).
1.52	“Co-Development and Co-Commercialization Option” has the meaning set forth in Section 2.9.2 (Option Exercise).

1.53	“Co-Owner” has the meaning set forth in the CMRI Agreement.
1.54

“Combination Product” means a product (a) that is sold in the form of a combination that contains or comprises a Product or LB-001 together with one or more other therapeutically active pharmaceutical agents (whether coformulated or copackaged or otherwise sold for a single price), (b) that contains or comprises a Product or LB-001 and is sold for a single invoice price together with any (i) companion diagnostic related to a Product or LB-001, as applicable, or (ii) product, process, service, or therapy other than a Product or LB-001, as applicable (such additional therapeutically active pharmaceutical agent, companion diagnostic, or product, process, service or therapy and each of (a) and (b)(i) or (b)(ii), an “Other Component”), or (c) that contains or comprises a Product or LB-001 and is defined as a “combination product” by the FDA pursuant to 21 C.F.R. §3.2(e) or its foreign equivalent.

1.55

“Commercialization” means any and all activities directed to the marketing, promotion, distribution, offering for sale, sale, having sold, importing, having imported, exporting, having exported, or other commercialization of a pharmaceutical or biologic product, but excluding activities directed to Manufacturing, Development, or Medical Affairs. “Commercialize,” “Commercializing,” and “Commercialized” will be construed accordingly.

1.56	“Commercialization Plan” has the meaning set forth in Section 6.1.3(e) (Commercialization Plan: Commercialization Reports)
1.57

“Commercially Reasonable Efforts” means, with respect to the efforts to be expended, or considerations to be undertaken, by a Party or its Affiliate with respect to any objective or activity to be undertaken hereunder, [**].

1.58	“Competing Infringement” has the meaning set forth in Section 11.5.1 (Patent Enforcement; Notice).
1.59	“Competing Product” means any [**] other than a Product, that is [**] or [**].
1.60

“Confidential Information” means, with respect to a Party subject to Section 10.1.2 (Confidential Information), all Know-How or other information, including proprietary information and materials (whether or not patentable) regarding or embodying such Party’s technology, products, business information, or objectives, that is communicated by or on behalf of such Party (the “Disclosing Party” with respect to such information) to the other Party (the “Receiving Party” with respect to such information) or its permitted recipients, including information disclosed by such Party prior to the Effective Date pursuant to the Confidentiality Agreement, provided that LogicBio Background Improvement Know-How will be the Confidential Information of LogicBio regardless of which Party first disclosed any such LogicBio Background Improvement Know-How to the other Party.

1.61	“Confidentiality Agreement” means that certain Confidentiality Agreement, dated as of [**], by and between CANbridge Pharmaceuticals Inc. and LogicBio Therapeutics Inc.
1.62

“Control” or “Controlled” means, with respect to a Party, the possession by a Party or its Affiliates (whether by ownership, license, or otherwise, other than pursuant to this Agreement) of, (a) with respect to any tangible Know-How or Materials, the legal authority or right to physical possession of such tangible Know-How or Materials, with the right to provide such tangible Know-How or Materials to the other Party on the terms set forth herein, (b) with respect to Patent Rights, intangible Know-How, or other intellectual property, the legal authority or right to grant a license, sublicense, access, or right to use (as applicable) to the other Party under such Patent Rights, intangible Know-How, or other intellectual property on the terms set forth herein, or (c) with respect to a product or component thereof, the legal authority or right to grant a license, sublicense, access, or right to use (as applicable) to the other Party under Patent Rights that Cover or proprietary Know-How that is incorporated in or embodies such product or component on the terms set forth herein, in each case ((a), (b), and (c)), without breaching or otherwise violating the terms of any arrangement or agreement with a Third Party in existence as of the time such Party or its Affiliates would first be required hereunder to grant the other Party such access, right to use, license, or sublicense; provided that, [**]. Notwithstanding anything in this Agreement to the contrary, a Party and its Affiliates will be deemed to not Control any of the foregoing (a)-(c) that are owned or controlled by a Third Party described in the definition of “Change of Control,” or such Third Party’s Affiliates (other than an Affiliate of such Party prior to the Change of Control) (each, an “Independent Affiliate”), (a) prior to the closing of such Change of Control, except to the extent that any such Patent Rights or Know-How were developed by such Third Party prior to such Change of Control using or incorporating such Party’s or its pre-existing Affiliate’s Know-How or Patent Rights, or (b) after such Change of Control to the extent that such Patent Rights or Know-How are developed or conceived by such Third Party or its Affiliates (other than such Party) after such Change of Control without using or incorporating such Party’s or its pre-existing Affiliate’s Know-How or Patent Rights and are not developed or conceived by personnel who were employees or consultants of such Party or its pre-existing Affiliates.

1.63	“Cost Report” has the meaning set forth in Section 8.6.3 (Quarterly True-Up).
1.64

“Cover,” “Covering” or “Covered” means, with respect to a particular subject matter at issue and a relevant Patent Right or individual claim in such Patent Right, as applicable, that the manufacture, use, sale, offer for sale, or importation of such subject matter would infringe such Patent Right or, as to a pending claim included in such Patent Right, the making, using, keeping, selling, offering for sale or importation of such compound or product would infringe such Patent Right if such pending claim were to issue in an issued patent without modification.

1.65	“Created” means created, made, developed, invented, generated, conceived, or reduced to practice. “Create” and “Creating” have their correlative meanings.
1.66	“Cure Period” has the meaning set forth in Section 13.2.1 (Material Breach and Cure Period).
1.67

“Debarred” means, with respect to an individual or entity, that such individual or entity has been debarred or suspended under 21 U.S.C. §335(a) or (b), the subject of a conviction described in Section 306 of the FD&C Act, excluded from a federal or governmental health care program, debarred from federal contracting, convicted of or pled nolo contendere to any felony, or to any federal or state legal violation (including misdemeanors) relating to prescription drug products or fraud, the subject to OFAC sanctions or on the OFAC list of specially designated nationals, or the subject of any similar sanction of any Governmental Authority in the Territory.

1.68	“Designated CMO” has the meaning set forth in Section 7.1.1(c)(ii) (Subsequent Manufacturing Technology Transfer).
1.69

“Development” means all internal and external research, development, and regulatory activities related to pharmaceutical or biologic products, including (a) research, toxicology testing and studies, non-clinical and preclinical testing, studies, and other activities, and Clinical Trials, and (b) preparation, submission, review, and development of data or information for the purpose of submission to a Regulatory Authority to obtain authorization to conduct Clinical Trials and to obtain, support, or maintain Regulatory Approval of a pharmaceutical or biologic product and interacting with Regulatory Authorities following receipt of Regulatory Approval in the applicable country or region for such pharmaceutical or biologic product regarding the foregoing, but excluding activities directed to Manufacturing, Medical Affairs, or Commercialization.  Development will include development and regulatory activities for additional forms, formulations, or indications for a pharmaceutical or biologic product after receipt of Regulatory Approval of such product (including label expansion), including Clinical Trials initiated following receipt of Regulatory Approval or any Clinical Trial to be conducted after receipt of Regulatory Approval that was mandated by the applicable Regulatory Authority as a condition of such Regulatory Approval with respect to an approved formulation or indication (such as post-marketing studies, observational studies, in each case, if required by any Regulatory Authority in any region in the Territory to support or maintain Regulatory Approval for a pharmaceutical or biologic product in such region). “Develop,” “Developing,” and “Developed” will be construed accordingly.

1.70	“Development Milestone Event” has the meaning set forth in Section 8.5.1 (Development Milestones).
1.71	“Development Milestone Payment” has the meaning set forth in Section 8.5.1 (Development Milestones).
1.72	“Development Plan” has the meaning set forth in Section 6.1.3(b) (Development Plan).
1.73

“Directed to” means, with respect to a given gene therapy product and a given Target, that such gene therapy product contains a nucleic acid sequence that encodes such Target, a homolog or ortholog of such Target, or a functional portion of such Target, homolog or ortholog.

1.74	“Disclosing Party” has the meaning set forth in Section 1.60 (Confidential Information).
1.75	“Dispute” has the meaning set forth in Section 14.1 ([**] Dispute Resolution Mechanism).
1.76

“Divest” means, with respect to a Competing Product, the sale, exclusive license or other transfer by the applicable Party and its Affiliates of all of their development and commercialization rights with respect to such Competing Product to a Third Party without the retention or reservation of any development or commercialization obligation, interest or participation rights (other than solely an economic interest or the right to enforce customary terms contained in the relevant agreements effectuating such transaction).

1.77	“Dollar” means the U.S. dollar, and “$” will be interpreted accordingly.
1.78	“Effective Date” has the meaning set forth in the preamble.
1.79	“EMA” means the European Medicines Agency or any successor agency or authority having substantially the same function.
1.80	“Executive Officers” has the meaning set forth in Section 4.2.7(b) (Decisions of the JSC).
1.81	“Existing In-License Agreement” means any agreement set forth in Schedule 1.81 (Existing In-License Agreements), as updated from time to time.
1.82	“Exploit” means to make, have made, import, export, distribute, use, have used, keep, sell, have sold, or offer for sale, including to research, Develop, Manufacture, have Manufactured, perform or have performed Medical Affairs, Commercialize, register, modify, enhance, improve, or otherwise exploit. “Exploitation” and “Exploiting” will be construed accordingly.
1.83	“FD&C Act” means the Federal Food, Drug and Cosmetic Act, as the same may be amended or supplemented from time to time.
1.84	“FDA” means the U.S. Food and Drug Administration, or any successor agency thereto.
1.85

“First Commercial Sale” means, on a country-by-country and product-by-product basis, the first sale of a given Product or LB-001 under this Agreement by CANbridge, its Affiliates, or its Sublicensees to an end user or prescriber for use, consumption, or resale of such product in a country in the Territory (or, with respect to LB-001, in Greater China) in the CANbridge Field where Regulatory Approval and (in the case of countries outside the U.S.) any necessary Pricing and Reimbursement Approval of the product has been obtained and where the sale results in a recordable Net Sale. “First Commercial Sale” will not include: [**].

1.86

“Force Majeure” means any event beyond the reasonable control of the affected Party, including embargoes; war or acts of war, including terrorism, insurrections, riots, or civil unrest; strikes, lockouts, or other labor disturbances; pandemics, epidemics, fire, floods, earthquakes, or other acts of nature; or acts, omissions, or delays in acting by any Governmental Authority (including the refusal of the competent Governmental Authorities to issue required Regulatory Approvals due to reasons other than the affected Party’s negligence or willful misconduct or any other cause within the reasonable control of the affected Party); and failure of plant or machinery (provided, in each case, that such event or failure could not have been prevented by the exercise of skill, diligence, and prudence that would be reasonably and ordinarily expected from a skilled and experienced person engaged in the same type of undertaking under the same or similar circumstances). The Parties agree that the effects of the COVID-19 pandemic that is ongoing as of the Effective Date (including related government orders) may be invoked as a Force Majeure for the purposes of this Agreement even though the pandemic is ongoing as of the Effective Date and those effects may be reasonably foreseeable (but are not known for certain) as of the Effective Date.

1.87

“FTE” means a qualified full time person, or more than one person working the equivalent of a full-time person, where “full time” is based upon a total of [**] hours per Calendar Year of work carried out by one or more duly qualified employees of a Party or its Affiliates.

1.88	“FTE Costs” means, for any period, the [**] in such period. FTEs will be pro‑rated on a daily basis if necessary.
1.89	“FTE Rate” means [**] per annum, subject, in each case, to [**].
1.90	“Global Commercialization Plan for LB-001” has the meaning provided in Section 6.2.3 (Global Development and Commercialization of LB-001).
1.91	“Global Development Plan for LB-001” has the meaning provided in Section 6.2.3 (Global Development and Commercialization of LB-001).
1.92

“Good Laboratory Practices,” “GLP,” or “cGLP” means the then-current standards, practices and procedures promulgated or endorsed by the FDA as set forth in 21 C.F.R. Part 58 (or any successor statute or regulation), including related regulatory requirements imposed by the FDA and comparable regulatory standards, practices and procedures promulgated by the EMA, PMDA, or other Regulatory Authority applicable to the Territory, as they may be updated from time to time, including applicable guidelines promulgated under the ICH.
1.93

“Good Manufacturing Practices,” “GMP,” or “cGMP” means the then-current and phase appropriate good manufacturing practices required by the FDA, as set forth in the FD&C Act, as amended, and the regulations promulgated thereunder, for the Manufacture and testing of pharmaceutical materials, and comparable Applicable Law related to the manufacture and testing of pharmaceutical materials in jurisdictions outside the United States. “Good Manufacturing Practices,” “GMP,” or “cGMP” also means the quality guidelines promulgated by the International Conference on Harmonization (ICH), including the ICH Q7A, titled “Q7A Good Manufacturing Practice Guidance for Active Pharmaceutical Ingredients” and the policies promulgated thereunder, in each case, as they may be updated from time to time.

1.94

“Governmental Authority” means any court, tribunal, arbitrator, agency, commission, department, ministry, official, authority, or other instrumentality of any nation, state, county, city, or other political subdivision thereof or of any multinational governmental body.

1.95	“Greater China” means People’s Republic of China, Hong Kong, Macau and Taiwan.
1.96	“IDL” has the meaning set forth in Section 5.2.1 (Responsibility).
1.97	“Immediate Patent Infringement Action” has the meaning set forth in Section 11.9.3(d) (Negotiation; LogicBio Rights).
1.98	“In-License Agreements” means, collectively, the Existing In-License Agreements and the New In-License Agreements.
1.99

“IND” means (a) an Investigational New Drug application as defined in the FD&C Act, as amended, and applicable regulations promulgated thereunder by the FDA, (b) a Clinical Trial authorization application for a product filed with a Regulatory Authority in any other regulatory jurisdiction outside the U.S., the filing of which (in the case of (a) or (b)) is necessary to commence or conduct clinical testing of a pharmaceutical or biologic product in humans in such jurisdiction, or (c) documentation issued by a Regulatory Authority that permits the conduct of clinical testing of a pharmaceutical or biologic product in humans in such jurisdiction.

1.100

“IND Effective Date” means, with respect to a Product, the earlier of (a) the date that is [**] following the filing of the first IND for such Product in the U.S. in the CANbridge Field, if the filing Party or its Affiliates has not received any notice of a clinical hold (including any complete or partial clinical hold) or any other administrative delay from the FDA during such [**] period; provided that, if the filing party or its Affiliate does receive a notice of such a clinical hold (including any complete or partial clinical hold) or there is such other administrative delay, then the applicable date under this clause (a) for such Product will be the date on which the FDA lifts such clinical hold or such other administrative delay is otherwise resolved and the FDA first allows such Product to be administered to a human pursuant to such IND, or (b) the date on which such Product is first permitted by the applicable Regulatory Authority in a Major European Market to be administered to a human in the CANbridge Field pursuant to an IND in accordance with Applicable Law.

1.101	“Indemnifying Party” has the meaning set forth in Section 12.3.1 (Indemnification Procedure; Notice).

1.102	“Indemnitee” has the meaning set forth in Section 12.3.1 (Indemnification Procedure; Notice).
1.103	“Independent Affiliate” has the meaning set forth in Section 1.62 (Control).
1.104	“Infringed Patent List” has the meaning set forth in Section 11.9.3(d) (Negotiation; LogicBio Rights).
1.105	“Infringement Action” has the meaning set forth in Section 11.5.2(a) ([**]).
1.106	“Initial Manufacturing Technology Transfer” has the meaning set forth in Section 7.1.1(c)(i) (Initial Manufacturing Technology Transfer).
1.107	“Initial Patent List” has the meaning set forth in Section 11.9.3(a) (Preparation of Initial Patent List).
1.108	“Initiating Party” has the meaning set forth in Section 11.5.2(f) (Infringement Actions for Infringements by Third Parties; Procedures).
1.109	“Initiation” means, with respect to any Clinical Trial, [**] in such Clinical Trial.
1.110

“Intellectual Property” means all Patent Rights, rights to Inventions, copyrights, design rights, trademarks, trade secrets, Know-How, materials, and all other intellectual property rights (whether registered or unregistered) and all applications and rights to apply for any of the foregoing anywhere in the world.

1.111	“Internal Revenue Code” means the United States Internal Revenue Code of 1986, as amended.
1.112

“Invention” means any process, method, utility, formulation, composition of matter, article of manufacture, material, creation, discovery or finding, or any improvement thereof, that is conceived, reduced to practice, or otherwise invented, whether patentable or not.

1.113	“Joint Collaboration Know-How” has the meaning set forth in Section 11.1.2(c) (Joint Collaboration Technology).
1.114	“Joint Collaboration Patent Right” has the meaning set forth in Section 11.1.2(c) (Joint Collaboration Technology).
1.115	“Joint Collaboration Technology” means (a) the Joint Collaboration Know-How and (b) Joint Collaboration Patent Rights.
1.116	“JSC” has the meaning set forth in Section 4.2.1 (Joint Steering Committee; Formation).
1.117

“Know-How” means any (a) proprietary scientific or business information or materials, including records, improvements, modifications, techniques, assays, designs, protocols, formulas, data (including physical data, chemical data, toxicology data, animal data, raw data, clinical data, and analytical and quality control data), dosage regimens, control assays, product specifications, marketing, pricing and distribution costs, Inventions, algorithms, technology, forecasts, profiles, strategies, plans, results in any form whatsoever, know-how, and trade secrets (in each case, whether or not patentable, copyrightable, or otherwise protectable), and (b) any information embodied in chemical or biological materials or physical embodiments of any of the foregoing.

1.118	“LB-001” means LogicBio’s proprietary clinical-stage genetic medicine product designated as LB-001 on the Effective Date, [**].
1.119	“LB-001 Competing Infringement” has the meaning set forth in Section 11.6.1 (Notice).
1.120	“LB-001 Development Milestone Event” has the meaning set forth in Section 8.5.2 (Development Milestones for LB-001).
1.121	“LB-001 Development Milestone Payment” has the meaning set forth in Section 8.5.2 (Development Milestones for LB-001).
1.122	“LB-001 Development Plan” has the meaning set forth in Section 6.2.4(a) (LB-001 Development Plan).
1.123	“LB-001 Domain Name” has the meaning set forth in Section 6.2.12(a) (Trademarks and Domain Names).
1.124	“LB-001 Infringement Action” has the meaning set forth in Section 11.6.1 (Notice).
1.125	“LB-001 JSC” has the meaning set forth in Section 4.4.1 (Formation; General Terms).
1.126	“LB-001 Option” has the meaning set forth in Section 2.8.1 (Grant of LB-001 Option).
1.127	“LB-001 Option Deadline” means [**].
1.128	“LB-001 Option Exercise” has the meaning set forth in Section 2.8.2 (LB-001 Option Exercise).
1.129	“LB-001 Option Fee” has the meaning set forth in Section 8.3 (LB-001 Option Fee).
1.130	“LB-001 Royalty Period” has the meaning set forth in Section 8.7.2 (LB-001 Royalty Period).
1.131	“LB-001 Sales Milestone Event” has the meaning set forth in Section 8.5.4 (Sales Milestones for LB-001).
1.132	“LB-001 Sales Milestone Payment” has the meaning set forth in Section 8.5.4 (Sales Milestones for LB-001).
1.133	“LB-001 Supply Period” has the meaning set forth in Section 7.2.1 (Manufacturing During LB-001 Supply Period).
1.134

“LB-001 Supply Price” means, for LB-001 obtained by LogicBio from a Third Party and supplied to CANbridge, the [**] LogicBio to obtain such quantities of LB-001 [**] and, for LB-001 manufactured by LogicBio and its Affiliates and supplied to CANbridge hereunder, [**] LogicBio and its Affiliates in Manufacturing such quantities of LB-001[**].

1.135	“LB-001 Trademark” has the meaning set forth in Section 6.2.12(a) (Trademarks and Domain Names).
1.136	“Lead Clinical Candidate” means a research candidate that LogicBio proposes, and CANbridge agrees in writing, is suitable for continued development towards GLP toxicity studies.

1.137	“Lead Product” has the meaning set forth in Section 7.1.1(a) (Supply During LogicBio Manufacturing Period).
1.138	“Lead Regulatory Party” has the meaning set forth in Section 5.1.1 (Lead Regulatory Party).
1.139	“LogicBio” has the meaning set forth in the Preamble.
1.140

“LogicBio Background Improvement Know-How” means any Know-How that (a) is Created by or on behalf of either Party or its Affiliates in connection with the performance of activities under this Agreement and (b) constitutes an improvement to LogicBio Background Technology disclosed to CANbridge or its Affiliate in performance of this Agreement, in each case to the extent such Know-How does not relate specifically to a Target or a Product (including any gene therapy construct encapsulated in the Product).

1.141	“LogicBio Background Improvement Patent Right” means any Patent Right that claims LogicBio Background Improvement Know-How.
1.142	“LogicBio Background Improvement Technology” means collectively, (a) the LogicBio Background Improvement Know-How and (b) LogicBio Background Improvement Patent Rights.
1.143

“LogicBio Background Know-How” means all Know-How, other than Joint Collaboration Know-How and LogicBio Collaboration Know-How, that LogicBio or any of its Affiliates Controls as of the Effective Date or that comes into the Control of LogicBio or any of its Affiliates during the Term.

1.144

“LogicBio Background Patent Right” means any Patent Right, other than any Joint Collaboration Patent Right or LogicBio Collaboration Patent Right, that LogicBio or any of its Affiliates Controls as of the Effective Date or that comes into the Control of LogicBio or any of its Affiliates during the Term.

1.145	“LogicBio Background Technology” means (a) the LogicBio Background Know-How and (b) LogicBio Background Patent Rights.
1.146	“LogicBio CDMO Process Transfer” has the meaning set forth in Section 7.1.1(c)(i) (Initial Manufacturing Technology Transfer).
1.147	“LogicBio Collaboration Know-How” has the meaning set forth in Section 11.1.2(b) (LogicBio Collaboration Technology).
1.148	“LogicBio Collaboration Patent Rights” has the meaning set forth in Section 11.1.2(b) (LogicBio Collaboration Technology).
1.149	“LogicBio Collaboration Technology” means (a) the LogicBio Collaboration Know-How and (b) LogicBio Collaboration Patent Rights.
1.150	“LogicBio House Marks” means LogicBio’s and its Affiliates’ trade names, corporate names and corporate logos.
1.151	“LogicBio Indemnitee” has the meaning set forth in Section 12.2 (Indemnification by CANbridge).

1.152

“LogicBio LB-001 Know-How” means all Know-How that (a) is Controlled by LogicBio or any of its Affiliates as of the Effective Date or during the Term, (b) is not generally known, and (c) is [**] to Exploit LB-001 in the CANbridge Field in Greater China.

1.153

“LogicBio LB-001 Patent Right” means any Patent Right that (a) is Controlled by LogicBio or any of its Affiliates as of the Effective Date or during the Term and (b) claims LogicBio LB-001 Know-How or is otherwise [**] to Exploit LB-001 in the CANbridge Field in Greater China. The LogicBio LB-001 Patent Rights as of the Effective Date are set forth on Schedule 1.153 (LogicBio LB-001 Patent Rights).

1.154	“LogicBio LB-001 Technology” means collectively, (a) the LogicBio LB-001 Know-How and (b) LogicBio LB-001 Patent Rights.
1.155

“LogicBio Licensed Know-How” means all Know-How that (a) is Controlled by LogicBio or any of its Affiliates as of the Effective Date or during the Term, (b) is not generally known, and (c) is [**] to Exploit any Product in the CANbridge Field, including, to the extent described in clauses (b) and (c), LogicBio’s interest in Joint Collaboration Know-How.

1.156

“LogicBio Licensed Patent Right” means any Patent Right that (a) is Controlled by LogicBio or any of its Affiliates as of the Effective Date or during the Term and (b) (i) claims LogicBio Licensed Know-How or (ii) is otherwise [**] to Exploit any Product in the CANbridge Field, including, to the extent described in clauses (a) and (b), LogicBio’s interest in Joint Collaboration Patent Rights.  The LogicBio Licensed Patent Rights as of the Effective Date are set forth on Schedule 1.156 (LogicBio Licensed Patent Rights).

1.157	“LogicBio Manufacturing Activities” has the meaning set forth in Section 7.1 (LogicBio Manufacturing Activities).
1.158	“LogicBio Manufacturing Know-How” means all LogicBio Licensed Know-How that is related to a method used in Manufacturing any Product or component thereof.
1.159	“LogicBio Manufacturing Period” has the meaning set forth in Section 7.1.1(a) (Supply During LogicBio Manufacturing Period).
1.160

“LogicBio Product-Specific Licensed Patent Right” means any LogicBio Licensed Patent Right that includes claims that specifically recite the composition of matter, formulation or method of use of a Product or that pertain solely to a Target.

1.161	“LogicBio Technology” means collectively, (a) the LogicBio Licensed Know-How and (b) LogicBio Licensed Patent Rights.
1.162	“LogicBio’s Knowledge” means the actual knowledge [**], of the following: [**] of LogicBio.
1.163	“Losses” has the meaning set forth in Section 12.1 (Indemnification by LogicBio).
1.164

“MAA” means any biologics license application or other marketing authorization application, in each case, filed with the applicable Regulatory Authority in a country or other regulatory jurisdiction, which application is required to commercially market or sell a pharmaceutical or biologic product in such country or jurisdiction (and any amendments thereto), including all Biologics License Applications (BLA) or equivalent submitted to the FDA in the United States in accordance with the PHSA or any analogous application or submission with any Regulatory Authority outside of the United States.
1.165	“Major European Markets” means [**].
1.166	“Major Market Country” means [**].
1.167

“Manufacture” means activities directed to manufacturing, manufacturing process development, processing, formulating, packaging, labeling, filling, finishing, assembly, quality assurance, quality control, testing, and release, shipping, or storage of any pharmaceutical or biologic product (or any components or process steps involving any product or any companion diagnostic), placebo, or comparator agent, as the case may be, including process development, qualification, and validation, scale-up, pre-clinical, clinical, and commercial manufacture and analytic development, product characterization, and stability testing, but excluding activities directed to Development, Commercialization, or Medical Affairs. “Manufacturing” will be construed accordingly.

1.168	“Manufacturing Committee” has the meaning set forth in Section 4.2.6(a) (Formation).
1.169	“Manufacturing Technology Transfer” has the meaning set forth in Section 7.1.1(c)(ii) (Subsequent Manufacturing Technology Transfer).
1.170	“Manufacturing Technology Transfer Plan” has the meaning set forth in Section 7.1.1(c)(iii) (Manufacturing Technology Transfer Plan).
1.171	“Materials” has the meaning set forth in Section 3.4 (Materials Transfer).
1.172

“Medical Affairs” means activities conducted by a Party’s medical affairs departments (or, if a Party does not have a medical affairs department, the equivalent function thereof), including communications with key opinion leaders, medical education, symposia, advisory boards (to the extent related to medical affairs or clinical guidance), activities performed in connection with patient registries, other medical programs and communications, including educational grants, research grants (including conducting investigator-initiated studies), and charitable donations to the extent related to medical affairs and not to other activities that involve the promotion, marketing, sale, or other Commercialization of the Products and are not conducted by a Party’s medical affairs (or equivalent) departments.

1.173	“Mono Product” has the meaning set forth in Section 1.174 (Net Sales).
1.174

“Net Sales” means the gross amounts invoiced by CANbridge or its Affiliates or Sublicensees (other than Third Party Distributors) (each, a “Selling Party”) under this Agreement to Third Parties (including to Third Party Distributors), for the sale, supply or other disposition of any Product or LB-001, as applicable, less the following deductions actually taken, paid, accrued, allowed, included, or allocated with respect to such sales of such product, and in accordance with the applicable Accounting Standards:

[**].

Notwithstanding the foregoing, [**].

In the case of any Combination Product sold in a given country in the Territory, Net Sales for the purpose of determining royalties and Sales Milestone Events or LB-001 Sales Milestone Events, as applicable, of the Combination Product in such country will be calculated by [**].

If, on a country-by-country basis, the applicable Mono Product is sold separately in a country, but all of the Other Components in the Combination Product are not sold separately in such country, then Net Sales for the purpose of determining royalties and Sales Milestone Events of the Combination Product for such country will be calculated by [**].

If, on a country-by-country basis, the Product or LB-001, as applicable, included in the Combination Product is not sold separately as a Mono Product in such country, but all of the Other Components included in the Combination Product are sold separately in such country, then Net Sales for the purpose of determining royalties and Sales Milestone Events of the Combination Product for such country will be calculated by [**].

If neither the applicable Mono Product nor the Other Components in a Combination Product are sold separately in a given country, then [**].

1.175	“New In-License Agreement” has the meaning set forth in Section 2.3.2 (New In-License Agreements).
1.176	“New License Agreement” has the meaning set forth in Section 2.2.3 (Survival of Sublicenses).
1.177	“NMPA” has the meaning set forth in Section 5.2.1 (Responsibility).
1.178	“Non-Breaching Party” has the meaning set forth in Section 13.2.1 (Material Breach and Cure Period).
1.179	“Option Target” means [**].
1.180	“Other Committee” has the meaning set forth in Section 4.2.8 (Other Committees).
1.181	“Other Component(s)” has the meaning set forth in Section 1.174 (Net Sales).
1.182	“Out-of-Pocket Costs” means, with respect to certain activities hereunder, [**].
1.183	“Patent Challenge” has the meaning set forth in Section 13.5 (Termination for Patent Challenge).
1.184

“Patent Rights” means any and all (a) patents, (b) patent applications, including all provisional and non-provisional applications, patent cooperation treaty (PCT) applications, substitutions, continuations, continuations-in-part, divisions and renewals, and all patent rights granted thereon, (c) all patents-of-addition, reissues, re-examinations and extensions or restorations by existing or future extension or restoration mechanisms, including supplementary protection certificates, patent term extensions, and equivalents thereof, (d) inventor’s certificates, letters patent, or (e) any other substantially equivalent form of government issued right, excluding any rights provided by Regulatory Exclusivity, substantially similar to any of the foregoing described in subsections (a) through (d) above, anywhere in the world.

1.185	“Patent Term Extension” has the meaning set forth in Section 11.10 (Patent Term Extensions).
1.186	“Per Product Annual Net Sales” has the meaning set forth in Section 8.5.4 (Royalties).

1.187	“Person” means any individual, firm, corporation, partnership, limited liability company, trust, business trust, joint venture, Governmental Authority, association or other entity.
1.188	“Pharmacovigilance Agreement” has the meaning set forth in Section 5.1.7 (Pharmacovigilance).
1.189

“Phase I Clinical Trial” means a Clinical Trial (or any arm thereof) of a pharmaceutical or biologic product with the endpoint of determining initial tolerance, safety, metabolism, pharmacokinetic or pharmacodynamic information in single dose, single ascending dose, multiple dose, or multiple ascending dose regimens, that satisfies the requirements of U.S. federal regulation 21 C.F.R. § 312.21(a) and its successor regulation or equivalents in other jurisdictions.

1.190

“Phase I/II Clinical Trial” means a Clinical Trial (or any arm thereof) of a pharmaceutical or biologic product with the endpoint of determining initial tolerance, safety, metabolism, pharmacokinetic or pharmacodynamic information in single dose, single ascending dose, multiple dose, or multiple ascending dose regimens, and evaluating its effectiveness for a particular indication or indications in one or more specified doses or its short term tolerance and safety, as well as its pharmacokinetic and pharmacodynamic information in patients with the indications under study, that is prospectively designed to generate sufficient data (if successful) to commence a Pivotal Clinical Trial for such product, and that satisfies the requirements of U.S. federal regulation 21 C.F.R. §§ 312.21(a) and (b) and its successor regulation or equivalents in other jurisdictions.

1.191

“Phase II Clinical Trial” means a Clinical Trial (or any arm thereof) of a pharmaceutical or biologic product with the endpoint of evaluating its effectiveness for a particular indication or indications in one or more specified doses or its short term tolerance and safety, as well as its pharmacokinetic and pharmacodynamic information in patients with the indications under study, that is prospectively designed to generate sufficient data (if successful) to commence a Phase III Clinical Trial for such product, and that satisfies the requirements of U.S. federal regulation 21 C.F.R. § 312.21(b) and its successor regulation or equivalents in other jurisdictions.

1.192

“Phase III Clinical Trial” means a Clinical Trial (or any arm thereof) of a pharmaceutical or biologic product on a sufficient number of patients, which trial the FDA permits to be conducted under an open IND and is designed to: (a) establish that the pharmaceutical or biologic product is safe and efficacious for its intended use; (b) define warnings, precautions and adverse reactions that are associated with the pharmaceutical or biologic product in the dosage range to be prescribed; and (c) support an MAA by a Regulatory Authority for the pharmaceutical or biologic product, and that satisfies the requirements of U.S. federal regulation 21 C.F.R. § 312.21(c) and its successor regulation or equivalents in other jurisdictions.

1.193	“PHSA” has the meaning set forth in Section 11.9.1 (Response to Biosimilar Applicants; Notice).
1.194

“Pivotal Clinical Trial” means any (a) Phase III Clinical Trial, or (b) other Clinical Trial (or any arm thereof) of a pharmaceutical or biologic product on a sufficient number of patients, the results of which, together with prior data and information concerning such product, are intended to be or otherwise are sufficient, without any additional Clinical Trial to meet the evidentiary standard for demonstrating the safety, purity, efficacy, and potency of such active substance of such product established by a Regulatory Authority in any particular jurisdiction and that is intended to support, or otherwise supports, the filing of an MAA by a Regulatory Authority in such jurisdiction (including any bridging study). Notwithstanding any provision to the contrary set forth in this Agreement, treatment of patients as part of an expanded access program, compassionate sales or use program (including named patient program or single patient program), or an indigent program, in each case, will not be included in determining whether or not a Clinical Trial is a Pivotal Clinical Trial or whether a patient has been dosed thereunder.
1.195	“PMDA” means Japan’s Pharmaceuticals and Medical Devices Agency and any successor agency or authority having substantially the same function.
1.196

“Pricing and Reimbursement Approval” means the approvals, agreements, determinations, or governmental decisions establishing (a) a price for the applicable Product or LB-001, as applicable, that can be legally charged to consumers and (b) the level of reimbursement for the applicable Product or LB-001, as applicable, that will be reimbursed by Governmental Authorities, in each case ((a) and (b)) if required in a given jurisdiction or country in connection with Commercialization of such Product or LB-001, as applicable, in such jurisdiction or country.

1.197	“Product” means any gene therapy product resulting from the Research Program, [**] which is Directed to a Target, [**].
1.198	“Proposed Biosimilar Product” has the meaning set forth in Section 11.9.1 (Response to Biosimilar Applicants; Notice).
1.199	“Proposed CANbridge Response” has the meaning set forth in Section 11.9.3(c) (Preparation of CANbridge Response).
1.200	“Proposed Initial Patent List” has the meaning set forth in Section 11.9.3(a) (Preparation of Initial Patent List).
1.201	“Proposed Terms” has the meaning set forth in Section 2.9.4 (Third Party Independent Expert).
1.202	“Prosecuting Party” means, with respect to any Patent Right, the Party that is responsible for the Prosecution of such Patent Right pursuant to Section 11.4 (Patent Prosecution).
1.203

“Prosecution” means the filing, preparation, prosecution (including any interferences, reissue proceedings, reexaminations, oppositions and similar proceedings), post-grant reviews, requests for patent term adjustments, and maintenance of Patent Rights. For clarity, Prosecution excludes any applications or requests for Patent Term Extension. When used as a verb, “Prosecute” means to engage in Prosecution.

1.204	“Publishing Party” has the meaning set forth in Section 10.9.3(a) (Publication Rights for Products).
1.205	“Receiving Party” has the meaning set forth in Section 1.60 (Confidential Information).
1.206	“Redacted Agreement” has the meaning set forth in Section 10.5 (Confidential Treatment).
1.207

“Regulatory Approval” means, with respect to a particular country or other regulatory jurisdiction, any approval of an MAA, or other approval, product, or establishment license, registration, or authorization of any Regulatory Authority necessary for the Development, Manufacture, Commercialization, or other Exploitation of a pharmaceutical or biologic product in such country or other regulatory jurisdiction, excluding, in each case, Pricing and Reimbursement Approval.

1.208

“Regulatory Authority” means any applicable Governmental Authority with jurisdiction or authority over the Development, Manufacture, Commercialization, or other Exploitation (including Regulatory Approval, or Pricing and Reimbursement Approval) of pharmaceutical or biologic products in a particular country or other regulatory jurisdiction, and any corresponding national or regional regulatory authorities.
1.209

“Regulatory Exclusivity” means any exclusive marketing rights or data exclusivity rights conferred by any Regulatory Authority with respect to a Product or LB-001, as applicable in a country or jurisdiction in the Territory (or, with respect to LB-001, Greater China), other than a Patent Right, that prohibits a Person from (a) relying on safety or efficacy data generated by or on behalf of a Party with respect to such product in an application for Regulatory Approval of a Biosimilar Product, or (b) Commercializing a product or a Biosimilar Product, including orphan drug exclusivity or rights similar thereto in other countries or regulatory jurisdictions.

1.210

“Regulatory Submissions” means any filing, application, or submission with any Regulatory Authority in support of the Development, Manufacture, Commercialization, or other Exploitation of a pharmaceutical or biologic product (including to obtain, support, or maintain Regulatory Approval from that Regulatory Authority), and all correspondence or communication with or from the relevant Regulatory Authority, as well as minutes of any material meetings, telephone conferences, or discussions with the relevant Regulatory Authority. Regulatory Submissions include all INDs, MAAs, and other applications for Regulatory Approval and their equivalents.

1.211	“Research Budget” means the budget set forth in the Research Plan, as amended from time to time in accordance with the terms of this Agreement.
1.212

“Research Costs” means the FTE Costs and Out-of-Pocket Costs incurred by LogicBio or its Affiliates in the conduct of activities, including Development, regulatory, and Manufacturing activities, under the Research Plan.

1.213

“Research Phase” means, with respect to a Target, the period beginning (a) for (i) each Option Target for which CANbridge exercises the Additional Target Option, on the date of the inclusion of such Target under the Research Plan pursuant to Section 2.7 (Additional Target Option) and (ii) any other Target, on the Effective Date, and continuing until (b) [**].

1.214

“Research Plan” means the research plan setting forth the activities to be conducted under this Agreement to identify and develop gene therapy products Directed To Targets until the end of the applicable Research Phase, the initial form of which is attached as Exhibit A to this Agreement, as amended from time to time in accordance with the terms of this Agreement.

1.215	“Research Program” means the activities conducted under the Research Plan.
1.216	“Royalty Period” has the meaning set forth in Section 8.6.2 (Royalty Period).
1.217	“Sales Milestone Event” has the meaning set forth in Section 8.5.2 (Sales Milestones).
1.218	“Sales Milestone Payment” has the meaning set forth in Section 8.5.2 (Sales Milestones).
1.219	“Selling Party” has the meaning set forth in Section 1.174 (Net Sales).
1.220

“Subcontractor” means a Third Party contractor engaged by a Party to perform certain obligations or exercise certain rights of such Party under this Agreement on a fee-for-service basis (including contract research organizations, Third Party Distributors, or CMOs), excluding all Sublicensees.

1.221

“Sublicensees” means any Third Party to whom CANbridge or any of its Affiliates grants a sublicense of its rights hereunder to Exploit Products or, if CANbridge has exercised the LB-001 Option prior to the LB-001 Option Deadline, LB-001, excluding all Subcontractors.

1.222	“Subsequent Manufacturing Technology Transfer” has the meaning set forth in Section 7.1.1(c)(ii) (Subsequent Manufacturing Technology Transfer).
1.223	“Target” means each of (a) [**], (b) [**], and (c) each Option Target with respect to which CANbridge has exercised an Additional Target Option.
1.224	“Taxes” has the meaning set forth in Section 8.11 (Income Tax Withholding).
1.225	“Term” has the meaning set forth in Section 13.1 (Term).
1.226	“Terminated Target” means any Target with respect to which the Agreement is terminated. If the Agreement is terminated in its entirety, then all Targets will be Terminated Targets.
1.227	“Territory” means worldwide.
1.228	“Third Party” means any Person other than CANbridge or LogicBio or their respective Affiliates.
1.229

“Third Party Distributor” means, with respect to a country, any Third Party that purchases its requirements for Products or LB-001, as applicable, in such country from CANbridge or its Affiliates or Sublicensees and is appointed as a distributor to distribute, market, and resell such product in such country, even if such Third Party is granted ancillary rights to Develop, package, or obtain Regulatory Approval of such product in order to distribute, market, or sell such product in such country.

1.230	“Third Party Patent Challenge” has the meaning set forth in Section 11.8.3 (Parties’ Patent Rights).
1.231

“Trademark” means all trademarks, service marks, trade names, brand names, sub-brand names, trade dress rights, product configuration rights, certification marks, collective marks, logos, taglines, slogans, designs or business symbols and all words, names, symbols, colors, shapes, designations or any combination thereof that function as an identifier of source or origin or quality, whether or not registered, and all statutory and common law rights therein, and all registrations and applications therefor, together with all goodwill associated with, or symbolized by, any of the foregoing.

1.232	“U.S.” or “United States” means the United States of America, its territories and possessions, including Puerto Rico.
1.233

“Valid Claim” means, [**], (a) a claim of any issued and unexpired patent [**] whose validity, enforceability, or patentability has not been terminated by any of the following: [**], or (b) a claim within a patent application [**].

Article 2
LICENSE GRANTS; ADDITIONAL TARGET OPTION; LB-001 OPTION; CO-DEVELOPMENT AND CO-COMMERCIALIZATION OPTION

2.1

License to CANbridge.  Subject to the terms and conditions of this Agreement, LogicBio hereby grants to CANbridge an exclusive (even as to LogicBio, except to the extent necessary or reasonably useful for LogicBio to perform (or have performed) the activities allocated to LogicBio under this Agreement), worldwide, royalty-bearing license, with the right to sublicense through multiple tiers (subject to the provisions of Section 2.2 (Sublicensing by CANbridge; Responsibility)), under LogicBio’s interest in the LogicBio Technology to Exploit the Products in the CANbridge Field.

2.2	Sublicensing and Subcontracting by CANbridge; Responsibility.
2.2.1

Sublicensing Rights; Subcontracting.  Subject to Section 2.3 (Existing In-License Agreements) and this Section 2.2 (Sublicensing by CANbridge; Responsibility), and without limiting Section 14.1 (Performance through Affiliates) CANbridge may grant sublicenses under Section 2.1 (License to CANbridge) through multiple tiers to any of its Affiliates or to any Third Party, and may otherwise subcontract the performance of its obligations and the exercise of its rights under this Agreement to any Affiliate or to any Third Party, provided that any such sublicense granted by CANbridge, its Affiliate or its Third Party Sublicensee and any such subcontracting arrangement will be consistent with the terms of this Agreement and will include invention assignment, confidentiality, non-disclosure, non-use and intellectual property provisions at least as restrictive or protective of the Parties as those set forth in this Agreement, except that, in the case of subcontractors, the term of any such confidentiality agreement shall be customary for the nature of the subcontractor. CANbridge will remain responsible for each such Affiliate’s or Third Party Sublicensee’s or subcontractor’s compliance with all obligations under this Agreement applicable to such Affiliate or Third Party Sublicensee or Third Party subcontractor and the grant of any sublicense or subcontract to any Affiliate or any Third Party will not relieve CANbridge of any of its obligations hereunder; provided that any subcontractor’s or Sublicensee’s actions under this Agreement will be attributable to CANbridge in determining whether CANbridge has used Commercially Reasonable Efforts under this Agreement. Notwithstanding the foregoing or anything to the contrary in this Agreement,  neither CANbridge nor its Affiliates will (a) grant sublicenses under the rights granted to CANbridge under this Agreement to any Third Party Sublicensee to conduct activities [**] or (b) subcontract the performance of its obligations or exercise of its rights under this Agreement to a Third Party conducting activities [**], in each case ((a) or (b)) without the prior written consent of LogicBio (not to be unreasonably withheld); provided, however, that LogicBio’s consent is hereby deemed given for CANbridge to subcontract obligations hereunder to any of the entities listed on Schedule 2.2.1.

2.2.2

Third Party Sublicensees.  CANbridge will provide LogicBio with written notice of any sublicense granted by CANbridge under Section 2.1 (License to CANbridge) to any Third Party no later than [**] after the effective date thereof (including the identity of the Third Party Sublicensee and the region in which such rights have been sublicensed and a general description of the rights granted). CANbridge or its applicable Affiliate will provide LogicBio with a true and complete copy of each Third Party sublicense agreement, if and as applicable, provided that CANbridge may redact any confidential or proprietary information contained therein that is not necessary for determining compliance with the terms of this Agreement.
2.2.3

Survival of Sublicenses.  Upon termination of this Agreement for any reason, upon the request of any Sublicensee not then in breach of its sublicense agreement or the terms of this Agreement applicable to such Sublicensee, LogicBio hereby automatically grants to each such Sublicensee a direct license on the same terms as this Agreement, taking into account any difference in license scope, territory, and duration of sublicense grant (each a “New License Agreement”).  Within [**] of said termination (or such longer time period as is mutually agreed by LogicBio and such Sublicensee), LogicBio will enter into a confirmatory New License Agreement between LogicBio to such Sublicensee. Under any such New License Agreement between LogicBio and such former Sublicensee, such Sublicensee will be required to pay to LogicBio the same amounts in consideration for such direct grant as LogicBio would have otherwise received from CANbridge pursuant to this Agreement on account of such Sublicensee’s Exploitation of the Products had this Agreement not been terminated. Under such New License Agreement, the Parties agree that LogicBio will not be bound by any grant of rights broader than, and will not be required to perform any obligation other than those rights and obligations contained in, this Agreement and all applicable rights of LogicBio set forth in this Agreement will be included in such New License Agreement.

2.3	In-License Agreements.
2.3.1

Existing In-License Agreements.  Notwithstanding any provision to the contrary in this Agreement, CANbridge acknowledges and agrees that the rights and licenses granted to CANbridge pursuant to Section 2.1 (Licenses to CANbridge) and Section 2.8 (LB-001 Option) are subject to the applicable terms of each Existing In-License Agreement with respect to the LogicBio Technology or LogicBio LB-001 Technology, as applicable, that is being sublicensed thereunder, to the extent such applicable terms have been disclosed to CANbridge or its Affiliates as of the Effective Date.  Any payment obligations arising under the Existing In-License Agreements as a result of the research, Development and Commercialization of a Product by CANbridge, its Affiliates and Sublicensees under this Agreement will be paid solely by LogicBio. Attached as Schedule 2.3.1 are all Existing In-License Agreements as amended as of the Effective Date.

2.3.2

New In-License Agreements.  Certain LogicBio Technology or LogicBio LB-001 Technology may be acquired by or licensed to LogicBio during the Term pursuant to an agreement with a Third Party executed after the Effective Date (each, a “New In-License Agreement”).  For any New In-License Agreement pursuant to which LogicBio or its Affiliates would obtain rights to any Know-How or Patent Right that would, if solely-owned and internally developed by LogicBio, be included in the LogicBio Technology or LogicBio LB-001 Technology hereunder, LogicBio will [**].

2.3.3

New In-License Agreement Royalties.  CANbridge shall [**] royalties arising under the New In-License Agreement(s) as a result of Net Sales by CANbridge, its Affiliates or Sublicensees of LB-001 or Products. [**].

2.3.4	New In-License Agreement Upfront/Milestones. Any up-front fees or milestone payments arising under any New In-License Agreement shall be [**].

2.3.5

Opt-Out.  Notwithstanding the foregoing provisions of this Section 2.3 (In-License Agreements), CANbridge may elect [**] and, thereafter, CANbridge shall have no obligation to [**] under such New In-License Agreement with respect to such Products or LB-001, as applicable, other than any such payments that had accrued prior to such election.

2.4	Licenses to LogicBio.
2.4.1

Collaboration License.  Subject to the terms and conditions of this Agreement, CANbridge hereby grants to LogicBio a royalty-free, non-exclusive license, with the right to sublicense solely in accordance with the provisions of Section 2.4.2 (Sublicensing and Subcontracting by LogicBio), under the CANbridge Licensed Technology for the purpose of performing LogicBio’s obligations under this Agreement, including the activities allocated to LogicBio under the Research Plan, in each case in accordance with the terms of this Agreement.

2.4.2	Sublicensing and Subcontracting by LogicBio.
(a)

LogicBio may grant sublicenses to practice the CANbridge Licensed Technology under Section 2.4.1 (Collaboration License) through multiple tiers to any of its Affiliates or to any Third Party solely as provided in this Section 2.4.2 (Sublicensing and Subcontracting by LogicBio).

(b)

LogicBio may enter into subcontracts with Affiliates or Third Parties acting by or for the benefit of LogicBio with respect to the performance of LogicBio’s obligations under this Agreement solely as provided in this Section 2.4.2 (Sublicensing and Subcontracting by LogicBio).

(c)

Each sublicense or subcontract entered into by LogicBio pursuant to this Section 2.4.2 (Sublicensing and Subcontracting by LogicBio) will be consistent with the terms of this Agreement and will include invention assignment, confidentiality, non-disclosure, non-use and intellectual property provisions at least as restrictive or protective of the Parties as those set forth in this Agreement, except that the term of any such confidentiality agreement shall be customary for the nature of the sublicensee or subcontractor. No grant of any sublicense or subcontract to a Third Party or an Affiliate will relieve LogicBio of its obligations hereunder. LogicBio will provide CANbridge with written notice of any sublicense granted by LogicBio to a Third Party under Section 2.4 (Licenses to LogicBio) no later than [**] after the effective date thereof (including the identity of the Third Party sublicensee and the territory in which such rights have been sublicensed) and will provide CANbridge with a true and complete copy of each sublicense agreement, except that LogicBio may redact any confidential or proprietary information contained therein that is not necessary for CANbridge to determine compliance with this Agreement.

2.5

No Implied Licenses.  Except as expressly provided in this Agreement, neither Party will be deemed to have granted the other Party any license or other right with respect to any Intellectual Property of such Party.

2.6	Exclusivity and Restrictions.
2.6.1

Exclusivity Covenant.  Subject to Section 2.6.2 (Effect of Change of Control on Exclusivity) and Section 2.6.3 (Acquisition of Competing Product), during the Term neither Party nor its Affiliates will, directly or indirectly, (a) Exploit a Competing Product in the Territory or (b) license, sell, assign or otherwise provide rights to, or jointly develop with, a Third Party to enable such Third Party to Exploit a Competing Product in the Territory.

2.6.2

Effect of Change of Control on Exclusivity.  Notwithstanding the provisions of Section 2.6.1 (Exclusivity Covenant), if a Party undergoes a Change of Control during the Term and, as of immediately prior to or following the closing of such Change of Control, any Person that becomes an Independent Affiliate of such Party upon such Change of Control or any of such Person’s Affiliates existing immediately prior to such Change of Control or following such Change of Control other than the applicable Party  or Affiliates of such Party existing prior to such Change of Control (collectively, the “Acquirer”) is Exploiting any Competing Product, then the applicable Party will not be in breach of Section 2.6.1 (Exclusivity Covenant) as a result of such activities with respect to any such Competing Product (provided that, with respect to Competing Products that arise after such Change of Control, the Acquirer does not access or use any intellectual property Controlled by the applicable Party in the conduct of activities related to such Competing Product), and the applicable Party or the Acquirer, as applicable, will, (a) adopt reasonable procedures to segregate all Exploitation of the Competing Product from Exploitation of Products under this Agreement, and conduct any activities under this Agreement separately from all activities relating to the Competing Product, including through the maintenance of separate lab notebooks and records; and (b) establish reasonable firewall protections and safeguards designed to ensure the activities of its personnel under this Agreement are segregated from all activities relating to the Competing Product (except that management personnel may review and evaluate plans and information regarding the Exploitation of products under this Agreement as well as the Competing Product in connection with portfolio decision-making).

2.6.3

Acquisition of Competing Product. Notwithstanding the provisions of Section 2.6.1 (Exclusivity Covenant), if a Party or any of its Affiliates acquires rights to Exploit a Competing Product as the result of a merger, acquisition or combination with or of a Third Party other than a Change of Control (each, an “Acquisition Transaction”), such Party will, within [**] after the closing of such Acquisition Transaction, notify the other Party in writing of such acquisition and either:

(a)

notify the other Party in writing that such Party or its Affiliate will Divest its rights to such Competing Product, in which case, within [**] after the closing of the Acquisition Transaction, such Party or its Affiliate will Divest such Competing Product; or

(b)

notify the other Party in writing that it is ceasing all such Exploitation with respect to the Competing Product, in which case, within [**] after the other Party’s receipt of such notice, such Party and its Affiliates will cease all such activities.

Prior to the time of divestiture pursuant to Section 2.6.3(a) or prior to the termination of activities pursuant to Section 2.6.3(b), as applicable, the relevant Party and its Affiliates will (a) adopt reasonable procedures to segregate all Exploitation of the Competing Product from Exploitation of Products under this Agreement, and conduct any activities under this Agreement separately from all activities relating to the Competing Product, including through the maintenance of separate lab notebooks and records; and (b) establish reasonable firewall protections and safeguards designed to ensure the activities of its personnel under this Agreement are segregated from all activities relating to the Competing Product (except that management personnel may review and evaluate plans and information regarding the Exploitation of products under this Agreement as well as the Competing Product in connection with portfolio decision-making).

2.6.4	Non-Solicitation. During the Term, neither Party, nor any Affiliate thereof, will, or will assist any Third Party to, [**].
2.7

Additional Target Option. LogicBio hereby grants to CANbridge, on an Option Target-by-Option Target basis, exclusive options to include each Option Target as a Target under this Agreement in accordance with the terms of this Section 2.7 (Additional Target Option) (each such option with respect to an Option Target, an “Additional Target Option”). [**].

2.8	LB-001 Option.
2.8.1

Grant of LB-001 Option. Subject to the terms of this Agreement, LogicBio hereby grants to CANbridge an exclusive option to obtain an exclusive royalty-bearing license, with the right to sublicense through multiple tiers (subject to the provisions of Section 2.8.4 (Sublicensing of LB-001 Rights)), under the LogicBio LB-001 Technology solely to (a) Develop and conduct Medical Affairs with respect to LB-001 in the CANbridge Field in Greater China for the purpose of Commercializing LB-001 in the CANbridge Field in Greater China, and (b) Commercialize LB-001 in the CANbridge Field in Greater China (such option, the “LB-001 Option”).

2.8.2

LB-001 Option Exercise. CANbridge may exercise the LB-001 Option at any time prior to the LB-001 Option Deadline by (a) providing written notice thereof to LogicBio and (b) paying the LB-001 Option Fee to LogicBio (such timely exercise of the LB-001 Option, “LB-001 Option Exercise”).

2.8.3	[**].
2.8.4

Sublicensing of LB-001 Rights. The provisions of Section 2.2 (Sublicensing by CANbridge; Responsibility) will apply, mutatis mutandis, to any sublicense granted by CANbridge or its Affiliates under the licenses and rights granted to CANbridge under Section 2.8.1 (Grant of LB-001 Option).

2.8.5

LB-001 Exclusivity and Restrictions. Subject to Section 2.6.2 (Effect of Change of Control on Exclusivity) and Section 2.6.3 (Acquisition of Competing Product), which will apply mutatis mutandis to the restrictions set forth in this Section 2.8.5 (LB-001 Exclusivity and Restrictions), during the Term prior to the LB-001 Option Deadline and, solely if CANbridge exercises the LB-001 Option prior to the LB-001 Option Deadline, during the Term, neither Party nor its Affiliates will, directly or indirectly (i) Exploit any genetic medicine product, other than LB-001, that is intended for use within the CANbridge Field and is Directed to the same target as LB-001 in Greater China or (ii) license, sell, assign or otherwise provide rights to, or jointly develop with, a Third Party to enable such Third Party to Exploit any such product in Greater China.

2.8.6

[**] LB-001 Option for Safety Reasons. Notwithstanding anything to the contrary in this Agreement, (a) in the event that the Development of LB-001 is suspended due to a clinical hold prior to the LB-001 Option Deadline, LogicBio will [**], and (b) if LogicBio or its Affiliate or sublicensee decides to terminate a Clinical Trial of LB-001 and terminate the Development of LB-001 for safety reasons prior to the LB-001 Option Deadline, LogicBio will [**].

2.9	LogicBio Co-Development and Co-Commercialization Option.
2.9.1

Development Cost Report. Prior to LogicBio’s exercise of the Co-Development and Co-Commercialization Option, upon request by LogicBio from time to time with respect to any particular Target for which LogicBio has the right to exercise the Co-Development and Co-Commercialization Option, CANbridge will promptly deliver to LogicBio a report of CANbridge’s expenses relating to the Development and Manufacture of Products Directed to such Target as of the date of the request by LogicBio to enable LogicBio to determine whether it desires to exercise the Co-Development and Co-Commercialization Option with respect to such Target.

2.9.2

Option Exercise. At any time prior to [**] for the first Product Directed to a Target that is subject to an Additional Target Option under this Agreement, LogicBio will have the option to enter into a worldwide, co-exclusive (with CANbridge) Co-Development and Co-Commercialization Agreement (the “Co-Development and Co-Commercialization Agreement”) for all Products Directed to such Target (the “Co-Development and Co-Commercialization Option”), which option may be exercised  by LogicBio by providing written notice of such exercise to CANbridge identifying the Target that is the subject of the Co-Development and Co-Commercialization Option.

2.9.3

Terms of Co-Development and Co-Commercialization Agreement. In the event that LogicBio exercises the Co-Development and Co-Commercialization Option, the Parties will [**] and enter into a Co-Development and Co-Commercialization Agreement [**] the terms and conditions of which agreement [**].

2.9.4	Third Party Independent Expert. In the event that the Parties are unable to agree upon the terms of the Co-Development and Co-Commercialization Agreement [**].
2.9.5	Economics Upon Execution. Following the execution by both Parties of the Co-Development and Co-Commercialization Agreement, [**].

Article 3
RESEARCH PROGRAM

3.1

Research Plan.  The initial Research Plan is attached as Exhibit A (Research Plan) hereto. Subject to Section 2.7 (Additional Target Option), either Party may propose an amendment to the Research Plan by submitting such proposed amendment in writing to the JSC for review and approval under Section 4.2.4(b) (Responsibilities). Upon the JSC’s approval of such proposed amendment, the Research Plan will be deemed to be amended by such amendment.

3.2	Performance of Activities under Pre-Clinical Plans.
3.2.1	Responsibility; Diligence. Each Party will have sole responsibility for the conduct of the activities allocated to such Party under the Research Plan. Each Party will [**].
3.2.2

Costs of Activities.  CANbridge will pay LogicBio for all Research Costs in accordance with the terms set forth in Section 8.4 (Payment of Research Costs). Except as provided in this Agreement, each Party will be responsible for all costs and expenses incurred by or on behalf of such Party in the performance of all activities allocated to such Party under the Research Plan.

3.2.3	Information and Reports. At each meeting of the JSC, each Party [**].
3.3

Recordkeeping; Audits. Each Party will, and will require its Affiliates and subcontractors to, maintain materially complete, current and accurate hard and electronic (as applicable) copies of records of all work conducted pursuant to its Development,  Manufacturing, Medical Affairs, and Commercialization activities under this Agreement, and all results, data, developments, and Know‑How Created in conducting such activities. Such records will accurately reflect all such work done and results achieved in sufficient detail to verify compliance with its obligations under this Agreement and will be in good scientific manner appropriate for applicable patent and regulatory purposes. With respect to LogicBio, such books and records will record only its Development and Manufacturing activities performed pursuant to this Agreement and will not include or be commingled with records of activities outside the scope of this Agreement. CANbridge will have the right, during normal business hours and upon reasonable advance notice [**] to inspect and copy all records of LogicBio maintained pursuant to this Section 3.3 (Recordkeeping; Audits); provided that CANbridge will maintain any of LogicBio’s Confidential Information in such records in confidence in accordance with Article 10 (Confidentiality).

3.4

Materials Transfer.  In order to facilitate the activities contemplated under the Research Plan, either Party may provide to the other Party certain biological materials or chemical compounds Controlled by the supplying Party to the extent permitted by Applicable Laws (collectively, “Materials”).  Except as otherwise expressly set forth under this Agreement, all such Materials delivered to the other Party will remain the sole property of the supplying Party, will be used only in the performance of activities conducted in accordance with the Research Plan, will not be used or delivered to or for the benefit of any Third Party without the prior written consent of the supplying Party (except for subcontractors performing any activities under the Research Plan), and will be used in compliance with Applicable Law.  Each Party will use the Materials supplied under this Agreement with prudence and appropriate caution in any experimental work as not all of their characteristics may be known. The supplying Party will provide the other Party the most current material safety data sheet for the Materials upon transfer of any Materials. LogicBio will notify CANbridge if any Materials supplied by LogicBio are “Licensed Materials” under the CMRI Agreement, and, without limiting the foregoing, CANbridge’s use of any Materials of LogicBio that are “Licensed Materials” under the CMRI Agreement will be subject to the additional terms and restrictions set forth in the CMRI Agreement with respect thereto. Except as expressly set forth in this Agreement, THE MATERIALS ARE PROVIDED “AS IS” AND WITHOUT ANY REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, INCLUDING ANY IMPLIED WARRANTY OF MERCHANTABILITY OR OF FITNESS FOR ANY PARTICULAR PURPOSE OR ANY WARRANTY THAT THE USE OF THE MATERIALS WILL NOT INFRINGE OR VIOLATE ANY PATENT OR OTHER PROPRIETARY RIGHTS OF ANY THIRD PARTY.

Article 4
GOVERNANCE

4.1	Alliance Management.
4.1.1

Alliance Managers.  As soon as practicable, but no later than [**] following the Effective Date, each Party will appoint a single individual who possesses sufficient alliance management experience and is otherwise suitably qualified and who has the requisite decision-making authority, in each case, to act as its alliance manager under this Agreement to support the collaboration hereunder (the “Alliance Manager”). Each Party may have an additional individual assigned as such Party’s Alliance Manager with respect to LB-001 following LB-001 Option Exercise. Each Party may change the Person designated as its Alliance Manager upon written notice (including via email notification) to the other Party, provided that such new Alliance Manager must possess sufficient alliance management experience and otherwise meet the requirements set forth in this Section 4.1.1 (Alliance Managers). [**].

4.1.2

Roles and Responsibilities.  The Alliance Managers will be responsible for (a) facilitating the flow of information and otherwise promoting communication of the day-to-day work under the Research Plan, (b) coordinating the activities under the Research Plan, (c) providing a single point of communication for seeking consensus both internally within the respective Party’s organization and between the Parties regarding key strategy and planning issues, (d) assisting the integration of teams across functional areas, and (e) performing such other functions as requested by the JSC or LB-001 JSC.

4.2	Joint Steering Committee; Other Committees.
4.2.1

Formation. As soon as practicable, but no later than [**] after the Effective Date, the Parties will establish a joint steering committee (“JSC”) to oversee the activities under this Agreement other than with respect to LB-001, with solely the functions described below. The JSC will be comprised of an equal number of representatives of CANbridge and of LogicBio, each of whom will have the appropriate authority, experience, and expertise to perform its responsibilities on the JSC. Within [**] after the Effective Date, each Party will designate in writing [**] such representatives for the JSC. The JSC may elect to vary the number of representatives from time to time.  Either Party may replace its representatives with similarly qualified individuals at any time upon prior written notice to the other Party (including via email notification).  If agreed by the JSC on a case-by-case basis (such agreement not to be unreasonably withheld, conditioned, or delayed), the JSC may invite other personnel of either Party from relevant support functions to participate in the discussions and meetings of the JSC, provided that such participants will have no voting authority at the JSC and that any non-employee participants are bound by written obligations of non-use and confidentiality and obligations to assign Intellectual Property that are at least as restrictive or protective of the Parties and their respective Intellectual Property and Confidential Information as those set forth in this Agreement, including those set forth in Article 10 (Confidentiality) and Article 11 (Intellectual Property).

4.2.2

JSC Chairperson.  The JSC will have a chairperson who will be a JSC member of [**] from the Effective Date until [**] and then the JSC chairperson will alternate on an annual basis between being a JSC member of CANbridge and a JSC member of

LogicBio. The chairperson will be responsible for calling and convening meetings (subject to Section 4.2.3 (Meetings)), but will have no special authority over the other members of the applicable JSC, and will have no additional voting rights.

4.2.3

Meetings.  The first meeting of the JSC will be held [**] after the Effective Date (or such longer period of time as mutually agreed by the Parties) (the “Initial JSC Meeting”). At the Initial JSC Meeting, among other activities, if any, as may be decided by the JSC, the JSC will review, revise as necessary to approve, and determine whether to approve the Initial Research Plan Amendment (as defined below) provided by the JRC (as defined below). The JSC will meet in person (alternating between a site designated by each of LogicBio and CANbridge) or by videoconference or teleconference (a) to discuss matters related to the Research Plan until the conclusion of activities under such Research Plan, [**] and (b) thereafter at least [**], or with such other frequency as the Parties may agree.  Specific meeting dates will be determined by agreement of the Parties. Without limiting the foregoing, either Party may also call a special meeting of the JSC (by videoconference or teleconference) upon at least [**] prior written notice to the other Party if such Party reasonably believes that a significant matter must be addressed before the next regularly scheduled meeting of the JSC, in which case such Party will provide the JSC materials reasonably adequate to enable an informed discussion by its members no later than [**] before the special meeting. LogicBio will organize the Initial JSC Meeting by videoconference or teleconference at a mutually agreeable time no later than [**] after the Effective Date. Each Party will be responsible for its own expenses relating to its attendance at or participation in JSC meetings. The Alliance Managers will jointly prepare and disseminate agendas and presentations no later than [**] in advance of each JSC meeting, unless otherwise agreed to by the Parties in writing. The Alliance Managers will jointly prepare and disseminate proposed minutes for the JSC meeting within [**] after each such meeting and will seek to obtain review and approval of such minutes by their respective companies within [**] thereafter. Such minutes will not be finalized until each representative on the JSC reviews and approves such minutes in writing; provided that any minutes will be deemed approved unless a representative on the JSC objects to the accuracy of such minutes within [**] after the circulation thereof.

4.2.4

Responsibilities.  The JSC will, in each case subject to Section 4.2.5 (Decision Making Authority) and Section 4.2.8 (Limits of JSC Decision Making Authority), and in each case other than to the extent included within the responsibilities of the LB-001 JSC:

(a)	oversee the activities under the Research Plan;
(b)

review and determine whether to approve the Initial Research Plan Amendment, and review and determine whether to approve any other amendment to the Research Plan (including the Research Budget) that is proposed by either Party under Section 3.1 (Research Plan), other than amendments to the Research Plan in connection with the exercise of the Additional Target Option with respect to an Option Target, which amendments must be mutually agreed to by the Parties;

(c)	review and discuss all progress reports and data provided by each Party under Section 3.2.3 (Information and Reports) with respect to the Research Plan;

(d)	determine whether the advancement criteria for each Product, as set forth in the Research Plan, have been achieved;
(e)	determine whether to approve any revision to the Allowable Overrun percentage set forth in Section 8.4 (Payment of Research Costs) with respect to the Research Budget;
(f)	oversee the LogicBio Process Development Activities, as described in Section 7.1.1(a) (Supply During LogicBio Manufacturing Period);
(g)

determine the date to start the Subsequent Manufacturing Technology Transfer, review and approve the Manufacturing Technology Transfer Plan, and determine whether each Manufacturing Technology Transfer is complete, in each case, as described in and subject to the limitations of Section 7.1.1(b) (Manufacturing Technology Transfer);

(h)	oversee the Development of the Products;
(i)	review and determine whether to approve each Development Plan and any amendment thereto, as described in Section 6.1.3(b) (Development Plan);
(j)	review each Commercialization Plan and any amendment thereto, as described in Section 6.1.3(e) (Commercialization Plan; Commercialization Reports);
(k)	coordinate the wind-down of each Party’s efforts under this Agreement, as described in Section 13.8.1(a) (Effects of Termination; Effects of Termination Generally; Wind-Down);
(l)	form such Other Committees as the Parties may agree under Section 4.2.8 (Other Committees);
(m)

attempt to resolve any disputes on matters within the JSC’s authority or within the authority of any Other Committee formed by the JSC on an informal basis and in good faith prior to the institution of escalation or other formal dispute resolution mechanisms hereunder; and

(n)	perform such other functions expressly allocated to the JSC in this Agreement or by the written agreement of the Parties.
4.2.5	Joint Research Committee.
(a)

Formation.  As soon as practicable, but no later than [**] after the Effective Date (or such longer period of time as mutually agreed by the Parties), the Parties will establish a joint research committee (“JRC”) to draft a proposed amendment to the Research Plan attached hereto as Exhibit A to describe all material aspects of the activities to be conducted under this Agreement to identify and develop gene therapy products Directed To Targets during the applicable Research Phase (the “Initial Research Plan Amendment”). The JRC shall provide the Initial Research Plan Amendment to the JSC within [**] of the Effective Date (or such longer period of time as mutually agreed by the Parties). The JRC will be comprised of an equal number of representatives of

CANbridge and of LogicBio, each of whom will have the appropriate authority, experience, and expertise to perform its responsibilities on the JRC. Within [**] after the Effective Date (or such longer period of time as mutually agreed by the Parties), each Party will designate in writing [**] such representatives for the JRC. The JRC may elect to vary the number of representatives from time to time. Either Party may replace its representatives with similarly qualified individuals at any time upon prior written notice to the other Party (including via email notification). If agreed by the JRC on a case-by-case basis (such agreement not to be unreasonably withheld, conditioned, or delayed), the JRC may invite other personnel of either Party from relevant support functions to participate in the discussions and meetings of the JRC, provided that such participants will have no voting authority at the JRC and that any non-employee participants are bound by written obligations of non-use and confidentiality and obligations to assign Intellectual Property that are at least as restrictive or protective of the Parties and their respective Intellectual Property and Confidential Information as those set forth in this Agreement, including those set forth in Article 10 (Confidentiality) and Article 11 (Intellectual Property).

(b)

Meetings.  The JRC will meet by videoconference or teleconference to discuss matters related to the Initial Research Plan Amendment, with such frequency as the Parties may agree, until the Initial Research Plan Amendment is submitted to the JSC. Specific meeting dates will be determined by agreement of the JRC members. [**]. Each Party will be responsible for its own expenses relating to its attendance at or participation in JRC meetings.

(c)

Responsibilities.  The JRC will draft the Initial Research Plan Amendment and send said Initial Research Plan Amendment to the JSC within [**] of the Effective Date (or such longer period of time as mutually agreed by the Parties).

(d)	Disbandment. Unless otherwise agreed by the Parties, the JRC will be disbanded following the approval of the Initial Research Plan Amendment in accordance with the terms of this Agreement.
4.2.6	Manufacturing Committee.
(a)

Formation. As soon as practicable, but no later than [**] after the Effective Date, the Parties will establish a manufacturing committee (the “Manufacturing Committee”) to oversee LogicBio’s Manufacture of the Products under Section 7.1 (Manufacture and Supply of Products), coordinate the Manufacturing Technology Transfers under Section 7.1.1(c) (Manufacturing Technology Transfers) and prepare contingency plans in the event of [**] relating to LogicBio’s Manufacture of the Products under Section 7.1 (Manufacture and Supply of Products). The Manufacturing Committee will be comprised of an equal number of representatives of CANbridge and of LogicBio, each of whom will have the appropriate authority, experience, and expertise to perform its responsibilities on the Manufacturing Committee. Within [**] after the Effective Date, each Party will designate in writing [**] such representatives for the Manufacturing Committee. The Manufacturing Committee may elect to vary the number of representatives from time to time.  Either Party may replace its representatives with similarly qualified individuals at any time upon prior written notice to the other Party (including via email notification).  If agreed by the Manufacturing Committee on a case-by-case basis (such agreement not to be unreasonably withheld, conditioned, or delayed), the Manufacturing Committee may invite other personnel of either Party from relevant support functions to participate in the discussions and meetings of the Manufacturing Committee, provided that such participants will have no voting authority at the Manufacturing Committee and that any non-employee participants are bound by written obligations of non-use and confidentiality and obligations to assign Intellectual Property that are at least as restrictive or protective of the Parties and their respective Intellectual Property and Confidential Information as those set forth in this Agreement, including those set forth in Article 10 (Confidentiality) and Article 11 (Intellectual Property).

(b)

Manufacturing Committee Chairperson.  The Manufacturing Committee will have a chairperson who will be a Manufacturing Committee member of [**] from the Effective Date until [**] and then the Manufacturing Committee chairperson will alternate on an annual basis between being a Manufacturing Committee member of CANbridge and a Manufacturing Committee member of LogicBio. The chairperson will be responsible for calling and convening meetings (subject to Section 4.2.6(c) (Meetings)), but will have no special authority over the other members of the Manufacturing Committee, and will have no additional voting rights.

(c)

Meetings. The Manufacturing Committee will meet [**] during the LogicBio Manufacturing Period. Except as set forth in the foregoing sentence, the general terms of Section 4.2.3 (Meetings) will apply to the Manufacturing Committee.

(d)	Responsibilities. The Manufacturing Committee will, in each case other than to the extent included within the responsibilities of the JSC or the LB-001 JSC:
(i)	oversee LogicBio’s Manufacture of the Products under Section 7.1 (Manufacture and Supply of Products);
(ii)	prepare the Manufacturing Technology Transfer Plan and submit to the JSC for approval pursuant to 7.1.1(c) (Manufacturing Technology Transfers);
(iii)	coordinate the Manufacturing Technology Transfers under Section 7.1.1(c) (Manufacturing Technology Transfers);
(iv)	[**] relating to LogicBio’s Manufacture of the Products under Section 7.1 (Manufacture and Supply of Products); and
(v)	perform such other functions expressly allocated to the Manufacturing Committee in this Agreement or by the written agreement of the Parties.

For clarity, except as otherwise agreed by the Parties, the Manufacturing Committee will not have any decision-making authority.

(e)

Disbandment. Unless otherwise agreed by the Parties, the Manufacturing Committee will be disbanded following the completion of the Subsequent Manufacturing Technology Transfer under Section 7.1.1(c) (Manufacturing Technology Transfer).

4.2.7	Decision Making.
(a)

General Process.  The JSC and any Other Committee established pursuant to this Agreement, if any, will only have the powers expressly assigned to it in this Article 4 (Governance) and elsewhere in this Agreement and except as expressly set forth in this Agreement will not have the authority to: (a) modify or amend the terms and conditions of this Agreement; (b) waive or determine either Party’s compliance with the terms and conditions of this Agreement or the Research Plan; or (c) determine any issue in a manner that would conflict with the express terms and conditions of this Agreement. All decisions of the JSC and any Other Committee will be made by unanimous vote, with each Party’s representatives having one vote (i.e., one vote per Party).  No action taken at any meeting of the JSC or any Other Committee will be effective unless there is a quorum at such meeting, and at all such meetings, a quorum will be reached if one voting representative of each Party is present or participating in such meeting. Except as otherwise expressly set forth in this Agreement, the phrase “determine,” “select,” “confirm,” “approve,” or “determine whether to approve” by the JSC and any Other Committee and similar phrases used in this Agreement will mean approval in accordance with this Section 4.2.5 (Decision Making), including the escalation and tie‑breaking provisions herein.

(b)

Decisions of the JSC.  The JSC will use good faith efforts to promptly resolve any such matter for which it has authority. If, after the use of good faith efforts, the JSC is unable to resolve any matter that is within the scope of the JSC’s authority or any other disagreement between the Parties that the Parties may agree to refer to the JSC, in each case, within a period of [**], then a Party may refer such matter for resolution in accordance with Section 4.2.7(c) (Referral to Executive Officers) to the Chief Executive Officer of LogicBio (or an executive officer of LogicBio designated by the Chief Executive Officer of LogicBio who has the power and authority to resolve such matter) and the Chief Executive Officer of CANbridge (or an executive officer of CANbridge designated by the Chief Executive Officer who has the power and authority to resolve such matter) (collectively, the “Executive Officers”).

(c)

Referral to Executive Officers.  If a Party makes an election under Section 4.2.7(b) (Decisions of the JSC) to refer a matter within the scope of the JSC’s authority on which the JSC cannot reach a consensus decision for resolution by the Executive Officers, then the JSC will submit in writing the respective positions of the Parties to their respective Executive Officers. The Executive Officers will [**] to resolve any such matter so referred to them [**].

(d)

Resolution of Disputes.  If the Executive Officers are unable to reach agreement on any such matter referred to them within [**] after such matter is so referred (or such other period as the Executive Officers may agree upon), then, subject to the terms of this Agreement, including Section 4.2.8 (Limits on JSC Decision Making Authority):
(i)	No Change; Status Quo. Neither Party will have final decision-making authority over [**] must be decided by unanimous agreement of the Parties.
(ii)	Mutual Agreement. Notwithstanding any provision to the contrary in this Agreement, [**] may only be approved by the JSC by consensus or by mutual written agreement of the Executive Officers.
(iii)	LogicBio Decisions. LogicBio will have the final decision-making authority with respect to [**].
(iv)	CANbridge Decisions. Except as set forth [**] CANbridge will have final decision-making authority.
4.2.8

Limits on JSC Decision Making Authority. Notwithstanding any provision to the contrary set forth in this Agreement, including Section 4.2.7(d) (Resolution of Disputes), in no event will any Party alone have the power or authority to: (a) modify or amend the terms and conditions of this Agreement (excluding the Research Plan); (b) impose any requirements on the other Party to undertake obligations beyond those for which it is responsible, or to forgo any of its rights, under this Agreement; (c) after the Initial Research Plan Amendment has been approved, make any material changes to the Research Plan, including any material reallocation of activities under the Research Plan or any material amendment to the Research Plan to add activities to the Research Plan, unless such changes [**]; (d) if the decision-making Party is CANbridge, allocate any activity to LogicBio under the Research Plan if the costs of such activity are not reasonably included in the Research Budget; (e) waive such Party’s compliance with the terms and conditions of this Agreement; (f) determine any issue in a manner that would conflict with the express terms and conditions of this Agreement; (g) impose any requirement on the other Party to perform any act that the other Party reasonably believes (i) to be inconsistent with Applicable Law, or (ii) would cause the other Party to infringe or misappropriate any Intellectual Property of any Third Party; (h) make any determination that such Party has fulfilled its obligations under this Agreement or that the other Party has breached this Agreement; or (i) make any decision that is expressly stated to require the mutual agreement of the Parties or approval of the other Party and to not be subject to the decision-making authority of the other Party under Section 4.2.7(d) (Resolution of Disputes).

4.3

Other Committees.  If agreed by the Parties, the JSC may form other committees or working groups as may be necessary or desirable to facilitate the activities under this Agreement (each such committee and the Manufacturing Committee, an “Other Committee”).  A Party may refer any dispute on a matter within an Other Committee’s authority to the JSC for resolution. No such Other Committees’ authority may exceed that specified for the JSC in this Article 4 (Governance).

4.4	LB-001 Joint Steering Committee.
4.4.1

Formation; General Terms. Within [**] following LB-001 Option Exercise, the Parties will establish a joint steering committee to oversee the activities under this Agreement with respect to LB-001 (the “LB-001 JSC”), with solely the functions described below. The general terms of Section 4.2.1 (Formation) through Section 4.2.3 (Meetings) will apply to the LB-001 JSC, mutatis mutandis; provided that (a) the LB-001 JSC chairperson will [**] a LB-001 JSC member from [**] and (b) the LB-001 JSC will meet [**] during the Term following LB-001 Option Exercise.

4.4.2	Responsibilities of LB-001 JSC. The JSC will:
(a)

subject to LogicBio’s rights under Section 6.2.3 (LB-001 Development Plan) review the LB-001 Development Plan (or any material updates thereto) for the Development of LB-001 in Greater China conducted by or on behalf of CANbridge and the Global Development Plan for LB-001 for the Development of LB-001 outside of Greater China conducted by or on behalf of LogicBio;

(b)	review CANbridge’s regulatory activities and strategy for LB-001 in Greater China and the global regulatory strategy for LB-001 outside Greater China;
(c)

subject to any other applicable terms of this Agreement, facilitate the exchange of data, information, material or results relating to the Development of LB-001 required to be provided to the LB-001 JSC pursuant to this Agreement;

(d)	facilitate the exchange of LogicBio LB-001 Technology that is necessary or useful for CANbridge to Develop and Commercialize LB-001;
(e)	review and discuss the LB-001 Commercialization Plan and summaries of LB-001 Commercialization activities undertaken by or on behalf of CANbridge;
(f)	review and discuss the Global Commercialization Plan for LB-001, and any updates thereto, provided by LogicBio;
(g)	coordinate the wind-down of each Party’s efforts under this Agreement with respect to LB-001, as described in Section 13.8.1(a) (Effects of Termination; Effects of Termination Generally; Wind-Down);
(h)	serve as a forum for the discussion of Development and Commercialization activities with respect to LB-001.
4.4.3	LB-001 JSC Decision-Making. The LB-001 JSC will be a consultative body and will not have any independent decision-making authority unless otherwise agreed to by the Parties.

Article 5
REGULATORY MATTERS

5.1	Regulatory Matters for Products.
5.1.1

Lead Regulatory Party.  On a Target-by-Target basis, (a) prior to [**] for a given Target, LogicBio will be the “Lead Regulatory Party” with respect to all Products Directed to such Target and (b) thereafter, CANbridge will be the “Lead Regulatory Party” with respect to all Products Directed to such Target.

5.1.2

Responsibility. Except as otherwise provided in this Agreement or in the Research Plan, the Lead Regulatory Party will be solely responsible for, and will have sole control over, preparing, filing, and maintaining Regulatory Submissions and communicating with Regulatory Authorities in the Territory with respect to each Product within the CANbridge Field [**], provided that, [**]. The Lead Regulatory Party will use [**] to prepare, file, and maintain Regulatory Submissions and communicate with Regulatory Authorities in the Territory with respect to each Product within the CANbridge Field, and to otherwise fulfill its regulatory responsibilities under the Research Plan. Each Party will, and will cause its Affiliates to, reasonably cooperate with the applicable Lead Regulatory Party with respect to all regulatory matters relating to the Products in the CANbridge Field in the Territory, provided that [**].

5.1.3	Involvement of Non-Lead Regulatory Party. The Lead Regulatory Party will:
(a)

provide the other Party with (i) reasonable advance notice (and in no event less than [**] advance notice unless impracticable) of substantive meetings with any Regulatory Authority that relate to the applicable Product in the CANbridge Field and that are either scheduled with, or initiated by or on behalf of, the Lead Regulatory Party or its Affiliates, and (ii) an opportunity to have a representative participate in such meetings with any Regulatory Authority, if reasonably practicable and such attendance by the other Party does not limit the number of Lead Regulatory Party representatives at any such meeting;

(b)	keep the other Party reasonably informed as to all material interactions with Regulatory Authorities with respect to the applicable Product in the CANbridge Field; and
(c)

provide the other Party with a copy of any material documents, information, reports, and correspondence (i) proposed to be submitted to any Regulatory Authority reasonably in advance of such submission and consider in good faith any comments received from the other Party, and (ii) received from any Regulatory Authority as soon as reasonably practicable (including a written summary of any communications in which the other Party did not participate), in each case ((i) and (ii)) to the extent related to such Product in the CANbridge Field.

5.1.4	Ownership of Regulatory Submissions. As between the Parties, all Regulatory Submissions relating to the Products in the Territory within the CANbridge Field will be [**].
5.1.5	Transfer of Regulatory Submissions and Data.
(a)

Transfer of Regulatory Submissions. On a Target-by-Target basis, within [**], LogicBio will deliver and assign to CANbridge (or a mutually agreed upon Third Party) copies (in electronic or other format) of those Regulatory Submissions, if any, Controlled by LogicBio or its Affiliates at such time that relate to the Development, Commercialization or Manufacture of Products with respect to such Target (the “Assigned Regulatory Submissions”).

(b)

Disclosure of Pre-Clinical Data. On a Target-by-Target basis, in connection with the assignment of Regulatory Submissions provided for in Section 5.1.5(a) (Transfer of Regulatory Submissions), LogicBio will provide to CANbridge (or a mutually agreed upon Third Party) separate copies (in electronic or other format) of the study reports from all studies conducted under the Research Plan that are Controlled by LogicBio and that relate to the Products Directed to such Target (to the extent not previously provided to CANbridge or a mutually agreed upon Third Party).

(c)

Cooperation. Subject to the terms and conditions of this Agreement, on a Target-by-Target basis, upon the request of CANbridge, LogicBio will execute and deliver, or will cause to be executed and delivered, to CANbridge (or a mutually agreed upon Third Party) such endorsements, assignments, and other documents as may be reasonably necessary to assign, convey, transfer, and deliver to CANbridge, all of LogicBio’s rights, title, and interests in and to the applicable Assigned Regulatory Submissions, including submitting to the applicable Regulatory Authority a letter or other necessary documentation (with copy to CANbridge) notifying such Regulatory Authority of the transfer of ownership of the relevant INDs assigned to CANbridge pursuant to Section 5.1.5(a) (Transfer of Regulatory Submissions).

5.1.6

Safety Database.  CANbridge will own the global safety database with respect to all Products. Except as expressly set forth in Section 5.1.7 (Pharmacovigilance), throughout the Development and Commercialization of each Product, CANbridge will assume responsibility for maintaining the global safety database, and filing of all required safety reports to all Regulatory Authorities in the Territory, including annual safety reports and communication with Regulatory Authorities throughout the Territory regarding all Adverse Events for the Products. Without limiting the foregoing, the Parties will cooperate with regard to the reporting and handling of safety information involving any Product in accordance with Applicable Laws and other regulations on pharmacovigilance and clinical safety.

5.1.7

Pharmacovigilance. Not later than the date on which the first IND with respect to a Product is submitted to a Regulatory Authority, the Parties will execute a pharmacovigilance agreement on reasonable and customary terms that will provide, among other things, guidelines and responsibilities for (a) the receipt, investigation, recording, review, communication, reporting, and exchange between the Parties of Adverse Event reports and other safety information relating to the Products, (b) appropriate reconciliation procedures to ensure adequate and compliant exchange of safety data related to the Products, and (c) contact with Regulatory Authorities with respect to the foregoing, in each case ((a)-(c)), in accordance with Applicable Law (each, a “Pharmacovigilance Agreement”). The Pharmacovigilance Agreement will contain terms no less stringent than those required by ICH Guidelines or other applicable guidelines in order to allow the Parties to meet the applicable regulatory and legal requirements regarding the management of safety data under Applicable Law throughout the Territory.

5.1.8

Recalls and Voluntary Withdrawals.  CANbridge will use [**] to notify LogicBio promptly, but in no event later than [**], following its determination that any event, incident, or circumstance has occurred that may result in the need for a recall, market suspension, or market withdrawal of a Product in the Territory and will include in such notice the reasoning behind such determination.  CANbridge will have the [**]. For all recalls, market suspensions, or market withdrawals undertaken pursuant to this Section 5.1.8 (Recalls and Voluntary Withdrawals), CANbridge will be [**].

5.1.9

Right of Reference.  Each Party hereby grants to the other Party and its designees a right of reference under all Regulatory Submissions Controlled by said Party or its Affiliates for each Product that pertain solely to the safety of the Product, as reasonably determined by the grantor Party, in the case of LogicBio as the grantee Party, for purposes of obtaining and maintaining approvals for products other than the Products or to Develop products other than the Products anywhere in the world and, in the case of CANbridge as the grantee Party, for purposes of obtaining and maintaining approvals for the Products or to Develop the Products anywhere in the world. Each Party will, and will ensure that its Affiliates will, take actions reasonably necessary to effect such grant of right of reference to the other Party (or its designee), including by providing the other Party with sufficient rights to grant the right of reference described in this Section 5.1.9 (Right of Reference) and making such filings as may be required by Regulatory Authorities to record such grant.

5.2	LB-001 Regulatory Matters. Notwithstanding anything to the contrary in this Agreement, the terms of this Section 5.2 (LB-001 Regulatory Matters) will apply only following LB-001 Option Exercise.
5.2.1

Responsibility. Except as otherwise provided in this Agreement, CANbridge will be solely responsible for, and will have sole control over, preparing, filing, and maintaining Regulatory Submissions and communicating with Regulatory Authorities in Greater China with respect to LB-001 within the CANbridge Field [**]. CANbridge will use [**] to prepare, file, and maintain Regulatory Submissions and communicate with Regulatory Authorities in Greater China with respect to LB-001 within the CANbridge Field. LogicBio will, and will cause its Affiliates to, reasonably cooperate with CANbridge with respect to all regulatory matters relating to LB-001 in the CANbridge Field in Greater China.  [**]. CANbridge shall keep LogicBio promptly informed of regulatory developments related to LB-001 in the CANbridge Field in the People’s Republic of China and shall promptly notify LogicBio in writing of any decision by any Regulatory Authority in the People’s Republic of China regarding LB-001.

5.2.2	Regulatory Submissions
(a)

CANbridge will provide LogicBio with copies of all Regulatory Submissions with respect to LB-001 in Greater China in the form actually submitted to the applicable Regulatory Authority, promptly following receipt or submission of such correspondence, which Regulatory Submissions may be shared with LogicBio’s Third Party licensee’s of rights to LB-001 outside of Greater China if LogicBio has the right to share filings made by such Third Parties with respect to LB-001 as described below. LogicBio will provide to CANbridge copies of all Regulatory Submissions of LogicBio or its Third Party licensees that are in LogicBio’s possession and Control in the form actually submitted to Regulatory Authorities for LB-001 outside Greater China; provided that, with respect to any Regulatory Submission of a Third Party licensee of LogicBio, upon the reasonable request of CANbridge, (i) if LogicBio has the right to receive copies of such Regulatory Submission and to share such copies with CANbridge under the applicable Third Party license agreement, then LogicBio will [**] to obtain copies of such Regulatory Submission from the applicable Third Party licensee and (ii) if LogicBio does not have the right to receive copies of such Regulatory Submission or to share such copies with CANbridge under the applicable Third Party license agreement, then LogicBio will [**] to (A) obtain copies of such Regulatory Submission from the applicable Third Party licensee and (B) request any required consent from the applicable Third Party licensee to permit LogicBio to disclose such copies to CANbridge.

(b)

As part of CANbridge’s updates to the LB-001 JSC pursuant to Section 4.4.2 (Responsibilities of LB-001 JSC), CANbridge will provide LogicBio with a high-level summary of all substantive regulatory activities undertaken by or on behalf of CANbridge with respect to LB-001 in Greater China in the preceding [**], and plans for regulatory matters with respect to LB-001 in Greater China [**], including a high-level summary of all substantive interactions with Regulatory Authorities relating to LB-001. In addition to the foregoing, CANbridge will provide [**] written notice to LogicBio of LB-001 regulatory submissions, regulatory correspondence, regulatory interactions, regulatory approvals, withdrawals, safety-related label changes, and other matters, in each case that are reasonably likely to have a significant effect on LB-001 outside of Greater China. Subject to any confidentiality restrictions applicable to LogicBio, LogicBio will keep CANbridge reasonably informed regarding the status and progress of development activity related to LB-001 outside of Greater China as part of its updates to the LB-001 JSC pursuant to Section 4.4.2 (Responsibilities of LB-001 JSC).

(c)

CANbridge will provide LogicBio with advance copies of the first application for Regulatory Approval made in Greater China with respect to LB-001, in each case reasonably in advance of submission to a Regulatory Authority (and, to the extent such copies are not in English, English-language versions thereof). CANbridge will provide LogicBio with a reasonable opportunity to review and comment on such advance copies.

5.2.3	Ownership of LB-001 Regulatory Submissions. As between the Parties, all Regulatory Submissions relating to LB-001 in Greater China within the CANbridge Field will be owned by [**].
5.2.4

Regulatory Support. From time to time, upon CANbridge’s request, LogicBio will use [**] to respond to CANbridge’s queries in connection with the Regulatory Approval of LB-001 in Greater China, [**]. provided that LogicBio will not have an obligation to conduct more than [**] activities in the aggregate in response to such queries.

5.2.5

LB-001 Right of Reference. LogicBio hereby grants to CANbridge a right of reference under all Regulatory Submissions Controlled by LogicBio or its Affiliates for LB-001 solely to Develop or Commercialize LB-001 in the CANbridge Field in Greater China subject to the terms and conditions of this Agreement. CANbridge hereby grants to (a) LogicBio, (b) its Affiliates and (c)  any current or future licensee of LogicBio with respect to LB-001 who provides equivalent access and a right of reference to all of its Regulatory Submissions pertaining to LB-001 to CANbridge through LogicBio solely to develop, manufacture or commercialize LB-001 in Greater China in accordance with the terms and conditions of this Agreement, in each case ((a)-(c)) a right of reference under all Regulatory Submissions Controlled by CANbridge or its Affiliates or Sublicensees for LB-001 solely to develop, manufacture or commercialize LB-001 outside Greater China in accordance with the terms and conditions of this Agreement. Each Party will, and will ensure that its Affiliates and, if applicable, Sublicensees will, take actions reasonably necessary to effect such grant of right of reference to the other Party (or its designee), including by making such filings as may be required by Regulatory Authorities to record such grant.

5.2.6

LB-001 Safety Database; Pharmacovigilance. LogicBio will own the global safety database with respect to LB-001. LogicBio will be responsible for maintaining the global safety database for LB-001, and for filing of all required safety reports with respect to LB-001 to all Regulatory Authorities, including annual safety reports and communication with Regulatory Authorities regarding all Adverse Events for LB-001 throughout the world.  No later than [**] following LB-001 Option Exercise, the Parties will enter into a pharmacovigilance agreement with respect to LB-001. Each Party will conduct activities designated to such Party under such pharmacovigilance agreement [**].

5.2.7

LB-001 Recalls and Voluntary Withdrawals. CANbridge will have the [**] recall and voluntarily withdraw LB-001 solely in Greater China on the terms set forth in Section 5.1.8 (Recalls and Voluntary Withdrawals), mutatis mutandis.

Article 6
CLINICAL DEVELOPMENT AND COMMERCIALIZATION

6.1	Development and Commercialization of Products
6.1.1

Clinical Development and Medical Affairs.  On a Target-by-Target basis, following the end of the Research Phase with respect to a Target, CANbridge will have [**] with respect to, the further Development of, and the performance of all Medical Affairs with respect to, all Products Directed to such Target in the CANbridge Field, subject to the terms and conditions of this Agreement and, if applicable, the Co-Development and Co-Commercialization Agreement.

6.1.2	Commercialization.
(a)

Activities.  Subject to the terms of this Agreement and, if applicable, the Co-Development and Co-Commercialization Agreement, CANbridge will have [**], the Commercialization of all Products, including for each Product: (a) developing and executing a commercial launch and pre-launch plan; (b) marketing and promotion; (c) booking sales and distribution and performance of related services; (d) handling all aspects of order processing, invoicing and collection, inventory, and receivables; (e) publications; (f) providing customer support, including handling medical queries, and performing other related functions; and (g) conforming its practices and procedures in all material respects to Applicable Law relating to the marketing, detailing, and promotion of Products in the CANbridge Field in the Territory.

(b)

Trademarks.  CANbridge will own all Trademarks used in connection with the Exploitation of the Products in the CANbridge Field in the Territory, and have [**], for all matters relating to the selection and use of such trademarks, including the selection, filing, prosecution, maintenance, defense, and enforcement thereof. Throughout the Term and thereafter, LogicBio will not adopt or use, register or attempt to register in the Territory any Trademark, domain name, or similar commercial symbol that includes, or is confusingly similar to, CANbridge’s trademarks used in connection with any Products.

6.1.3	Diligence Obligations.
(a)

Development Diligence Obligations. Following the end of the Research Phase with respect to a Target, CANbridge, itself or through its Affiliates, Sublicensees, or subcontractors, will use Commercially Reasonable Efforts to Develop and seek Regulatory Approval for one Product directed to such Target in each of [**].

(b)

Development Plan.  With respect to each Target, prior to the end of the Research Phase with respect to such Target, CANbridge will deliver to the JSC for review and approval a written plan setting forth [**] planned for the Products Directed to such Target (each such plan approved by the JSC, a “Development Plan”), and from time to time thereafter, CANbridge will deliver proposed amendments to the Development Plans to the JSC for review and approval. The Development Plan shall at all times include activities sufficient for CANbridge to meet its obligation pursuant to Section 6.1.3(a) (Development Diligence Obligations). Except as otherwise set forth in the Research Plan or in this Agreement, neither CANbridge nor its Affiliates or their respective Sublicensees will Develop any Product other than in a manner consistent with the then-current Development Plan with respect to such Product.

(c)

Development Reports. With respect to each Target, following the end of the Research Phase with respect to such Target,  CANbridge will, within [**] after the end of each Calendar Year, provide LogicBio with annual written reports summarizing its and its Affiliates’ and Sublicensees’ significant Development activities with respect to such Target hereunder during the preceding Calendar Year, including a summary of the data, timelines, and results of such Development, in each case, to the extent that CANbridge has the right to disclose such information to LogicBio without violating any confidentiality or other obligations to any Third Party. Such reports will be Confidential Information of CANbridge and subject to the terms and conditions set forth in Article 10 (Confidentiality). In addition, the Parties will discuss the status, progress, and results of Development of the Products Directed to each Target conducted by or on behalf of CANbridge [**].

(d)

Commercialization Diligence Obligations. Upon receipt of approval of the applicable MAA for a given Product [**] by the applicable Regulatory Authorities, CANbridge, itself or through its Affiliates or Sublicensees, will use Commercially Reasonable Efforts to obtain Regulatory Approval for such Product [**].  Following receipt of Regulatory Approval for a Product in each country in the Territory, CANbridge will use Commercially Reasonable Efforts to Commercialize such Product in such country.
(e)

Commercialization Plan; Commercialization Reports. [**] in advance of the anticipated date of the first Regulatory Approval for a Product, CANbridge will deliver to the JSC for review a written plan setting forth in reasonable detail the major Commercialization activities planned for such Product (each such plan, a “Commercialization Plan”). The Commercialization Plan shall at all times include activities sufficient for CANbridge to meet its obligation pursuant to Section 6.1.3(d) (Commercialization Diligence Obligations). From time to time thereafter, CANbridge will deliver proposed amendments to the Commercialization Plans to the JSC for review. Except as otherwise set forth in this Agreement, neither CANbridge nor its Affiliates or their respective Sublicensees will Commercialize any Product other than in a manner consistent with the then-current Commercialization Plan with respect to such Product. On an annual basis after approval of the applicable Commercialization Plan, CANbridge will, within [**] after the end of each Calendar Year, provide LogicBio with written reports summarizing its and its Affiliates’ and Sublicensees’ significant Commercialization activities with respect to Products hereunder during the preceding Calendar Year and any updates to its planned Commercialization activities, to the extent that CANbridge has the right to disclose such information to LogicBio without violating any confidentiality or other obligations to any Third Party. CANbridge agrees and acknowledges that, notwithstanding any provision to the contrary in this Agreement, LogicBio may disclose any Commercialization plan or report provided under this Section 6.1.3(e) (Commercialization Plan; Commercialization Reports) to CMRI under the obligations of confidentiality and non-use set forth in the CMRI Agreement.

6.2	Development and Commercialization of LB-001
6.2.1

Development and Medical Affairs. Following LB-001 Option Exercise, as between the Parties, CANbridge will have [**], the further Development of, and the performance of all Medical Affairs with respect to, LB-001 in the CANbridge Field in Greater China, subject to the terms and conditions of this Agreement.

6.2.2

Technology Transfer after LB-001 Option Exercise. Within [**] following LB-001 Option Exercise (or such longer time period as mutually agreed by the Parties), LogicBio will transfer to CANbridge or its designated Affiliate a copy of all LogicBio LB-001 Know-How in its possession or Control as of the date of LB-001 Option Exercise, including all such LB-001 Know-How that LogicBio [**] for CANbridge to Exploit LB-001, and including any documentation (whether held in paper or electronic format) or similar removable media, at CANbridge’s cost and expense.

6.2.3

Global Development and Commercialization of LB-001. Notwithstanding anything to the contrary in this Agreement, the terms of this Section 6.2.3 (Global Development and Commercialization of LB-001) will only apply following LB-001 Option Exercise.

(a)

Global Development Plan.  Following LB-001 Option Exercise, LogicBio will prepare a written plan setting forth the major Development activities planned for LB-001 to achieve Regulatory Approval for LB-001 [**] (such plan, as may be updated from time to time in accordance with this Section 6.2.3(a) (Global Development Plan), the “Global Development Plan for LB-001”).  LogicBio will deliver a draft of the Global Development Plan for LB-001 to the LB-001 JSC for review at the first LB-001 JSC meeting and shall thereafter provide the LB-001 JSC with updates, if any, to the Global Development Plan for LB-001 no less frequently than [**].  The LB-001 JSC shall have no right to approve the Global Development Plan for LB-001 or any update thereto but LogicBio shall take any comments provided by the LB-001 JSC into good faith consideration. [**].

(b)

Global Development Reports. LogicBio will, within [**] after the end of each Calendar Year after LB-001 Option Exercise, provide the LB-001 JSC with [**] written reports summarizing its and its Affiliates’ and sublicensees’ significant Development activities with respect to LB-001 during [**], including a summary of the data, timelines, and results of such Development. Such reports will be Confidential Information of LogicBio and subject to the terms and conditions set forth in Article 10 (Confidentiality). In addition, the Parties will discuss the status, progress, and results of Development of LB-001 conducted by or on behalf of LogicBio and its Affiliates and sublicensees [**].

(c)

Global Commercialization Plan. Following LB-001 Option Exercise, reasonably in advance of the anticipated date of the first Regulatory Approval for LB-001 [**], LogicBio will deliver to the LB-001 JSC for review a written plan setting forth [**] planned for LB-001 outside of Greater China, as appropriate given the stage of Development of LB-001 at such time (such plan, as may be amended from time to time in accordance with this Section 6.2.3(c) (Global Commercialization Plan), the “Global Commercialization Plan for LB-001”). From time to time thereafter, LogicBio will deliver proposed amendments to the Global Commercialization Plan for LB-001 to the LB-001 JSC for review. The LB-001 JSC shall have no right to approve the Global Development Plan for LB-001 but LogicBio shall take any comments provided by the LB-001 JSC into good faith consideration. [**].

(d)

LogicBio Obligations to Third Party Partners. Notwithstanding anything to the contrary in this Agreement, including in Section 6.2.3 (Global Development and Commercialization of LB-001), LogicBio’s obligation to include information in any of the Global Development Plan for LB-001, the Global Commercialization Plan for LB-001, or any updates to the foregoing or reports related to the Development or Commercialization of LB-001 will in each case be subject to LogicBio’s obligations of confidentiality to any Third Party licensee that has rights to Develop or Commercialize LB-001 outside Greater China.

6.2.4	LB-001 Development Plan.
(a)

Within [**] following LB-001 Option Exercise (or such longer time period as mutually agreed by the Parties), CANbridge will provide to LogicBio a copy of a written plan setting forth [**] for LB-001 in Greater China, which written plan shall at all times include [**] that are intended to support Regulatory Approval of LB-001 in Greater China (the “LB-001 Development Plan”). The LB-001 Development Plan shall at all times include activities sufficient for

CANbridge to meet its obligation pursuant to Section 6.2.7 (LB-001 Development Diligence) and will be consistent with the then-current Global Development Plan for LB-001 provided to CANbridge under Section 6.2.3(a) (Global Development Plan). CANbridge will promptly provide to LogicBio any material updates to the LB-001 Development Plan. The LB-001 Development Plan and any proposed material updates to the LB-001 Development Plan will be in sufficient detail to permit LogicBio to assess whether Development activities with respect to LB-001 in Greater China would be likely to [**] on the development or commercialization of LB-001 outside of Greater China. Without limiting the foregoing, for purposes of this Section 6.2.4(a), a “material update” will include [**].

(b)

Neither CANbridge nor its Affiliates nor their respective Sublicensees will Develop LB-001 in any manner that [**]. Without limiting the foregoing, neither CANbridge nor its Affiliates nor their respective Sublicensees will undertake any Development activities for LB-001 set forth in the LB-001 Development Plan or an update to the LB-001 Development Plan prior to the later of (i) [**] following LogicBio’s receipt of the LB-001 Development Plan or update under Section 6.2.4(a) and (ii) if there is a LB-001 Development Dispute with respect to the LB-001 Development Plan or update, [**] in accordance with Section 6.2.5 (LB-001 Development Dispute).

6.2.5

LB-001 Development Dispute. If LogicBio determines, in its reasonable discretion, that any Development activity proposed to be conducted by or on behalf of CANbridge or its Affiliates or their respective Sublicensees with respect to LB-001, as set forth in the LB-001 Development Plan or any update thereto, [**] and would be likely to [**] (an “LB-001 Development Dispute”), then LogicBio will notify CANbridge and the LB-001 JSC of such LB-001 Development Dispute within [**] of LogicBio’s receipt of the LB-001 Development Plan or update, as applicable, and at the request of either Party, such LB-001 Development Dispute will be submitted to the Parties’ Executive Officers for resolution. If LogicBio does not provide notice of an LB-001 Development Dispute in accordance with the preceding sentence [**]. The Executive Officers will meet (in person or by teleconference) to attempt in good faith to resolve such matter through discussions promptly following submission thereof, and in any event within [**] thereafter, unless otherwise mutually agreed upon by the Executive Officers. In the event that the Executive Officers are unable to resolve such issue within [**] of the issue being presented to them, [**], but will only exercise such right in good faith after full consideration of the positions of both Parties and will communicate its decision with respect to such LB-001 Development Dispute to [**] in writing within [**] after referral of such LB-001 Development Dispute to the Executive Officers. [**] to conduct the Development activity that is the subject of the LB-001 Development Dispute, CANbridge and its Affiliates and their respective sublicensees will have the right to conduct such Development activity solely in accordance with the LB-001 Development Plan or update that is the subject of such LB-001 Development Dispute, without further objection by LogicBio. For clarity, if CANbridge further updates the LB-001 Development Plan regarding any Development activity that has been previously approved by LogicBio under this Section 6.2.5 (LB-001 Development Dispute), LogicBio will have the right to review and object to such update to the LB-001 Development Plan pursuant to this Section 6.2.5 (LB-001 Development Dispute).

6.2.6

Reports of LB-001 Development Activities. Following LB-001 Option Exercise, each Party will report on any and all Development activities undertaken by or on behalf of such Party or its Affiliates with respect to LB-001 in Greater China or outside Greater China, as applicable, in connection with meetings of the LB-001 JSC; provided that, LogicBio’s obligation to provide such report will be subject to any Third Party confidentiality obligations.

6.2.7

LB-001 Development Diligence. Following LB-001 Option Exercise, CANbridge, itself or through its Affiliates, Sublicensees, or subcontractors, will use Commercially Reasonable Efforts to Develop and seek Regulatory Approval for LB-001 [**] in Greater China.

6.2.8

LB-001 Commercialization Activities. Subject to the terms of this Agreement, following LB-001 Option Exercise, CANbridge will [**], the Commercialization of LB-001 in Greater China, including: (a) developing and executing a commercial launch and pre-launch plan; (b) marketing and promotion; (c) booking sales and distribution and performance of related services; (d) handling all aspects of order processing, invoicing and collection, inventory, and receivables; (e) publications; (f) providing customer support, including handling medical queries, and performing other related functions; and (g) conforming its practices and procedures in all material respects to Applicable Law relating to the marketing, detailing, and promotion of LB-001 in the CANbridge Field in the Territory.

6.2.9

LB-001 Commercialization Diligence Obligations. Following LB-001 Option Exercise, upon receipt of approval of the applicable MAA for LB-001 [**] in Greater China by the applicable Regulatory Authorities, CANbridge, itself or through its Affiliates or Sublicensees, will use Commercially Reasonable Efforts to obtain Regulatory Approval for LB-001 [**]. Following receipt of Regulatory Approval for LB-001 [**] in Greater China, CANbridge will use Commercially Reasonable Efforts to Commercialize LB-001 [**].

6.2.10

LB-001 Commercialization Plan; Commercialization Reports. Following LB-001 Option Exercise, reasonably in advance of [**], CANbridge will deliver to LogicBio a written plan setting forth [**] planned for LB-001 in Greater China. Such plan shall at all times include activities sufficient for CANbridge to meet its obligation pursuant to Section 6.2.9 (LB-001 Commercialization Diligence Obligations). On [**] thereafter, (a) CANbridge will within [**] after the end of [**], provide LogicBio with written reports summarizing its and its Affiliates’ and Sublicensees’ significant Commercialization activities with respect to LB-001 in Greater China during [**] and any updates to its planned Commercialization activities, to the extent that CANbridge has the right to disclose such information to LogicBio without violating any confidentiality or other obligations to any Third Party and (b) LogicBio will provide CANbridge with its then-current global brand strategy with respect to LB-001, to the extent that LogicBio has the right to disclose such information to CANbridge without violating any confidentiality or other obligations to any Third Party.

6.2.11

Diversion. Neither Party nor its Affiliates will, and each Party will take reasonable measures to ensure that its Third Party sublicensees and subcontractors do not, either directly or indirectly, promote, market, distribute, import, sell, or have sold LB-001 [**].

6.2.12	LB-001 Trademarks and Domain Names.
(a)

Trademarks and Domain Names. LB-001 will be Commercialized in Greater China solely under those Trademarks and solely using those domain names that have been approved by the Parties in accordance with Section 6.2.12 (LB-001 Trademarks and Domain Names), after [**] consultation with the Parties’ intellectual property counsel (each such approved Trademark, other than CANbridge House Marks or LogicBio House Marks, an “LB-001 Trademark” and each such approved domain name, other than those containing a CANbridge House Mark or LogicBio House Mark, an “LB-001 Domain Name”).

(b)

Ownership. Except as otherwise agreed by the Parties, [**] will own all LB-001 Trademarks and LB-001 Domain Names, subject to the license granted to [**] herein, and is responsible for the filing, prosecution, registration and maintenance of such LB-001 Trademarks and the registration and maintenance of such LB-001 Domain Names. If the Party that owns an LB-001 Trademark or LB-001 Domain Name decides not to file or continue to prosecute, register or maintain such LB-001 Trademark or obtain or maintain such LB-001 Domain Name in Greater China, it will give the other Party [**] notice to that effect sufficiently in advance of any deadline for any filing with respect to such LB-001 Trademark or LB-001 Domain Name in Greater China to permit the other Party to carry out such activity. After such notice, the other Party may undertake such activity on behalf of and in the name of the first Party. The expenses of the selection, filing, prosecution and maintenance of the LB-001 Trademarks and obtaining and maintaining the LB-001 Domain Names in Greater China will be borne [**]. Each Party will keep the other Party regularly apprised of the status of its activities under this Section 6.2.12(b) (Ownership) and will consult with such other Party [**] prior to taking any material action with respect to any such LB-001 Trademark or LB-001 Domain Name.

(c)

Trademark and Domain Name Use. The manner of use of the LB-001 Trademarks and the LB-001 Domain Names will be subject to periodic review by the Parties. CANbridge will not use the LB-001 Trademarks in a way that is inconsistent with the trademark usage guidelines and the usage instructions approved by the Parties pursuant to Section 6.2.12 (LB-001 Trademarks and Domain Names). Neither Party will use a Trademark confusingly similar to any of the LB-001 Trademarks with any of its other products in Greater China or, except as otherwise provided herein, use the LB-001 Trademarks in combination with its other Trademarks in Greater China in a manner which would create a composite or combination marks. The Parties will utilize the LB-001 Trademarks and the LB-001 Domain Names within Greater China only in accordance with this Agreement and for no other product in Greater China. LogicBio may utilize the LB-001 Trademarks and the LB-001 Domain Names outside of Greater China, provided that such use is not reasonably likely to cause confusion or devalue the LB-001 Trademark or LB-001 Domain Name, as applicable, in Greater China.

(d)

[**]. Upon LB-001 Option Exercise, [**], to use and display the LB-001 Trademarks and to use the LB-001 Domain Names in connection with the Commercialization of LB-001 in Greater China in accordance with the terms of this Agreement. All goodwill arising from the use of such LB-001 Trademarks and LB-001 Domain Names will inure to the benefit of [**].
(e)

Dispute Resolution. In the event that the Parties do not reach mutual agreement with respect to any matter under Section 6.2.12 (LB-001 Trademarks and Domain Names) that requires mutual agreement of the Parties within [**] after such matter has been submitted to the Parties, either Party may submit the dispute to the Executive Officers. The Executive Officers will meet (in person or by teleconference) to attempt in good faith to approve such matter through discussions promptly following submission thereof, and in any event within [**] thereafter, unless otherwise mutually agreed upon by the executives or their designees. In the event that such individuals are unable to resolve such issue within such [**] period, the matter will not be approved and may be resolved by the Parties pursuant to the dispute resolution provisions in this Agreement.

Article 7
MANUFACTURING

7.1	Manufacture and Supply of Products.
7.1.1	Manufacture of Products; Manufacturing Technology Transfers.
(a)

Supply During LogicBio Manufacturing Period.  Subject to the oversight of the JSC, on a Product-by-Product basis, during the LogicBio Manufacturing Period with respect to a Product, LogicBio will have sole responsibility for all Manufacturing activities, including manufacturing process development activities and the selection of a mutually agreeable Third Party CMO for the conduct of Manufacturing activities, for such Product under the Agreement, and CANbridge will reimburse LogicBio for its costs and expenses incurred in connection with such Manufacture in accordance with the Research Budget pursuant to Section 8.6 (Payment of Research Costs).  As of the Effective Date, the Parties agree that [**] is the Third Party CMO. LogicBio will perform its obligations set forth under this Section 7.1.1(a) (Supply During LogicBio Manufacturing Period) (“LogicBio Manufacturing Activities”) as set forth in and in accordance with the Research Plan. The “LogicBio Manufacturing Period” means, on a Product-by-Product basis, the period that will commence on the Effective Date and [**].

(b)

Supply After LogicBio Manufacturing Period.  On a Product-by-Product basis, following the LogicBio Manufacturing Period with respect to a Product, CANbridge will have sole responsibility for, and sole decision-making authority with respect to, all Manufacturing activities, [**] for the Manufacture of such Product.

(c)	Manufacturing Technology Transfers.
(i)

Initial Manufacturing Technology Transfer. [**] following the initiation of the transfer of the [**] with respect to the Lead Product to LogicBio’s then-current CDMO for the Lead Product (the “LogicBio CDMO Process Transfer”), LogicBio will notify

CANbridge thereof and [**] with respect to the Lead Product as determined by the Manufacturing Committee, [**] (the “Initial Manufacturing Technology Transfer”), and [**]. Notwithstanding the foregoing, the Parties will use [**] to conduct the Initial Manufacturing Technology Transfer [**] with the LogicBio CDMO Process Transfer to the extent [**] to the Development timeline for the Lead Product under the Research Plan.

(ii)

Subsequent Manufacturing Technology Transfer. During the applicable period approved by the JSC, in anticipation of the conclusion of the LogicBio Manufacturing Period with respect to the Lead Product, LogicBio and CANbridge will [**] (each, a “Designated CMO”) [**] is [**] to enable the Manufacture of the Lead Product, to the extent not previously [**] (the “Subsequent Manufacturing Technology Transfer,” and, together with the Initial Manufacturing Technology Transfer, each a “Manufacturing Technology Transfer”), and [**].

(iii)

Manufacturing Technology Transfer Plan. The Manufacturing Technology Transfers will be conducted pursuant to and will be subject to a written plan prepared by the Manufacturing Committee and approved by the JSC in good faith prior to the anticipated commencement of the Initial Manufacturing Technology Transfer (the “Manufacturing Technology Transfer Plan”), [**]. The Parties will use [**] efforts to agree upon the Manufacturing Technology Transfer Plan within [**] following the Effective Date. Without limiting the foregoing, in connection with the development of the Manufacturing Technology Transfer Plan, LogicBio will use [**]. For each Manufacturing Technology Transfer, each Party will use [**] to effect the full Manufacturing Technology Transfer as soon as possible following the commencement of such technology transfer activities. If requested by CANbridge, LogicBio will use [**].

7.1.2

[**].  If LogicBio is performing the LogicBio Manufacturing Activities through any Designated CMO, then, in connection with the Subsequent Manufacturing Technology Transfer, the Parties will discuss [**].

7.2	Manufacture and Supply of LB-001.
7.2.1

Manufacturing During LB-001 Supply Period. Following LB-001 Option Exercise, as between the Parties, LogicBio will have [**] (such period, the “LB-001 Supply Period”). Promptly following LB-001 Option Exercise, the Parties will negotiate [**] and enter into a clinical supply agreement [**] for the supply of LB-001 by LogicBio to CANbridge in Greater China at the LB-001 Supply Price during the LB-001 Supply Period, and a related quality agreement, which agreements will govern the terms and conditions of Manufacturing LB-001 for CANbridge’s and its Affiliates’ and Sublicensees’ Development activities in Greater China during the LB-001 Supply Period. Prior to any commercial supply of LB-001 to CANbridge during the LB-001 Supply Period, the Parties will negotiate [**] a commercial supply agreement pursuant to which LogicBio will supply LB-001 to CANbridge for commercial use during the LB-001 Supply Period.

7.2.2

Manufacturing Post-LB-001 Supply Period. After the LB-001 Supply Period, LogicBio will, [**] either [**] LogicBio will have the right, during normal business hours, [**] CANbridge shall cooperate with LogicBio in the conduct of such inspection. [**].

Article 8
PAYMENTS AND ROYALTIES

8.1	Upfront Payment. Within [**] after the Effective Date, [**], CANbridge will pay LogicBio a onetime, nonrefundable, noncreditable upfront payment of Ten Million Dollars ($10,000,000).
8.2

Additional Target Option Fee. With respect to each Option Target for which CANbridge exercises the Additional Target Option, CANbridge will pay LogicBio a one‑time, non‑refundable, non‑creditable payment of [**] Dollars ($[**]) within [**] of providing LogicBio written notice of its exercise of the Additional Target Option (the “Additional Target Option Fee”).

8.3

LB-001 Option Fee. CANbridge will pay LogicBio a one‑time, non‑refundable, non‑creditable payment of [**] Dollars ($[**]) within [**] of providing LogicBio written notice of its exercise of the LB-001 Option (the “LB-001 Option Fee”).

8.4

Payment of Research Costs. CANbridge will reimburse LogicBio for [**] Research Costs incurred by LogicBio or its Affiliates in accordance with the Research Budget and the terms set forth in this Section 8.4 (Payment of Research Costs).

8.4.1

Upfront Payment of Research Costs. Within [**] after the Effective Date, CANbridge will pay LogicBio a one-time, non-refundable payment of Eight Hundred Seventy-Seven Thousand Five Hundred Dollars ($877,500), which amount will be credited against the payment of Research Costs under Section 8.4.2 (Quarterly Estimated Invoice).

8.4.2

Quarterly Estimated Invoice. Within [**] prior to the beginning of each Calendar Quarter after the first Calendar Quarter and until the completion of activities under the Research Plan, LogicBio will submit to CANbridge an invoice, which must include in [**] in such Calendar Quarter (each, a “Quarterly Estimated Invoice”). CANbridge will pay the amount set forth in each Quarterly Estimated Invoice within [**] after its receipt thereof; provided that CANbridge may credit the upfront amount paid under Section 8.4.1 (Upfront Payment of Research Costs) against payments by CANbridge under this Section 8.4.2 (Quarterly Estimated Invoice) and will only need to pay amounts set forth in any Quarterly Estimated Invoice starting with the Calendar Quarter in which the aggregate amounts in all Quarterly Estimated Invoices delivered prior to and for such Calendar Quarter exceed such upfront amount.

8.4.3

Quarterly True-Up. Within [**] after the end of each Calendar Quarter for which LogicBio submits to CANbridge a Quarterly Estimated Invoice, LogicBio will submit to CANbridge a report of Research Costs, if any, actually incurred by LogicBio or its Affiliates during such Calendar Quarter, or, if not included in a preceding Cost Report, Research Costs incurred by LogicBio or its Affiliates during a prior Calendar Quarter (each, a “Cost Report”). If the total amount set forth in the Cost Report for a given Calendar Quarter exceeds the total amount set forth in the Quarterly Estimated Invoice for such Calendar Quarter, then CANbridge will pay LogicBio the difference within [**] after its receipt of the applicable Cost Report. If the total amount set forth in the

Quarterly Estimated Invoice for a given Calendar Quarter exceeds the total amount set forth in the Cost Report for such Calendar Quarter, then the difference will be credited toward any subsequent payment made by CANbridge under Section 8.4.2 (Quarterly Estimated Invoice) or, if such Calendar Quarter is the last Calendar Quarter during which the Parties are conducting activities under the Research Plan, then the difference will be credited toward any subsequent payment by CANbridge under Section 8.5 (Milestone Payments) or Section 8.6 (Royalties for Products).

8.4.4

Allowable Overrun. Notwithstanding the foregoing or any provision to the contrary in this Section 8.4 (Payment of Research Costs), CANbridge will only reimburse LogicBio for the Research Costs incurred by LogicBio or its Affiliates in accordance with the Research Budget, provided, however, that if the Research Costs exceed the Research Budget for a given Calendar Year, then LogicBio may include such excess costs in a Quarterly Estimated Invoice and Cost Report, and CANbridge will reimburse such excess costs to the extent such excess costs do not exceed [**] (such amount, the “Allowable Overrun”), but will have no obligation to reimburse LogicBio beyond the Allowable Overrun.

8.4.5

Adjustments to Research Budgets. In the event that LogicBio, in its reasonable discretion, determines that Research Costs that are anticipated in a certain Calendar Year in the Research Budget will be incurred in a different Calendar Year, then (a) LogicBio will [**] notify CANbridge of such timing issue and (b) [**].

8.5	Milestone Payments.
8.5.1

Development Milestones for Products.  On a Target-by-Target basis, within [**] after the first achievement of each milestone event set forth in this Section 8.5.1 (Development Milestones for Products) (each, a “Development Milestone Event”) for the first Product Directed to a Target by or on behalf of CANbridge, any of its Affiliates or any Sublicensee, CANbridge will notify LogicBio in writing of the achievement of such Development Milestone Event and, within [**] of CANbridge’s receipt of an invoice for such payment, CANbridge will make a non‑refundable and non‑creditable milestone payment to LogicBio in the amount set forth in this Section 8.5.1 (Development Milestones for Products) corresponding to such Development Milestone Event (each, a “Development Milestone Payment”). Each Development Milestone Payment will be payable [**].

TABLE 8.5.1 – Development Milestones for Products
Development Milestone Event	Development Milestone Payment
[**]	[**]
[**]	[**]
[**]	[**]
[**]	[**]
[**]	[**]
[**]	[**]

[**].

8.5.2

Development Milestones for LB-001. Following LB-001 Option Exercise, within [**] after the first achievement of each milestone event set forth in this Section 8.5.2 (Development Milestones for LB-001) (each, an “LB-001 Development Milestone Event”) for LB-001, the Party that achieves an LB-001 Development Milestone will notify the other Party in writing of the achievement of such LB-001 Development Milestone Event and, within [**] of CANbridge’s receipt of an invoice for such payment, CANbridge will make a non‑refundable and non‑creditable milestone payment to LogicBio in the amount set forth in this Section 8.5.2 (Development Milestones for LB-001) corresponding to such LB-001 Development Milestone Event (each, an “LB-001 Development Milestone Payment”). [**].

TABLE 8.5.2 – Development Milestones for LB-001
LB-001 Development Milestone Event	LB-001 Development Milestone Payment
[**]	[**]
[**]	[**]

[**].

8.5.3

Sales Milestones for Products. Within [**] after the first achievement of each milestone event set forth in this Section 8.5.3 (Sales Milestones for Products) (each, a “Sales Milestone Event”) for each Product by or on behalf of CANbridge, any of its Affiliates or any Sublicensee, CANbridge will notify LogicBio in writing of the achievement of such Sales Milestone Event and, within [**] of CANbridge’s receipt of an invoice for such payment, CANbridge will make a non‑refundable and non‑creditable milestone payment to LogicBio in the amount set forth in this Section 8.5.3 (Sales Milestones for Products) corresponding to such Sales Milestone Event (each, a “Sales Milestone Payment”). [**].

TABLE 8.5.2 – Sales Milestones for Products
Sales Milestone Event	Sales Milestone Payment
[**]	[**]
[**]	[**]
[**]	[**]

8.5.4

Sales Milestones for LB-001.  Following LB-001 Option Exercise, within [**] after the first achievement of each milestone event set forth in this Section 8.5.4 (Sales Milestones for LB-001) (each, an “LB-001 Sales Milestone Event”) by or on behalf of CANbridge, any of its Affiliates or any sublicensee, CANbridge will notify LogicBio in writing of the achievement of such LB-001 Sales Milestone Event and, within [**] of CANbridge’s receipt of an invoice for such payment, CANbridge will make a non‑refundable and non‑creditable milestone payment to LogicBio in the amount set forth in this Section  8.5.4 (Sales Milestones for LB-001) corresponding to such Sales Milestone Event (each, an “LB-001 Sales Milestone Payment”). [**].

TABLE 8.5.4 – Sales Milestones for LB-001

Sales Milestone Event	Sales Milestone Payment
The Net Sales of LB-001 in Greater China in a Calendar Year reaches $[**]	[**]
The Net Sales of LB-001 in Greater China in a Calendar Year reaches $[**]	[**]
The Net Sales of LB-001 in Greater China in a Calendar Year reaches $[**]	[**]

8.6	Royalties for Products.
8.6.1

Royalty Payments.  On a Product‑by‑Product and country‑by‑country basis, during the Royalty Period of a Product in a country in the Territory, CANbridge will pay to LogicBio tiered royalties on the Net Sales of such Product in the CANbridge Field during each Calendar Year at the following rates:

TABLE 8.6.1 – Royalty Payments
Net Sales of Product in the CANbridge Field in the Territory During the Relevant Calendar Year (“Per Product Annual Net Sales”)	Marginal Royalty Rate
Global Net Sales of the Product in the CANbridge Field in a Calendar Year of up to $[**]	[**]
The portion of global Net Sales of the Product in the CANbridge Field in a Calendar Year which is in excess of $[**] but less than or equal to $[**]	[**]
The portion of global Net Sales of the Product in the CANbridge Field in a Calendar Year which is in excess of $[**] but less than or equal to $[**]	[**]
The portion of global Net Sales of the Product in the CANbridge Field in a Calendar Year which is in excess of $[**]	[**]

Each marginal royalty rate set forth in Table 8.6.1 (Royalty Payments) above will apply only to that portion of Per Product Annual Net Sales that falls within the indicated range. For example, if there is $[**] in Per Product Annual Net Sales for a Product, after conversion to U.S. Dollars of the Net Sales in each country in the Territory, then CANbridge would owe a royalty payment under this Section 8.6.1 (Royalty Payments) of [**].

8.6.2

Royalty Period.  On a Product-by-Product and country-by-country basis, CANbridge’s obligation to pay royalties for a Product in a country will begin upon the first sale of such Product in such country that results in a recordable Net Sale and will expire upon the last to occur of (a) the expiration of the last to expire Valid Claim within the LogicBio Technology Covering the manufacture, use or sale of such Product in such country in the CANbridge Field, (b) the expiration of all Regulatory Exclusivity, if any, for such Product in such country, and (c) 10 years after First Commercial Sale of such Product in such country (the “Royalty Period”). Upon expiration of the Royalty Period for a given Product in a given country (i) no further Royalties will be payable in respect of sales of such Product in such country, and (ii) the licenses granted to CANbridge under Section 2.1 (License to CANbridge) with respect to the Exploitation of such Product in such country will automatically become, fully paid-up, perpetual, irrevocable, and royalty free. For clarity, only a single royalty will be payable as a result of one or more Valid Claims within the LogicBio Technology Covering the manufacture, use or sale of such Product in such country during the applicable Royalty Period.

8.6.3	Royalty Reports; Payments.
(a)

Flash Reports. No later than [**] after the end of each Calendar Quarter during which any Royalties are owed, CANbridge will submit to LogicBio a written flash report of CANbridge’s reasonable, good faith estimate of (i) Net Sales of Products sold, in the currency for which such Products were sold, by or on behalf of CANbridge and its Affiliates and Sublicensees during such Calendar Quarter, and (ii) the royalties payable on such Net Sales.

(b)

Royalty Reports.  No later than [**] after the end of each Calendar Quarter during which any Royalties are owed, CANbridge will submit to LogicBio a written report of Net Sales of Products sold, in the currency for which such Products were sold, by or on behalf of CANbridge and its Affiliates and Sublicensees during such Calendar Quarter, and the royalties payable on such Net Sales [**] paid hereunder.

(c)

Royalty Payments.  Royalties will be payable on a Calendar Quarter basis and CANbridge will make any such payments within [**] after the end of the Calendar Quarter during which the applicable Net Sales of Products occurred.

8.6.4	Payment Adjustments.
(a)

Expiration of Valid Claims and Regulatory Exclusivity.  On a Product-by-Product and country-by-country basis, if during the Royalty Period for a Product in a given country, there is no Valid Claim within the LogicBio Technology Covering the manufacture, use or sale of such Product in such country and no Regulatory Exclusivity with respect to such Product in such country, then commencing in the [**] after the date on which this Section 8.6.4(a) (Expiration of Valid Claims) applies and for the remainder of the Royalty Period for such Product in such country during which there remains no Valid Claim within the LogicBio Technology Covering the manufacture, use or sale of such Product in such country and no Regulatory Exclusivity with respect to such Product in such country, the royalty rates set forth in Table 8.6.1 (Royalty Payments) with respect to such Product in such country will be reduced by [**] for the purposes of determining the royalties payable under Section 8.6.1 (Royalty Payments), subject to Section 8.6.4(d) (Maximum Payment Adjustments).

(b)

Biosimilar Competition. If during any Calendar Quarter during the Royalty Period for a Product in a given country, [**] and such Product sold in such Calendar Quarter in such country (as determined by data obtained from a mutually agreed upon Third Party source), then the percentage royalty payable on Net Sales of such Product in such country will be reduced by [**] for such Calendar Quarter.
(c)

Third Party Payments.  If CANbridge makes a royalty payment under any agreement with a Third Party pursuant to which CANbridge obtains a license or other rights under a Patent Right(s) owned or controlled by such Third Party (whether by acquisition or license) that is necessary to Exploit one or more Products in the CANbridge Field, then CANbridge may offset against the royalties due to LogicBio for such Products an amount equal to [**] of the royalties paid to such Third Party under such agreement in connection with the Exploitation of Products, in all cases, subject to Section 8.6.4(d) (Maximum Payment Adjustments).

(d)

Maximum Payment Adjustments. In no event will the royalty rate applicable to any Product in a given Calendar Quarter be less than [**] as a result of the aggregate reductions permitted pursuant to Section 8.6.4(a) (Expiration of Valid Claims), Section 8.6.4(b) (Biosimilar Competition) and Section 8.6.4(c) (Third Party Payments).

8.7	Royalties for LB-001.
8.7.1

LB-001 Royalty Payments. Following LB-001 Option Exercise, during the LB-001 Royalty Period in a country in Greater China, CANbridge will pay to LogicBio tiered royalties on the Net Sales of LB-001 in the CANbridge Field in Greater China during each Calendar Year at the following rates:

TABLE 8.7.1 – LB-001 Royalty Payments
Net Sales of LB-001 in the CANbridge Field in Greater China During the Relevant Calendar Year	Marginal Royalty Rate
Net Sales of LB-001 in the CANbridge Field in Greater China in a Calendar Year of up to $[**]	[**]
The portion of Net Sales of LB-001 in the CANbridge Field in Greater China in a Calendar Year which is in excess of $[**] but less than or equal to $[**]	[**]
The portion of Net Sales of LB-001 in the CANbridge Field in Greater China in a Calendar Year which is in excess of $[**] but less than or equal to $[**]	[**]
The portion of Net Sales of LB-001 in the CANbridge Field in Greater China in a Calendar Year which is in excess of $[**]	[**]

Each marginal royalty rate set forth in Table 8.7.1 (LB-001 Royalty Payments) above will apply only to that portion of LB-001 annual Net Sales in the CANbridge Field in Greater China that falls within the indicated range. For example, if there is $[**] of LB-001 annual Net Sales in the CANbridge Field in

Greater China, after conversion to U.S. Dollars of the Net Sales in each country in Greater China, then CANbridge would owe a royalty payment under this Section 8.7.1 (LB-001 Royalty Payments) of [**].

8.7.2

LB-001 Royalty Period. Following LB-001 Option Exercise, on a country-by-country basis, CANbridge’s obligation to pay royalties for LB-001 in a country will begin upon the first sale of LB-001 in such country that results in a recordable Net Sale and will expire upon the last to occur of (a) the expiration of the last to expire Valid Claim within the LogicBio LB-001 Technology Covering the manufacture, use or sale of LB-001 in such country in the CANbridge Field, (b) the expiration of all Regulatory Exclusivity, if any, for LB-001 in such country, and (c) 10 years after First Commercial Sale of LB-001 in such country (the “LB-001 Royalty Period”). Upon expiration of the LB-001 Royalty Period in a given country following LB-001 Option Exercise (i) no further royalties will be payable under this Agreement in respect of sales of LB-001 in such country, and (ii) the licenses granted to CANbridge under Section 2.8 (LB-001 Option) with respect to the Exploitation of LB-001 in such country will automatically become, fully paid-up, perpetual, irrevocable, and royalty free. For clarity, only a single royalty will be payable as a result of one or more Valid Claims within the LogicBio LB-001 Technology Covering the manufacture, use or sale of LB-001 in such country during the applicable LB-001 Royalty Period.

8.7.3

Royalty Reports; Payments; Payment Adjustments. Following LB-001 Option Exercise, the terms of Section 8.6.3 (Royalty Reports; Payments) and Section 8.6.4 (Payment Adjustments) will apply to royalty payments under Section 8.7 (Royalties for LB-001), mutatis mutandis; provided, however, that in no event will the royalty rate applicable to LB-001 in a given Calendar Quarter be less than [**] as a result of the aggregate reductions permitted pursuant to this Agreement.

8.8

Payment Method.  All payments to be made between the Parties under this Agreement will be made in Dollars and may be paid by wire transfer in immediately available funds to a bank account designated by the receiving Party.

8.9

Currency Exchange.  The rate of exchange to be used in computing the amount of currency equivalent in U.S. Dollars owed to a Party under this Agreement will be the monthly average exchange rate between each currency of origin and U.S. Dollars as reported by [**] or an equivalent resource as agreed by the Parties.

8.10

Late Payments.  If a Party does not receive payment of any sum due to it on or before the due date, simple interest will thereafter accrue on the sum due to such Party until the date of payment at the per annum rate equal to [**].

8.11

Income Tax Withholding.  Except as otherwise provided in this Section 8.11 (Income Tax Withholding), each Party will pay all income and other taxes (including interest) imposed on or measured with respect to its own income accruing to it under this Agreement (“Taxes”). If Applicable Laws require the withholding of Taxes from any payments made by CANbridge under this Agreement (“Agreement Payments”), CANbridge will make such withholding payments and will subtract from the applicable Agreement Payments the lesser of [**] provided, however, [**]. CANbridge will timely remit any amounts withheld under this provision to the appropriate Governmental Authority and will submit to LogicBio appropriate proof of payment of the withheld Taxes as well as the official receipts within a reasonable period of time. If CANbridge determines that any withholding in respect of Tax is required with respect to an Agreement Payment, CANbridge will provide reasonable advance notice to LogicBio of such required withholding and will cooperate with and provide to LogicBio reasonable assistance in order to allow LogicBio to eliminate or mitigate any such withholding Tax obligations with respect to Agreement Payments, including obtaining the benefit of any present or future treaty against double taxation which may apply to the Agreement Payments.

8.12

Foreign-Derived Deduction Eligible Income Reporting.  CANbridge will obtain and deliver to LogicBio, reasonably promptly following LogicBio’s request to provide, information as reasonably requested by LogicBio to meet any documentation requirements imposed by regulations issued under Section 250 of the Internal Revenue Code for the treatment of an appropriate portion of such amounts as “foreign-derived deduction eligible income” within the meaning of Section 250 of the Internal Revenue Code and the regulations thereunder.

8.13

Value Added Tax.  It is understood and agreed between the Parties that any payments made by any Party under this Agreement are exclusive of any value added tax or similar tax imposed upon such payments. Where such tax is properly chargeable in respect of any supply of goods or services made under this Agreement, [**].

8.14

Record Retention; Audits. Each Party will maintain and will cause its Affiliates and all Sublicensees to maintain, complete and accurate records in sufficient detail to permit the other Party to confirm the accuracy of the calculation of payments under this Agreement. Upon prior notice of at least [**], but not more than [**], such records will be available during regular business hours for a period of [**] from the end of the Calendar Year to which they pertain for examination at the expense of the requesting Party by an independent certified public accountant selected by the requesting Party  (or, if LogicBio is the requesting Party, CMRI) and reasonably acceptable to the other Party, for the sole purpose of verifying the accuracy of the financial reports and correctness of the payments furnished by the other Party pursuant to this Agreement. Any such auditor will not disclose the other Party’s Confidential Information, except to the extent such disclosure is necessary to verify the accuracy of the financial reports furnished by the other Party or the amount of payments due by the other Party under this Agreement. The accountant’s report will be disclosed simultaneously to both Parties, and such report will be the Confidential Information of each Party (with both Parties being deemed the Receiving Party with respect thereto) and subject to the terms Article 10 (Confidentiality); provided that, if LogicBio is the requesting Party, the Parties may disclose each such report to CMRI under the obligations of confidentiality and non-use set forth in the CMRI Agreement. Any amounts shown to be owed but unpaid will be paid within [**] after the date of the accountant’s report.  Any amounts shown to have been overpaid will be refunded within [**] after the date of the accountant’s report. The requesting Party will [**] of such audit unless such audit discloses an underpayment by the other Party of more than the greater of (a) [**] of the amount due and (b) $[**]. The audit rights in this Section 8.14 (Record Retention; Audits) will survive the Term for [**] following the effective date of any termination or expiration of this Agreement.

Article 9
REPRESENTATIONS, WARRANTIES, AND COVENANTS

9.1	Mutual Representations and Warranties of the Parties. Each Party represents and warrants to the other Party as of the Effective Date that:
9.1.1

Organization.  It is a corporation duly organized, validly existing, and in good standing under the laws of the jurisdiction of its organization, and has all requisite power and authority, corporate or otherwise, to execute, deliver, and perform this Agreement.

9.1.2

Binding Agreement.  This Agreement is a legal and valid obligation binding upon such Party and enforceable in accordance with its terms, subject to the effects of bankruptcy, insolvency, or other laws of general application affecting the enforcement of creditor rights, judicial principles affecting the availability of specific performance, and general principles of equity (whether enforceability is considered a proceeding at law or equity).

9.1.3

Authorization. The execution, delivery, and performance of this Agreement by such Party has been duly authorized by all necessary corporate action and does not conflict with any agreement, instrument, or understanding, oral or written, to which it is a party or by which it is bound, nor violate any Applicable Law or any order, writ, judgment, injunction, decree, determination, or award of any court or governmental body, or administrative or other agency presently in effect applicable to such Party.

9.1.4

No Further Approval.  It is not aware of any government authorization, consent, approval, license, exemption, or filing or registration with any court or governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, under any Applicable Law, currently in effect, necessary for, or in connection with, the transactions contemplated by this Agreement or any other agreement or instrument executed in connection herewith, or for the performance by it of its obligations under this Agreement and such other agreements (except for Regulatory Approvals, Pricing and Reimbursement Approvals, and similar authorizations from Governmental Authorities necessary for the Exploitation of Products as contemplated hereunder).

9.1.5

No Inconsistent Obligations.  It is not under any obligation, contractual or otherwise, to any Person that conflicts with or is inconsistent in any material respect with the terms of this Agreement, or that would impede the diligent and complete fulfillment of its obligations hereunder.

9.1.6

No Debarment.  Neither it nor any of its respective Affiliates has been Debarred by the FDA, is not subject to any similar sanction of other Governmental Authorities in the Territory, and, to its knowledge, neither it nor any of its respective Affiliates has used or engaged, in any capacity, in connection with this Agreement or any ancillary agreements (if any), any Person who either has been Debarred by such a Regulatory Authority.

9.2

Additional Representations and Warranties of LogicBio.  LogicBio represents and warrants to CANbridge as of the Effective Date and, with respect to LB-001, also as of the date CANbridge exercises the LB-001 Option (except as set forth in a disclosure schedule provided by LogicBio to CANbridge within [**] following the date of the LB-001 Option Exercise), that, in each case except as otherwise set forth in Schedule 9.2 (Disclosure Schedule):

9.2.1	it has the full right, power, and authority to grant all of the licenses and rights granted to CANbridge under this Agreement;
9.2.2	LogicBio’s rights, title, and interests to all the LogicBio Technology and LogicBio LB-001 Technology are free of any lien, encumbrance, charge, security interest, mortgage, or liability;
9.2.3	(a) Schedule 1.156 (LogicBio Licensed Patent Rights) sets forth a complete and accurate list of all Patent Rights existing as of the Effective Date that are owned or otherwise Controlled by LogicBio or any of its Affiliates and that claim any LogicBio Licensed Know-How, other than any such Patent Right that is a provisional patent application that claims any LogicBio Licensed Know-How that is necessary or useful for the Manufacture of Products (the “LogicBio Licensed Patent Rights Exception”); (b) LogicBio owns or otherwise Controls all Patent Rights listed on Schedule 1.156 (LogicBio Licensed Patent Rights); and (c) except as otherwise noted on Schedule 1.156 (LogicBio Licensed Patent Rights), LogicBio either exclusively owns all rights, title, and interests in and to such Patent Rights, or where LogicBio does not exclusively own any such Patent Right, Schedule 1.156 (LogicBio Licensed Patent Rights) identifies the Third Party that, to LogicBio’s Knowledge, Controls such Patent Rights and the agreement pursuant to which LogicBio Controls such Patent Right;

9.2.4

(a) Schedule 1.153 (LogicBio LB-001 Patent Rights) sets forth a complete and accurate list of all Patent Rights in Greater China existing as of the Effective Date that are owned or otherwise Controlled by LogicBio or any of its Affiliates and that claim any LogicBio LB-001 Know-How; (b) LogicBio owns or otherwise Controls all Patent Rights listed on Schedule 1.153 (LogicBio LB-001 Patent Rights); and (c) except as otherwise noted on Schedule 1.153 (LogicBio LB-001 Patent Rights), LogicBio exclusively owns all rights, title, and interests in and to such Patent Rights, and where LogicBio does not exclusively own any such Patent Right, Schedule 1.153 (LogicBio LB-001 Patent Rights) identifies the Third Party that, to LogicBio’s Knowledge, Controls such Patent Rights and the agreement pursuant to which LogicBio Controls such Patent Right;

9.2.5

(a) all LogicBio Licensed Patent Rights and LogicBio LB-001 Patent Rights, in each case that are owned by LogicBio, are being diligently prosecuted in the respective patent offices in accordance with Applicable Law; (b) to LogicBio’s knowledge, the inventorship of the LogicBio Licensed Patent Rights and LogicBio LB-001 Patent Rights is properly identified on each issued patent or patent application in the LogicBio Licensed Patent Rights; and (c) all fees required to be paid by LogicBio in any jurisdiction in order to maintain the LogicBio Licensed Patent Rights and LogicBio LB-001 Patent Rights have been timely paid and the LogicBio Licensed Patent Rights and LogicBio LB-001 Patent Rights are subsisting, and to LogicBio’s Knowledge, valid and enforceable;

9.2.6

there is no pending litigation, or [**], litigation that has been threatened against LogicBio in writing, that alleges, or any written communication received by LogicBio alleging, that LogicBio’s practice of the LogicBio Technology or LogicBio LB-001 Technology prior to the Effective Date has infringed, misappropriated, or otherwise violated the Intellectual Property of any Third Party;

9.2.7

there are no claims, judgments, or settlements against or pending with respect to the LogicBio Technology or LogicBio LB-001 Technology or amounts with respect thereto, owed by LogicBio or any of its Affiliates, and LogicBio has not received written notice threatening any such claims, judgments, or settlements;

9.2.8

[**], no Third Party has challenged the ownership, scope, duration, validity, enforceability, priority, or right to use any LogicBio Licensed Patent Rights or LogicBio LB-001 Patent Rights (including, by way of example, through the institution of or written threat of institution of interference, inter partes review, reexamination, protest, opposition, nullity, or similar invalidity proceeding before the United States Patent and Trademark Office or any foreign patent authority or court);
9.2.9	[**], no Third Party is infringing, misappropriating, or otherwise violating, or threatening to infringe, misappropriate, or otherwise violate the LogicBio Technology or LogicBio LB-001 Technology;
9.2.10	LogicBio has not previously assigned, transferred, conveyed, or granted any license or other rights under the LogicBio Technology or LogicBio LB-001 Technology;
9.2.11

to the extent permissible under Applicable Law, all employees, agents, advisors, consultants, contractors or other representatives of LogicBio or its Affiliates performing activities under this Agreement are and will be under an obligation to assign all rights, title, and interests in and to their Inventions and other Know-How, whether or not patentable, and Intellectual Property therein, to LogicBio or its Affiliates as the sole owner thereof, and CANbridge will have no obligation to contribute to any remuneration of any inventor employed or previously employed by LogicBio or any of its Affiliates in respect of any such Inventions and other Know-How and Intellectual Property therein that are so assigned to LogicBio or its Affiliate(s);

9.2.12	Other than the Existing In-License Agreements, there are no Third Party agreements pursuant to which LogicBio Controls any of the LogicBio Technology or LogicBio LB-001 Technology;
9.2.13	no written notice of default or termination has been received or given under any agreement pursuant to which LogicBio Controls any LogicBio Technology or LogicBio LB-001 Technology;
9.2.14

LogicBio and its Affiliates have taken [**] consistent with industry practices to protect the secrecy, confidentiality, and value of all LogicBio Licensed Know-How and LogicBio LB-001 Know-How that constitutes trade secrets under Applicable Law (including requiring all employees, consultants, and independent contractors to execute binding and enforceable agreements requiring all such employees, consultants, and independent contractors to maintain the confidentiality of such LogicBio Licensed Know-How and LogicBio LB-001 Know-How);

9.2.15

except as expressly set forth on Schedule 9.2.15, the LogicBio Technology and LogicBio LB-001 Technology has not been created pursuant to, and is not subject to, any funding agreement with any Governmental Authority or any Third Party, and is not subject to the requirements of the Bayh-Dole Act or any similar provision of any Applicable Law; LogicBio and its Affiliates have complied [**] with all reporting requirements under Applicable Law with respect to those Inventions and Patent Rights identified on Schedule 9.2.15;

9.2.16

LogicBio has provided to CANbridge true, complete, and correct (redacted) copies of all agreements relating to the Manufacture or supply of the Products and components thereof that are in effect as of the Effective Date (excluding any agreements for the purchase of ordinary course components or materials acquired by purchase order or without a supply agreement), a complete list of which appears on Schedule 9.2.16; there are no exclusivity provisions or any other restrictions in any agreement between

LogicBio or its Affiliates, on the one hand, and any Third Party relating to the Manufacture or supply of the Products and components thereof to LogicBio, on the other hand, that would limit CANbridge’s ability to Manufacture, or have the Products and components thereof Manufactured;

9.2.17

all works of authorship and all other materials subject to copyright protection included in LogicBio Licensed Know-How or LogicBio LB-001 Know-How are original and were either created by employees of LogicBio or its Affiliates within the scope of their employment or are otherwise works made for hire, or all right, title, and interest in and to such materials have been legally and fully assigned and transferred to LogicBio or such Affiliate, and all rights in all Inventions and discoveries, developed or invented by any employee or independent contractor of LogicBio or such Affiliate during the course of their employment (or other retention) by LogicBio or such Affiliate, and included in LogicBio Licensed Know-How or LogicBio LB-001 Know-How, or that are the subject of one or more LogicBio Licensed Patent Rights or LogicBio LB-001 Patent Rights, have been assigned in writing to LogicBio or its Affiliate; and

9.2.18	None of the LogicBio Licensed Patent Rights Exceptions are specifically related to the Target, Option Target or the Products.
9.3	Covenants of LogicBio.
9.3.1

LogicBio covenants to CANbridge that LogicBio will not, and will cause its Affiliates not to license, sell, assign, or otherwise transfer to any Person any LogicBio Technology (or agree to do any of the foregoing).

9.3.2

LogicBio covenants to CANbridge that, (i) prior to the LB-001 Option Deadline and (ii) if CANbridge exercises the LB-001 Option prior to the LB-001 Option Deadline, then during the Term of this Agreement, LogicBio will not, and will cause its Affiliates not to license, sell, assign, or otherwise transfer to any Person any LogicBio LB-001 Technology (or agree to do any of the foregoing).

9.3.3

LogicBio will (a) maintain Control of all LogicBio Licensed Know-How and LogicBio LB-001 Know-How; (b) not breach or be in default under any  In-License Agreements in a manner that would give rise to a right of termination under any such agreement; and (c) not terminate or amend any In-License Agreements in a manner that adversely affects CANbridge’s rights under this Agreement with respect to the Products, Targets, Option Targets or LB-001, without CANbridge’s prior written consent.  If LogicBio receives notice of any alleged [**] breach under any In-License Agreement, then LogicBio will promptly, but in no event less than [**] thereafter, provide written notice thereof to CANbridge and grant CANbridge the right (but not the obligation) to cure any such alleged breach.

9.4	Mutual Covenants.
9.4.1

Neither Party nor its Affiliates will use or engage, in any capacity, in connection with this Agreement or any ancillary agreements (if any), any Person who either has been Debarred by a Regulatory Authority.  Each Party will inform the other Party in writing promptly if it or any Person engaged by it or any of its Affiliates who is performing services under this Agreement or any ancillary agreements (if any) is Debarred, or if any action, suit, claim, investigation, or legal or administrative proceeding is pending or, to such Party’s knowledge (or LogicBio’s Knowledge in the case of LogicBio), is threatened, relating to the debarment or conviction of such Party, any of its Affiliates or any such Person performing services hereunder or thereunder.

9.4.2

Each Party and its Affiliates will comply [**] with all Applicable Laws (including all anti-bribery laws and export control laws) in the Exploitation of the Products and performance of its obligations and exercise of its rights under this Agreement.

9.4.3

Each Party and its Affiliates will, and will cause their respective contractors and consultants to, conduct all Development of Products and components thereof in accordance with GLP, GCP, as applicable and, in each case, as appropriate to the phase or stage of the relevant Development efforts, and other Applicable Law.

9.4.4

Each Party will, and will ensure that its Affiliates, Sublicensees, and Subcontractors obtain written agreements from any and all Persons involved in or performing any activities under this Agreement by or on behalf of such Party that assign such Persons’ rights, title, and interests in and to any Know-How or Inventions prior to any such Persons performing such activities.

9.4.5

Neither Party will [**] transfer to the other Party any goods, software, technology, or services that are (a) controlled at a level other than EAR99, or for reasons other than anti-terrorism, under the U.S. Export Administration Regulations; (b) controlled under the U.S. International Traffic in Arms Regulations; (c) specifically identified as an E.U. Dual Use Item; or (d) on an applicable export control list of a jurisdiction within the Territory.

9.5

Transparency Reporting.  Each Party will be responsible for tracking and reporting transfers of value initiated and controlled by its and its Affiliates’ employees, contractors, and agents pursuant to the requirements of the transparency or marketing reporting laws of any Governmental Authority in the Territory, including Section 6002 of the ACA, commonly referred to as the “Sunshine Act.”

9.6

DISCLAIMER OF WARRANTIES.  EXCEPT AS OTHERWISE EXPRESSLY SET FORTH HEREIN, NEITHER PARTY MAKES ANY REPRESENTATION OR EXTENDS ANY WARRANTIES OF ANY KIND, EITHER EXPRESS OR IMPLIED, INCLUDING ANY IMPLIED WARRANTIES OF TITLE, NON-INFRINGEMENT, MERCHANTABILITY, OR FITNESS FOR A PARTICULAR PURPOSE. IN PARTICULAR, NEITHER PARTY MAKES ANY REPRESENTATION NOR EXTENDS ANY WARRANTY THAT THE DEVELOPMENT CANDIDATES OR PRODUCTS WILL BE SUCCESSFULLY DEVELOPED OR COMMERCIALIZED HEREUNDER.

9.7

LIMITATION OF LIABILITY.  EXCEPT FOR DAMAGES RESULTING FROM BREACHES OF [**]  AND WITHOUT LIMITING EITHER PARTY’S OBLIGATIONS IN RESPECT OF [**], IN NO EVENT WILL EITHER PARTY HAVE ANY CLAIMS AGAINST OR LIABILITY TO THE OTHER PARTY WITH RESPECT TO ANY INDIRECT, PUNITIVE, SPECIAL, INCIDENTAL, OR CONSEQUENTIAL DAMAGES, OR ANY CLAIMS FOR LOST PROFITS OR REVENUES, ARISING UNDER OR IN CONNECTION WITH THIS AGREEMENT UNDER ANY THEORY OF LIABILITY, EVEN IF SUCH PARTY HAS BEEN INFORMED OR SHOULD HAVE KNOWN OF THE POSSIBILITY OF SUCH DAMAGES.

Article 10
CONFIDENTIALITY

10.1	Confidential Information. It is understood and agreed by the Parties that:
10.1.1

The terms and conditions, but not the existence, of this Agreement will be considered Confidential Information of both Parties and kept confidential by each of the Parties in accordance with this Article 10 (Confidentiality).

10.1.2

The Know-How and Patent Rights Controlled by a Party and all reports, information, and data provided by a Party to the other Party or its Affiliates or representatives hereunder will be considered such owning, Controlling or providing Party’s Confidential Information, as applicable, except that, (a) in addition to any information that is expressly designated herein as the Confidential Information of both Parties, any findings in respect of any audit or inspection performed under this Agreement will also be the Confidential Information of both Parties, unless expressly identified as the Confidential Information of a single Party hereunder, and (b) any Know-How or Patent Rights assigned by one Party to the other pursuant to the terms of this Agreement will be considered Confidential Information of the Party to whom such Know-How or Patent Rights are assigned.

10.2

Non-Disclosure and Non-Use Obligation.  Except as otherwise expressly set forth herein, the Receiving Party will, during the Term and for a period of [**] thereafter, keep the Confidential Information of the Disclosing Party confidential using at least the same degree of care with which the Receiving Party holds its own Confidential Information [**] and will not (a) disclose such Confidential Information to any Person without the prior written approval of the Disclosing Party, except, solely to exercise its rights or perform its obligations under this Agreement, to its employees, Affiliates, Sublicensees, and Subcontractors, consultants, or agents who have a need to know such Confidential Information, all of whom will be similarly bound by confidentiality, non-disclosure, and non-use provisions at least as restrictive or protective of the Parties as those set forth in this Agreement and for whom the Disclosing Party will be responsible, or (b) use such Confidential Information for any purpose other than for the purposes contemplated by this Agreement. The Receiving Party will use [**] to cause the foregoing Persons to comply with the restrictions on use and disclosure set forth in this Section 10.2 (Non-Disclosure and Non-Use Obligation) and will be responsible for ensuring that such Persons maintain the Disclosing Party’s Confidential Information in accordance with this Article 10 (Confidentiality). Each Party will promptly notify the other Party of any misuse or unauthorized disclosure of the other Party’s Confidential Information.

10.3

Exemptions.  Information of a Disclosing Party will not be Confidential Information of such Disclosing Party to the extent that the Receiving Party can demonstrate through competent evidence that such information: (a) is already in the possession of the Receiving Party at the time of its receipt from the Disclosing Party and not through a prior disclosure by or on behalf of the Disclosing Party, (b) is generally available to the public before its receipt from the Disclosing Party, (c) became generally available to the public or otherwise part of the public domain after its disclosure by the Disclosing Party and other than through any act or omission of the Receiving Party or any of its Affiliates or disclosees in breach of this Agreement, including pursuant to Section 10.9.3 (Publication Rights), (d) is subsequently disclosed to the Receiving Party or any of its Affiliates without obligation of confidentiality by a Third Party who may rightfully do so and is not under a conflicting obligation of confidentiality to the Disclosing Party, or (e) is developed independently by employees, Subcontractors, consultants or agents of the Receiving Party or any of its Affiliates without use of or reliance upon the Disclosing Party’s Confidential Information. No combination of features or disclosures will be deemed to fall within the foregoing exclusions merely because individual features are published or available to the general public or in the rightful possession of the Receiving Party unless the combination itself and principle of operation are published or available to the general public or in the rightful possession of the Receiving Party.

10.4

Permitted Disclosures.  In addition to the exceptions contained in Section 10.2 (Non-Disclosure and Non-Use Obligation) and Section 10.3 (Exemptions), the Receiving Party may disclose Confidential Information of the Disclosing Party to the extent (and solely to the extent) that such disclosure is reasonably necessary in the following instances:

10.4.1

(a) the Prosecution of Patent Rights as contemplated by this Agreement; or (b) Regulatory Submissions and other filings with Governmental Authorities (including Regulatory Authorities), as necessary for the Exploitation of a Product;

10.4.2

disclosure of the existence and applicable terms of this Agreement, the status and results of Exploitation of one or more Products to actual or bona fide potential investors, acquirors, Sublicensees, lenders, and other financial or commercial partners, and their respective attorneys, accountants, banks, investors, and advisors, solely for the purpose of evaluating or carrying out an actual or potential investment, acquisition, sublicense, debt transaction, or collaboration; provided that, in each such case, (a) such Persons are bound by obligations of confidentiality, non-disclosure, and non-use provisions at least as restrictive or protective of the Parties as those set forth in this Agreement or otherwise customary for such type and scope of disclosure, (b) that any such disclosure is limited to the maximum extent practicable for the particular context in which it is being disclosed, and (c) notwithstanding the foregoing (a) and (b), that the term of such confidentiality obligation must be consistent with industry standards, but in all cases at least [**];

10.4.3

if required by Applicable Law, including as may be required in connection with any filings made with, or by the disclosure policies of a securities exchange (as set forth in additional detail in Section 10.5 (Confidential Treatment)); provided that the Party seeking to disclose the Confidential Information of the other Party: (a) use all reasonable efforts to inform the other Party prior to making any such disclosures and cooperate with the other Party in seeking a protective order or other appropriate remedy (including redaction); and (b) whenever possible, request confidential treatment of such information in accordance with Section 10.5 (Confidential Treatment);

10.4.4

to prosecute or defend litigation so long as there is [**] prior written notice given by the Receiving Party before filing, and to enforce Patent Rights in connection with the Receiving Party’s rights and obligations pursuant to this Agreement; and

10.4.5

to allow the Receiving Party to exercise its rights and perform its obligations hereunder, provided that such disclosure is covered by terms of confidentiality and non-use at least as restrictive as those set forth herein.

If and whenever any Confidential Information is disclosed in accordance with this Section 10.4 (Permitted Disclosures), such disclosure will not cause any such information to cease to be Confidential Information except to the extent that such disclosure results in a public disclosure of such information (other than by breach of this Agreement).

10.5

Confidential Treatment.  Notwithstanding any provision to the contrary set forth in this Agreement, if a Party is required to make a disclosure of the other Party’s Confidential Information pursuant to Section 10.4.3 and Section 10.4.4, then it will, to the extent not prohibited by Applicable Law or judicial or administrative process, except where impracticable, give reasonable advance notice to the other Party of such proposed disclosure and use reasonable efforts to secure confidential treatment of such information and will only disclose that portion of Confidential Information that is legally required to be disclosed as advised by its legal counsel.  In any event, each Party agrees to take all reasonable action to avoid disclosure of Confidential Information of the other Party hereunder.  In addition, the Parties acknowledge that either or both Parties may be obligated to file a copy of this Agreement (or portions of this Agreement or an abstract of the terms of this Agreement) with the SEC or other Governmental Authorities.  Each Party will be entitled to make such a required filing, provided that it initially files a redacted copy of this Agreement (or portions of this Agreement or an abstract of the terms of this Agreement) (“Redacted Agreement”) and requests confidential treatment of the terms redacted from this Agreement for a reasonable period of time.  In the event of any such filing, each Party will (a) permit the other Party to review and comment upon such request for confidential treatment [**] reasonably in advance of its submission to the SEC or such other Governmental Authorities, and (b) [**] the other Party’s comments thereon to the extent consistent with the then-current legal requirements governing redaction of information from material agreements that must be publicly filed in the applicable country.  Each Party will be responsible for its own legal and other external costs in connection with any such filing, registration, or notification.

10.6

Relationship to Confidentiality Agreement.  This Agreement supersedes the Confidentiality Agreement; provided, however, that all “Confidential Information” disclosed or received by the Parties and their Affiliates thereunder will be deemed the Confidential Information of the originally disclosing Party hereunder and will be subject to the terms and conditions of this Agreement.

10.7

Equitable Relief.  Given the nature of the Confidential Information and the competitive damage that could result to a Party upon unauthorized disclosure, use, or transfer of its Confidential Information to any Third Party, the Parties agree that monetary damages may not be a sufficient remedy for any breach of this Article 10 (Confidentiality).  In addition to all other remedies, a Party will be entitled to seek specific performance and injunctive and other equitable relief as a remedy for any breach or threatened breach of this Article 10 (Confidentiality).

10.8

Use of Name and Logo. Subject to Section 10.9.2 (Announcement), neither LogicBio nor CANbridge will use the other Party’s or its Affiliates’ (or, if the other Party is LogicBio, CMRI’s or any Co-Owner’s) name or logo in any label, press release, or product advertising, or for any other promotional purpose, without first obtaining the other Party’s written consent.

10.9	Publications.
10.9.1

Coordination.  LogicBio and CANbridge will, from time to time and at the request of the other Party, discuss the general information content relating to this Agreement that may be publicly disclosed.  All publications will be made in accordance with the process set forth in Section 10.9.3 (Publication Rights).

10.9.2

Announcements. Except as may be expressly permitted under Section 10.4 (Permitted Disclosures) or Section 10.9.1 (Coordination), neither Party will make any public announcement regarding this Agreement without the prior written approval of the other Party, except for either Party’s references to the other as the licensor or licensee (as applicable) or a collaboration partner under this Agreement. The Parties may issue a press release regarding the signing of this Agreement after the Effective Date. Each Party will be permitted to issue press releases indicating the payment of a milestone or the achievement of the milestone event corresponding to the payment, in each case upon the prior written consent of the other Party (consent not to be unreasonably withheld, conditioned or delayed). The press release to be issued by the Parties on or following the Effective Date will be substantially in the form of press release set forth on Schedule 10.9.2 (Press Release). After the issuance of such press release or other permitted public disclosure by a Party, either Party may make subsequent public disclosures reiterating such information without having to obtain the other Party’s prior consent and approval so long as the information in such press release or other public announcement remains true, correct, and the most current information with respect to the subject matters set forth therein.  For clarity, nothing in this Agreement will prevent CANbridge from making any scientific publication or public announcement concerning CANbridge’s Development, Manufacture or Commercialization activities with respect to LB-001 or any Product under this Agreement; provided, however, that, except as permitted under Section 10.4 (Permitted Disclosures), CANbridge will not disclose any such publication or announcement without obtaining LogicBio’s prior written consent (consent not to be unreasonably withheld, conditioned or delayed).

10.9.3	Publication Rights.
(a)

Publication Rights for Products. Except as set forth in Section 10.9.3(b) (Publication Rights), each Party may, in its sole discretion, publish results of Development activities conducted by or on behalf of such Party with respect to a Product, provided, however, that the other Party will have the right to review all proposed publications prior to submission of such publication, in accordance with the procedures set forth in this Section 10.9.3(a) (Publication Rights for Products).  If a Party (the “Publishing Party”) intends to make any publication or presentation related to any Development activities conducted with respect to a Product, then the Publishing Party will first provide the other Party with a copy of the applicable proposed abstract, manuscript, or presentation no less than [**] prior to its intended submission for publication or presentation. The other Party will respond in writing promptly and in no event later than [**] after receipt of the proposed material with (i) any concerns regarding any the disclosure of any information or subject matter that, in the other Party’s reasonable discretion, would present issues as to patentability of the relevant subject matter, (ii) any request for the removal of any of the other Party’s Confidential Information, or (iii) any other comments on such proposed material. The Publishing Party will consider [**] any reasonable comments provided by the other Party under the foregoing clause (iii), and will not unreasonably withhold incorporating any such reasonable comment in the applicable material prior to publication or presentation. In the event of any concern raised regarding protection of Intellectual Property rights of the other Party, the Publishing Party will not submit such publication or make such presentation that contains such information until the Parties are given a reasonable period of time, and in no event less than [**], to seek patent or other Intellectual Property protections in accordance with the terms of this Agreement covering any material in such publication or presentation that it believes is protectable. Subject to Section 10.4 (Permitted Disclosures), the Publishing Party will remove any Confidential Information of the other Party for which the other Party requests such removal from any such proposed publication or presentation.
(b)

Publication Rights for LB-001. LogicBio may, in its sole discretion, publish results of all Clinical Trials and other Development activities conducted pursuant to [**] for LB-001 and CANbridge will have no right to publish the results of such Clinical Trials or other Development activities without LogicBio’s prior written consent.  CANbridge may [**], publish scientific publications or make public announcements concerning CANbridge’s Development and Commercialization of LB-001 under this Agreement, provided, however, that, except as permitted under Section 10.4 (Permitted Disclosures), CANbridge will not make any such publication or announcement without obtaining LogicBio’s prior written consent to do so.

10.9.4

Publication Guidelines.  All publications relating to Products and LB-001 will be prepared, presented, and published in accordance with pharmaceutical industry accepted guidelines including: (a) International Committee of Medical Journal Editors (ICMJE) guidelines, (b) Uniform Requirements for Manuscripts Submitted to Biomedical Journals: Writing and Editing for Biomedical Publication, (c) Pharmaceutical Research and Manufacturers of America (PhRMA) guidelines, and (d) Principles on Conduct of Clinical Trials.

10.9.5

Clinical Trial Transparency.  Both Parties agree to collaborate to maintain compliance with all Applicable Law related to Clinical Trial transparency, as well as any industry guidelines/codes of conduct, or other obligations that may apply to either the sponsor of any Clinical Trial or the owner of any Regulatory Approval, all as related to any Product or to LB-001. The Parties will cooperate to maintain Clinical Trial transparency consistent with each sponsor’s Clinical Trial registration, summary result, and data sharing transparency policies and will support disclosure of Confidential Information as needed based on the needs of the sponsors of the study or the Regulatory Approval holder with respect to any Product or LB-001.

Article 11
INTELLECTUAL PROPERTY

11.1	Ownership.
11.1.1

Background Technology.  CANbridge will own and retain all of its rights, title and interests in and to the CANbridge Background Technology, and LogicBio will own and retain all of its rights, title and interests in and to the LogicBio Background Technology.

11.1.2	Collaboration Technology.
(a)

CANbridge Collaboration Technology.  CANbridge will own all rights, title and interests in and to (a) (i) all Know-How, other than LogicBio Background Improvement Know-How, that is Created solely by or on behalf of CANbridge or its Affiliates in connection with the performance of CANbridge’s activities under this Agreement and (ii) all CANbridge Background Improvement Know-How, regardless of inventorship ((i) and (ii), collectively, the “CANbridge Collaboration Know-How”) and (b) all Patent Rights that claim CANbridge Collaboration Know-How, including all CANbridge Background Improvement Patent Rights (the “CANbridge Collaboration Patent Rights”).
(b)

LogicBio Collaboration Technology.  LogicBio will own all rights, title and interests in and to (a) (i) all Know-How, other than CANbridge Background Improvement Know-How, that is Created solely by or on behalf of LogicBio or its Affiliates in connection with the performance of LogicBio activities under this Agreement and (ii) all LogicBio Background Improvement Know-How, regardless of inventorship ((i) and (ii), collectively, the “LogicBio Collaboration Know-How”) and (b) all Patent Rights that claim LogicBio Collaboration Know-How, including all LogicBio Background Improvement Patent Rights (the “LogicBio Collaboration Patent Rights”).

(c)

Joint Collaboration Technology.  The Parties will jointly own all rights, title and interests in and to (a) all Know-How, other than LogicBio Background Improvement Know-How and CANbridge Background Improvement Know-How, that is Created jointly by or on behalf of CANbridge or its Affiliates, on the one hand, and LogicBio or its Affiliates, on the other hand, in connection with the performance of activities under this Agreement (the “Joint Collaboration Know-How”) and (b) all Patent Rights that claim Joint Collaboration Know-How (the “Joint Collaboration Patent Rights”).

11.1.3	Inventorship. All determinations of inventorship under this Agreement will be made in accordance with U.S. patent law.
11.1.4

Disclosure.  Each Party will promptly disclose to the other Party all Inventions within the CANbridge Collaboration Know-How, LogicBio Collaboration Know-How, and Joint Collaboration Know-How that it Creates, whether solely or jointly with others (in any event, prior to the filing of any patent application with respect to such Inventions), including all invention disclosures or other similar documents submitted to such Party by its or its Affiliates’ employees, agents, or independent contractors relating thereto.  Each Party will also promptly respond to reasonable requests from the other Party for additional information relating thereto.

11.2	Assignments.
11.2.1

Assignment by CANbridge.  CANbridge will and hereby does assign to LogicBio all of CANbridge’s rights, title, and interests in and to LogicBio Background Improvement Technology, and LogicBio hereby accepts such assignment.  Without limiting Section 11.2.2 (CANbridge Covenants in Support of Assignment), if CANbridge is unable to assign any LogicBio Background Improvement Technology, then CANbridge hereby grants to LogicBio a royalty-free, fully paid-up, worldwide, exclusive (even as to CANbridge, subject to the terms and conditions of this Agreement), perpetual, irrevocable license (with the right to grant sublicenses through multiple tiers) under such LogicBio Background Improvement Technology for any and all purposes, subject to the terms and conditions of this Agreement. For clarity, CANbridge will not file any Patent Rights claiming any Invention within the LogicBio Background Improvement Technology.

11.2.2

CANbridge Covenants in Support of Assignment.  CANbridge will take (and cause its Affiliates and sublicensees (including Sublicensees, as applicable), and their respective employees, agents, and contractors to take) such further actions reasonably requested by LogicBio to evidence the assignments set forth in this Section 11.2.1 (Assignment by CANbridge) and to assist LogicBio in obtaining Patent Rights and other Intellectual Property protection for Inventions within the LogicBio Background Improvement Technology, including executing further assignments, consents, releases, and other commercially reasonable documentation and providing good faith testimony by affidavit, declaration, in-person, or other proper means in support of any effort by LogicBio to establish, perfect, defend, or enforce its rights in the LogicBio Background Improvement Technology through prosecution of governmental filings, regulatory proceedings, litigation, and other means. CANbridge will obligate its employees, Affiliates, sublicensees (including Sublicensees), and subcontractors to assign all Inventions and other Intellectual Property Created in connection with any activities performed in connection with this Agreement, prior to the performance of such activities, to CANbridge (or directly to LogicBio, as applicable) to ensure that CANbridge can comply with its obligations under Section 11.2.1 (Assignment by CANbridge), and CANbridge will promptly obtain such assignment. Without limitation, CANbridge will cooperate with LogicBio if LogicBio applies for U.S. or foreign patent protection for Inventions within the LogicBio Background Improvement Technology and will obtain the cooperation of the individual inventors of any such Inventions or Know-How.

11.2.3

Assignment by LogicBio.  LogicBio will and hereby does assign to CANbridge all of LogicBio’s rights, title, and interests in and to CANbridge Background Improvement Technology, and CANbridge hereby accepts such assignment.  Without limiting Section 11.2.4 (LogicBio Covenants in Support of Assignment), if LogicBio is unable to assign any CANbridge Background Improvement Technology, then LogicBio hereby grants to CANbridge a royalty-free, fully paid-up, worldwide, exclusive (even as to LogicBio, subject to the terms and conditions of this Agreement), perpetual, irrevocable license (with the right to grant sublicenses through multiple tiers) under such CANbridge Background Improvement Technology for any and all purposes, subject to the terms and conditions of this Agreement. For clarity, LogicBio will not file any Patent Rights claiming any Invention within the CANbridge Background Improvement Technology.

11.2.4

LogicBio Covenants in Support of Assignment.  LogicBio will take (and cause its Affiliates and sublicensees (including Sublicensees, as applicable), and their respective employees, agents, and contractors to take) such further actions reasonably requested by CANbridge to evidence the assignments set forth in Section 11.2.3 (Assignment by LogicBio) and to assist CANbridge in obtaining Patent Rights and other Intellectual Property protection for Inventions within the CANbridge Background Improvement Technology, including executing further assignments, consents, releases, and other commercially reasonable documentation and providing good faith testimony by affidavit, declaration, in-person, or other proper means in support of any effort by CANbridge to establish, perfect, defend, or enforce its rights in the CANbridge Background Improvement Technology through prosecution of governmental filings, regulatory proceedings, litigation, and other means. LogicBio will obligate its employees, Affiliates, sublicensees (including Sublicensees), and subcontractors to assign all Inventions and other Intellectual Property Created in connection with any activities performed in connection with this Agreement, prior to the performance of such activities, to LogicBio (or directly to CANbridge, as applicable) to ensure that LogicBio can comply with its obligations under Section 11.2.3 (Assignment by LogicBio), and LogicBio will promptly obtain such assignment. Without limitation, LogicBio will cooperate with CANbridge if CANbridge applies for U.S. or foreign patent protection for Inventions within the CANbridge Background Improvement Technology and will obtain the cooperation of the individual inventors of any such Inventions or Know-How.

11.3

Joint Collaboration Technology.  Subject to the terms and conditions set forth in this Agreement, including the licenses granted in Section 2.1 (License to CANbridge) and Section 2.3 (Licenses to LogicBio), the Parties will jointly own all Joint Collaboration Technology, and each Party is entitled to practice the Joint Collaboration Technology for all purposes on a worldwide basis and to license such Joint Collaboration Technology through multiple tiers without consent of the other Party (where consent is required by Applicable Law, such consent is deemed hereby granted) and without a duty of accounting to the other Party.  Each Party will grant and hereby does grant to the other Party all further permissions, consents, and waivers with respect to, and all licenses under, the Joint Collaboration Technology, throughout the world, necessary to provide the other Party with full rights of use and Exploitation of the Joint Collaboration Technology.  Without limitation, each Party will cooperate with the other Party if the Parties determine to apply for U.S. or foreign patent protection for any Joint Collaboration Technology and will obtain the cooperation of the individual inventors of any such Joint Collaboration Technology.

11.4	Patent Prosecution.
11.4.1

Patent Coordinators. Each Party will appoint a patent coordinator reasonably acceptable to the other Party (each, a “Patent Coordinator”) to serve as such Party's primary liaison with the other Party on matters relating to the Prosecution and enforcement of LogicBio Licensed Patent Rights and Joint Collaboration Patent Rights. The Patent Coordinators will meet in person or by means of telephone or video conference at least once each Calendar Quarter during the Agreement Term. Each Party may replace its Patent Coordinator at any time by providing notice in writing to the other Party.

11.4.2	Prosecution of LogicBio Licensed Patent Rights.
(a)	As between the Parties, CANbridge will have the [**] and LogicBio will have the [**]. The Parties will [**] in Prosecuting LogicBio Licensed Patent Rights, and [**].
(b)

If a Prosecuting Party decides to abandon or allow to lapse, or otherwise determines not to Prosecute a LogicBio Licensed Patent Right in any country or region in the Territory (including failing to timely respond to a patent office communication without timely filing a continuation or divisional application to preserve such Patent Rights), then the Prosecuting Party will provide reasonable prior written notice to the other Party of such intention (which notice the Prosecuting Party will provide to the other Party, to the extent possible, no later than [**] prior to the next deadline for any action that must be taken to avoid abandonment with respect to any such Patent Right), so as to provide the other Party a reasonable amount of time to meet any applicable deadline to establish or preserve such Patent Rights in such country or region. In such case, upon written notice to the Prosecuting Party, the other Party will have the right (but not the obligation) to assume responsibility for continuing Prosecution of such Patent Right in such country or region in [**] at the other Party’s sole expense. [**].
(c)

If CANbridge has the right to control the Prosecution of any LogicBio Licensed Patent Right pursuant to this Section 11.4.2 (Prosecution of LogicBio Licensed Patent Rights), then LogicBio will promptly deliver to CANbridge copies of all necessary files related to such Patent Rights with respect to which responsibility has been transferred and will take all actions and execute all documents reasonably necessary for CANbridge to assume such Prosecution, which files and documents will be the Confidential Information of LogicBio hereunder.

(d)	The Parties will [**]; provided that, unless LogicBio otherwise agrees, LogicBio will have the [**] and will, to the extent permitted by Applicable Law, make [**].
11.4.3

Prosecution of LogicBio LB-001 Patent Rights.  As between the Parties, (a) following LB-001 Option Exercise, LogicBio will have the [**] all LogicBio LB-001 Patent Rights in Greater China and (b)   except as set forth in clause (a), LogicBio will have the [**] all LogicBio LB-001 Patent Rights worldwide [**]. Following  LB-001 Option Exercise, LogicBio will [**] relating to the Prosecution of the LogicBio LB-001 Patent Rights in Greater China and will [**].  Following LB-001 Option Exercise, the Parties will [**]. Following LB-001 Option Exercise, if  [**] decides to abandon or allow to lapse, or otherwise determines not to Prosecute a LogicBio LB-001 Patent Right in any country or region in Greater China (including failing to timely respond to a patent office communication without timely filing a continuation or divisional application to preserve such Patent Rights), then [**] of such intention [**] prior to the next deadline for any action that must be taken to avoid abandonment with respect to any such Patent Right), so as to provide [**] a reasonable amount of time to meet any applicable deadline to establish or preserve such Patent Rights in such country or region. In such case, upon written notice [**] to assume responsibility for continuing Prosecution of such Patent Right in such country or region [**], provided that if [**]. If CANbridge has the right to control the Prosecution of any LogicBio LB-001 Patent Right pursuant to this Section 11.4.2 (Prosecution of LogicBio LB-001 Patent Rights),  then LogicBio will promptly deliver to CANbridge copies of all necessary files related to such Patent Rights in Greater China with respect to which responsibility has been transferred and will take all actions and execute all documents reasonably necessary for CANbridge to assume such Prosecution, which files and documents will be the Confidential Information of LogicBio hereunder.

11.4.4

Prosecution of Joint Collaboration Patent Rights.  Notwithstanding Section 11.4.2 (Prosecution of LogicBio Licensed Patent Rights) or Section 11.4.3 (Prosecution of LogicBio LB-001 Patent Rights), as between the Parties, CANbridge will have the [**] any Joint Collaboration Patent Rights that Cover a Product. CANbridge will [**] relating to its Prosecution of such Joint Collaboration Patent Rights and will [**].  LogicBio will have the [**] any Joint Collaboration Patent Rights that do not Cover a Product. LogicBio will [**] relating to its Prosecution of such Joint Collaboration Patent Rights and will [**]. The Parties will [**]. If a Party decides to abandon or allow to lapse, or otherwise determines not to Prosecute a Joint Collaboration Patent Right in any country or region in the Territory (including failing to timely respond to a patent office communication without timely filing a continuation or divisional application to preserve such Patent Rights), then such Party will provide reasonable prior written notice to the other Party of such intention (which notice such Party will provide to such other Party, to the extent possible, no later than [**] prior to the next deadline for any action that must be taken to avoid abandonment with respect to any such Patent Right), so as to provide such other Party a reasonable amount of time to meet any applicable deadline to establish or preserve such Patent Rights in such country or region. In such case, upon written notice to such Party, such other Party will have the right (but not the obligation) to assume responsibility for continuing Prosecution of such Patent Right in such country or region at such other Party’s sole expense and such Party will promptly deliver to such other Party copies of all necessary files related to such Patent Rights with respect to which responsibility has been transferred and will take all actions and execute all documents reasonably necessary for such other Party to assume such Prosecution.

[**].

11.4.5

Prosecution of LogicBio Background Patent Rights and LogicBio Collaboration Patent Rights Other than LogicBio Licensed Patent Rights and LogicBio LB-001 Patent Rights.  As between the Parties, LogicBio will have [**] the (a) LogicBio Background Patent Rights and (b) LogicBio Collaboration Patent Rights (in each case ((a) and (b)), other than the LogicBio Licensed Patent Rights and LogicBio LB-001 Patent Rights) [**].

11.4.6

Prosecution of CANbridge Background Patent Rights and CANbridge Collaboration Patent Rights.  As between the Parties, CANbridge will have [**] the CANbridge Background Patent Rights and the CANbridge Collaboration Patent Rights [**].

11.4.7

Cooperation and Coordination.  The non-Prosecuting Party will (a) obtain and deliver to the Prosecuting Party any necessary documents for the Prosecuting Party to exercise its rights to Prosecute all Patent Rights pursuant to Section 11.4 (Patent Prosecution), as applicable, (b) render all signatures that will be necessary in connection with all such patent filings, and (c) assist the Prosecuting Party in all other reasonable ways that are necessary for the issuance of those Patent Rights for which such Prosecuting Party is responsible, as well as for the preparation, Prosecution of such Patent Rights.

11.5	Enforcement of LogicBio Licensed Technology.
11.5.1

Notice.  During the Term, the Parties will promptly notify each other in writing if either Party becomes aware of any suspected, threatened, or actual infringement or misappropriation by any Third Party of any LogicBio Technology arising from the making, using, offering to sell, selling, or importing of a product in the CANbridge Field in the Territory that would be competitive with a Product (a “Competing Infringement”).  Each Party will provide any available evidence of such Competing Infringement with such notification.

11.5.2	Infringement Actions for Infringements by Third Parties.
(a)

[**]. Subject to this Section 11.5.2 (Infringement Actions for Infringements by Third Parties), as between the Parties, during the Term, CANbridge will have [**] with respect to any LogicBio Product-Specific Licensed Patent Right. [**].

(b)

[**].  CANbridge will have a period of [**] after its receipt or delivery of notice under Section 11.5.1 (Notice) [**] described in Section 11.5.2(a) ([**]) against any Competing Infringement (or to settle or otherwise secure the abatement of such Competing Infringement).  [**].

(c)	[**]. Except as provided in Section 11.5.2(a) ([**]), LogicBio has [**].
(d)	[**]. Subject to [**] to Section 11.5.2(a) ([**]), LogicBio will have a period of [**] after its receipt or delivery of notice under Section 11.5.1 (Notice) [**].
(e)

CANbridge Enforcement of LogicBio Patent Rights.  If CANbridge has the right to enforce LogicBio Licensed Patent Rights pursuant to Section 11.5.2(a) ([**]) or Section 11.5.2(d) ([**]), then the Parties will discuss in good faith and determine the strategy for enforcing such claims included in such LogicBio Licensed Patent Rights.  CANbridge will not take any action with respect to such enforcement that is inconsistent with the strategy agreed to by the Parties. LogicBio will be entitled to separate representation in such matter by counsel of its own choice and at its own expense.  CANbridge acknowledges and agrees that the LogicBio Licensed Patent Rights may be licensed to or from Third Parties who have rights with respect to the enforcement of such LogicBio Licensed Patent Rights and that CANbridge’s rights to conduct any enforcement activities with respect to the LogicBio Licensed Patents Rights are subject in all cases to such rights of any such Third Party(ies). LogicBio may consult with such Third Party licensors prior to making any decisions with respect to enforcement activities under this Section 11.5.2 (Infringement Actions for Infringements by Third Parties).  CANbridge will  provide LogicBio with drafts of all material papers to be filed with the court reasonably in advance of their being filed, so that LogicBio (and LogicBio’s licensors, as applicable) can comment and provide input with respect to such draft filings, and CANbridge will consider such comments in good faith.  If such action is brought by CANbridge pursuant to Section 11.5.2(a) ([**]), or Section 11.5.2(d) ([**]) then CANbridge will discuss such action with LogicBio and [**].

(f)

Procedures.  Without limiting the foregoing, if the Party having the right to initiate an Infringement Action under this Section 11.5.2 (Infringement Actions against Infringements by Third Parties) (the “Initiating Party”) desires to initiate such Infringement Action but may not do so due to Applicable Law or regulation (even as the assignee or exclusive licensee of such infringed Patent Right), then such Initiating Party may require that the other Party join as a named party in such action at the Initiating Party’s sole cost and expense.  The Initiating Party will take the lead in the control and conduct of any such Infringement Action under Section 11.5.2 (Infringement Actions for Infringements by Third Parties) and will keep the other Party reasonably informed of any such Infringement Action, and the other Party will reasonably assist the Initiating Party in any such Infringement Action under Section 11.5.2 (Infringement Actions for Infringements by Third Parties) at the Initiating Party’s expense.  In no event may the Initiating Party settle any such Infringement Action in a manner that would limit the rights of the other Party or impose any obligation on the other Party, in each case, without the other Party’s prior written consent, which consent will not be unreasonably withheld, conditioned, or delayed.

(g)

Recoveries.  Any amount recovered in any Infringement Action under Section 11.5.2 (Infringement Actions for Infringements by Third Parties), including any amount recovered in any settlement of such Infringement Action, will be shared as follows:

(i)	[**]; then
(ii)	[**].
(iii)	[**].
11.6	Enforcement of LogicBio LB-001 Technology.
11.6.1

Notice. During the Term following LB-001 Option Exercise, the Parties will promptly notify each other in writing if either Party becomes aware of any suspected, threatened, or actual infringement or misappropriation by any Third Party of any LogicBio LB-001 Technology arising from the making, using, offering to sell, selling, or importing of a product in the CANbridge Field in Greater China that would be competitive with LB-001 (a “LB-001 Competing Infringement”).  Each Party will provide any available evidence of such LB-001 Competing Infringement with such notification.

11.6.2	Infringement Actions for Infringements by Third Parties in Greater China.
(a)

[**]. Following LB-001 Option Exercise, subject to this Section 11.6.2 (Infringement Actions for Infringements by Third Parties in Greater China), as between the Parties, during the Term, CANbridge will have the [**] against any LB-001 Competing Infringement in Greater China against any Third Party with respect to any LogicBio LB-001 Patent Right that Covers [**].

(b)

[**].  CANbridge will have a period of [**] after its receipt or delivery of notice under Section 11.6.1 (Notice) to elect to so enforce the LogicBio LB-001 Patent Rights described in Section 11.5.2(a) ([**].

(c)

Additional Terms; Procedures; Recoveries. The terms of Section 11.5.2(e) (CANbridge Enforcement of LogicBio Patent Rights) will apply to CANbridge’s right to enforce LogicBio LB-001 Patent Rights under Section 11.6.2 (Infringement Actions for Infringements by Third Parties in Greater China), mutatis mutandis. The terms of Section 11.5.2(f) (Procedures) and Section 11.5.2(g) (Recoveries) will apply to each Party’s right to enforce LogicBio LB-001 Patent Rights under Section 11.6.2 (Infringement Actions for Infringements by Third Parties in Greater China), mutatis mutandis.

11.6.3

Infringement Actions for Infringements by Third Parties outside Greater China. Except as set forth in Section 11.6.2 (Infringement Actions for Infringements by Third Parties in Greater China), as between the Parties, LogicBio will have the [**].

11.7	Infringement of Third Party Rights.
11.7.1

Notice.  If any Product becomes the subject of a Third Party’s claim or assertion of infringement of a Patent Right within the Territory, the Party first having notice of the claim or assertion will promptly notify the other Party.

11.7.2

Defense.  Except as otherwise provided in Article 12 (Indemnification; Insurance), CANbridge will have [**] to defend any such Third Party claim or assertion of infringement of a Patent Right, [**]. The non-defending Party will reasonably cooperate with the Party conducting the defense of the claim or assertion, including if required to conduct such defense, furnishing a power of attorney.

11.7.3

Settlement; Licenses.  Except as otherwise provided in Article 12 (Indemnification; Insurance), neither Party will enter into any settlement of any claim described in this Section 11.7 (Infringement of Third Party Rights) that affects the other Party’s rights or interests without such other Party’s written consent, such consent not to be unreasonably withheld, conditioned, or delayed.  Each Party will have the right to decline to defend or to tender the defense of any claim described in this Section 11.7 (Infringement of Third Party Rights) upon reasonable written notice to the other Party, including if the other Party fails to agree to a settlement that the declining Party proposes.  Except as otherwise provided in Article 12 (Indemnification; Insurance), any settlement or license fees incurred by [**] under this Section 11.7.3 (Settlement; Licenses) will be allocated in accordance with the principle set forth in 8.6.4(c) (Third Party Payments), to the extent that the Intellectual Property that is the subject of such settlement license Covers the manufacture, use or sale of a Product in the relevant country (or, following LB-001 Option Exercise, LB-001, in the relevant country in Greater China) for which such rights are licensed thereunder.

11.8	Patent Oppositions and Other Proceedings.
11.8.1

Third-Party Patent Rights Covering Products.  If [**] desires to bring an opposition, action for declaratory judgment, nullity action, interference, declaration for non-infringement, reexamination, inter partes reviews, post-grant reviews, or other attack upon the validity, title, or enforceability of a Patent Right owned or controlled by a Third Party and having one or more claims that Cover a Product (except insofar as such action is a counterclaim to or defense of, or accompanies a defense of, a Third Party’s claim or assertion of infringement under Section 11.7 (Infringement of Third Party Rights), in which case the provisions of Section 11.7 (Infringement of Third Party Rights) will govern), [**] will so notify the [**], and the Parties will promptly confer to determine whether to bring such action, the strategy to be employed in connection with any such action, or the manner in which to settle such action.  CANbridge will have [**]. The Party not bringing an action under this Section 11.8.1 (Third-Party Patent Rights Covering Products) will be entitled to separate representation in such proceeding by counsel of its own choice and at its own expense and will cooperate fully with the Party bringing such action.  Any awards or amounts received in bringing any such action will be first allocated to reimburse the initiating Party’s expenses in such action, and any remaining amounts will be allocated between the Parties as provided in Section 11.5.2(g) (Recoveries). [**].
11.8.2

Third-Party Patent Rights Covering LB-001. Following LB-001 Option Exercise, if [**] desires to bring an opposition, action for declaratory judgment, nullity action, interference, declaration for non-infringement, reexamination, inter partes reviews, post-grant reviews, or other attack upon the validity, title, or enforceability of a Patent Right owned or controlled by a Third Party and having one or more claims that Cover LB-001 [**] (except insofar as such action is a counterclaim to or defense of, or accompanies a defense of, a Third Party’s claim or assertion of infringement under Section 11.7 (Infringement of Third Party Rights), in which case the provisions of Section 11.7 (Infringement of Third Party Rights) will govern), [**] will so notify the [**], and the Parties will promptly confer to determine whether to bring such action, the strategy to be employed in connection with any such action, or the manner in which to settle such action.  [**] will have the initial right, but not the obligation, to bring, [**], such action [**]. The Party not bringing an action under this Section 11.8.2 (Third-Party Patent Rights Covering LB-001) will be entitled to separate representation in such proceeding by counsel of its own choice and at its own expense and will cooperate fully with the Party bringing such action.  Any awards or amounts received in bringing any such action will be first allocated to reimburse the initiating Party’s expenses in such action, and any remaining amounts will be allocated between the Parties as provided in Section 11.5.2(g) (Recoveries).  Notwithstanding the foregoing, the Parties will discuss any such action to be brought under this Section 11.8.2 (Third-Party Patent Rights Covering LB-001) and [**].

11.8.3

Parties’ Patent Rights.  If any LogicBio Licensed Patent Right or, following LB-001 Option Exercise, LogicBio LB-001 Patent Right becomes the subject of any proceeding commenced by a Third Party within the Territory in connection with an opposition, reexamination request, action for declaratory judgment, nullity action, interference, inter partes reviews, post-grant reviews or other attack upon the validity, title or enforceability thereof (a “Third Party Patent Challenge”) (except insofar as such action is a counterclaim to or defense of, or accompanies a defense of, an action for infringement against a Third Party under Section 11.5 (Enforcement of LogicBio Licensed Technology) or under Section 11.6 (Enforcement of LogicBio LB-001 Technology) in which case the provisions of such Section will govern), then [**] responsible for Prosecuting such Patent Right as set forth in Section 11.4 (Patent Prosecution) hereof, will control such defense at its own expense. The controlling Party will permit the non-controlling Party to participate in the proceeding to the extent permissible under Applicable Law, and to be represented by its own counsel in such proceeding, [**].  If either Party decides that it does not wish to defend against such action, then the other Party will have a backup right to assume defense of such Third Party action [**].

11.9	Response to Biosimilar Applicants.
11.9.1

Notice.  In the event that any Party (a) receives a copy of an application submitted to the FDA under subsection (k) of Section 351 of the Public Health Services Act (the “PHSA,” and such application, a “Biosimilar Application”) for which a Product is a “reference product,” whether or not such notice or copy is provided under any Applicable Law applicable to the approval or Manufacture of any biosimilar or interchangeable biological product (including under the Biologics Price Competition and Innovation Act (“BPCIA”), United States Patient Protection and Affordable Care Act or implementing FDA regulations and guidance) (a “Proposed Biosimilar Product”) or (b) otherwise becomes aware that such a Biosimilar Application has been filed (such as in an instance described in Section 351(l)(9)(C) of the PHSA), then such Party will promptly provide the other Party with written notice thereof. The terms “reference product” and “biosimilar or interchangeable biological product” will have the respective meanings given to those terms in the BPCIA.

11.9.2

Access to Confidential Information.  Upon written request from [**] and to the extent permitted by Applicable Law, [**] will provide [**] with confidential access to the Biosimilar Application and such other information that describes the process used to Manufacture the Proposed Biosimilar Product, in each case, to the extent provided to [**] by the Third Party that submitted the Biosimilar Application (the “Applicant”); provided, however, that prior to receiving the Biosimilar Application and such Confidential Information, [**] will provide notice to [**] confirming its agreement to be subject to the confidentiality provisions in Section 351(l)(1)(B)(iii) of the PHSA.

11.9.3	Proposed Patent List.
(a)

Preparation of Initial Patent List.  As soon as practicable after the date of receipt by [**] of a copy of a Biosimilar Application and related Manufacturing information and [**] receipt of the notice contemplated by Section 11.9.1 (Response to Biosimilar Applicants; Notice), or within such other timeframe as the Parties may agree, each Party will prepare a proposed list (the “Proposed Initial Patent List”) of the LogicBio Licensed Patent Rights, or, in the case of CANbridge, other Patent Rights Controlled by [**], that such Party reasonably believes would be infringed by the Manufacture or sale of the Proposed Biosimilar Product and will exchange such Proposed Initial Patent List with the other Party. [**]. The Parties will exchange such Proposed Initial Patent List no later than [**] after the date of receipt by [**] of a copy of the Biosimilar Application and related Manufacturing information, but in any event at least [**] prior to sending the Initial Patent List to the Applicant. As soon as practicable following the date of exchange by the Parties of the Proposed Initial Patent List, [**].  Not later than [**] following [**] receipt of the Biosimilar Application and related Manufacturing information under Section 351(l)(2) of the PHSA, CANbridge will provide the Applicant with a copy of the Initial Patent List.

(b)

Disclosure of Applicant’s Response.  Provided that [**] has agreed to comply with the confidentiality provisions in Section 351(l)(1)(B)(iii) of the PHSA and to the extent permitted by Applicable Law, CANbridge will [**] (the “Applicant Response”).

(c)	Preparation of [**] Response. As soon as practicable following the date of receipt by [**] of the Applicant Response, or within such other timeframe as the Parties may agree, [**].
(d)

Negotiation; [**] Rights.  After [**] provides the Applicant with a copy of the [**] Response, [**]. Without limiting the foregoing, within [**] following the exchange of such lists by [**] and the Applicant pursuant to Section 351(l)(5)(B)(i) of the PHSA, [**] will, to the extent permitted by Applicable

Law, notify [**] of any [**] included on the combined list(s) referenced in Section 351(l)(6)(A) or (B) of the PHSA that will be the subject of an Immediate Patent Infringement Action.
11.9.4

Supplements to Initial Patent List.  Each Party will inform the other Party within [**] of receipt of an issue notification of any U.S. Patent Right within the LogicBio Licensed Patent Rights for which such Party is controlling Prosecution and that is issued after such Party has provided the Initial Patent List to the Applicant, and will provide the other Party with a copy of the allowed claims in such U.S. Patent Right. [**].

11.10

CREATE Act. Notwithstanding anything to the contrary in this Article 11, neither Party will have the right to make an election under the CREATE Act when exercising its rights under this Article 11 without the prior written consent of the other Party, which will not be unreasonably withheld, conditioned or delayed. With respect to any such permitted election, the Parties will use reasonable efforts to cooperate and coordinate their activities with respect to any submissions, filings or other activities in support thereof. The Parties acknowledge and agree that this Agreement is a “joint research agreement” as defined in the CREATE Act. Notwithstanding the foregoing, the other Party’s consent under this Section 11.10 will not be required in connection with an obviousness-type double patenting rejection in any patent application claiming a CANbridge Collaboration Patent Rights, LogicBio Collaboration Patent Rights and Joint Collaboration Patent Rights, or uses thereof.

11.11

Patent Term Extensions.  [**] requests for patent term extensions, supplementary protection certificates, or equivalents thereto in any country in the Territory, in each case where applicable to a Product (hereinafter “Patent Term Extensions”); [**] costs and expenses relating to the Patent Term Extensions [**] will provide support, assistance, and all necessary documents[**] for the purpose of supporting, filing, obtaining, and maintaining Patent Term Extensions.

11.12

Third Party Rights; Existing Obligations.  Notwithstanding any provision to the contrary in this Agreement, each Party’s rights under this Article 11 (Intellectual Property) with respect to the Prosecution and enforcement of any LogicBio Licensed Patent Right or LogicBio LB-001 Patent Right is subject to the rights of certain Third Parties to the extent set forth in any Existing In-License Agreement.

Article 12
INDEMNIFICATION; INSURANCE

12.1

Indemnification by LogicBio. LogicBio hereby agrees to defend, indemnify, and hold harmless CANbridge and its Affiliates and each of their respective directors, officers, employees, agents, and representatives (each, a “CANbridge Indemnitee”) from and against any and all claims, suits, actions, demands, liabilities, expenses, or losses, including reasonable legal expenses and attorneys’ fees (collectively, the “Losses”), to which any CANbridge Indemnitee may become subject to as a result of any claim, demand, action, or other proceeding by any Third Party (each, a “Claim”) to the extent such Losses arise directly or indirectly out of:

12.1.1	the breach by LogicBio of any of its representations, warranties, agreements, or covenants under this Agreement;

12.1.2

any claims of any nature arising out of any Exploitation of LB-001 during the Term by LogicBio, its Affiliates or licensees (other than CANbridge or its Affiliate or Sublicensee) outside Greater China;

12.1.3	any claims of any nature arising out of any Exploitation of any LB-001 by LogicBio, its Affiliates or licensees after the effective date of termination of this Agreement; or
12.1.4	the [**] of LogicBio or its Affiliate or its licensee (other than CANbridge or its Affiliate or Sublicensee), or any officer, director, employee, agent, or representative thereof.

Except, with respect to each of Section 12.1.1 through Section 12.1.4, to the extent such Losses arise from any action for which CANbridge has an indemnification obligation to LogicBio Indemnitee under Section 12.2.1 through Section 12.2.3.

12.2

Indemnification by CANbridge.  CANbridge hereby agrees to defend, indemnify, and hold harmless LogicBio and its Affiliates, and each of their respective directors, officers, employees, agents and representatives and CMRI, its Affiliates (as defined in the CMRI Agreement), the Co-Owners and their Personnel (as defined in the CMRI Agreement) (each, a “LogicBio Indemnitee”) from and against any and all Losses to which any LogicBio Indemnitee may become subject as a result of any Claim to the extent such Losses arise directly or indirectly out of:

12.2.1	the breach by CANbridge of any of its representations, warranties, agreements, or covenants under this Agreement;
12.2.2	any claims of any nature arising out of the Exploitation of any Product or LB-001 by or on behalf of CANbridge, its Affiliates or Sublicensees (other than by any LogicBio Indemnitee);
12.2.3	the [**] of CANbridge or its Affiliate or Sublicensee, or any officer, director, employee, agent, or representative thereof; or
12.2.4	[**].

Except, with respect to each of Section 12.2.1 through Section 12.2.4, to the extent such Losses arise from any action for which LogicBio has an indemnification obligation to CANbridge under Section 12.1.1 through Section 12.1.4.

12.3	Indemnification Procedure.
12.3.1

Notice.  Promptly after a LogicBio Indemnitee or a CANbridge Indemnitee (each, an “Indemnitee”) receives notice of a pending or threatened Claim, such Indemnitee will give written notice of the Claim to the Party from whom the Indemnitee is entitled to receive indemnification pursuant to Section 12.1 (Indemnification by LogicBio) or Section 12.2 (Indemnification by CANbridge), as applicable (the “Indemnifying Party”).  An Indemnitee’s delay in providing or failure to provide such notice will not relieve the Indemnifying Party of its indemnification obligations, except to the extent it can demonstrate prejudice due to the delay or lack of notice.

12.3.2	Defense. Upon receipt of notice under Section 12.3.1 (Indemnification Procedure; Notice) from the Indemnitee, the Indemnifying Party will have the duty to either compromise or defend, at its own expense and by counsel (reasonably satisfactory to Indemnitee), such Claim. The Indemnifying Party will promptly (and in any event not more than [**] after receipt of the Indemnitee’s original notice) notify the Indemnitee in writing that it acknowledges its obligation (which acknowledgement will not be deemed or construed as an admission of liability, either under this Article 12 (Indemnification) or otherwise) to indemnify the Indemnitee with respect to the Claim pursuant to this Section 12.3 (Indemnification Procedures) and of its intention to either compromise or defend such Claim.  Once the Indemnifying Party gives such notice to the Indemnitee, the Indemnifying Party is not liable to the Indemnitee for the fees of other counsel or any other expenses subsequently incurred by the Indemnitee in connection with such defense, other than the Indemnitee’s reasonable expenses of investigation and cooperation.  However, the Indemnitee will have the right to employ separate counsel and to control the defense of a Claim at its own expense.

12.3.3

Cooperation.  The Indemnitee will cooperate fully with the Indemnifying Party and its legal representatives in the investigation and defense of any Claim.  The Indemnifying Party will keep the Indemnitee informed on a reasonable and timely basis as to the status of such Claim (to the extent the Indemnitee is not participating in the defense of such Claim) and conduct the defense of such Claim in a prudent manner.

12.3.4

Settlement.  If an Indemnifying Party assumes the defense of a Claim, then no compromise or settlement of such Claim may be effected by the Indemnifying Party without the Indemnitee’s written consent (such consent not to be unreasonably withheld, conditioned, or delayed).  Notwithstanding any provision to the contrary set forth in this Agreement, the Indemnitee’s consent will not be required of a settlement where: (a) there is no finding or admission of any violation of law or any violation of the rights of any Person and no effect on any other claims that may be made against the Indemnitee; (b) the sole relief provided is monetary damages that are paid in full by the Indemnifying Party; and (c) the Indemnitee’s rights under this Agreement are not adversely affected.  If the Indemnifying Party fails to assume defense of a Claim within a reasonable time, then the Indemnitee may settle such Claim on such terms as it deems appropriate with the consent of the Indemnifying Party (such consent not to be unreasonably withheld, conditioned, or delayed), and the Indemnifying Party will be obligated to indemnify the Indemnitee for such settlement as provided in this Article 12 (Indemnification).

12.4

Insurance.  Each Party will, at its own expense, procure and maintain during the Term and for a period of [**] thereafter, insurance policies, including product liability insurance when applicable, adequate to cover its obligations hereunder and that are consistent with normal business practices of prudent companies similarly situated. Without limiting the foregoing, the types of insurance and minimum limits with respect to CANbridge will include at least the following:

(a)

Prior to commencing any use in humans of Products, a comprehensive commercial general liability and products liability policy to cover all sums which it may become legally liable to pay as compensation consequent upon:

(i)	death of, or bodily injury (including disease or illness) to, any person; and
(ii)	loss of, or damage to, property,

happening anywhere in the Territory arising out of or in connection with this Agreement. The limit of liability provided by this policy for each and every event will not be less than $[**].

(b)	[**] by CANbridge or its Affiliates in connection with the Products (and CANbridge will ensure that [**].
(c)

Prior to commencing any use in humans of Products, or use in humans of techniques within the LogicBio Technology, no fault clinical trial insurance with a limit of liability of not less than $[**] for each and every event.

(d)	Any other insurance required by Applicable Law.

Such insurance will not be construed to create a limit of a Party’s liability with respect to its indemnification obligations under this Article 12 (Indemnification).  Each Party will provide the other Party with written evidence of such insurance or self-insurance upon request. Each Party will provide the other Party with prompt written notice of cancellation, non-renewal, or material change in such insurance or self-insurance that could materially adversely affect the rights of such other Party hereunder and will provide such notice within [**] after any such cancellation, non‑renewal, or material change.

Article 13
TERM AND TERMINATION

13.1

Term.  This Agreement will commence upon the Effective Date and, if not otherwise terminated earlier pursuant to this Article 13 (Term and Termination), will continue, on a Product-by-Product (including with respect to LB-001, if CANbridge exercises the LB-001 Option prior to the LB-001 Option Deadline) and country-by-country basis, in full force and effect until the expiration of the Royalty Period applicable to such Product and such country (or, if CANbridge exercises the LB-001 Option prior to the LB-001 Option Deadline, the LB-001 Royalty Period applicable to such country) and will expire in its entirety upon the expiration of the final Royalty Period and, if applicable, the final LB-001 Royalty Period; provided that, if the Parties have executed the Co-Development and Co-Commercialization Agreement with respect to a Product, the term of this Agreement with respect to the applicable Product will continue until such Product is no longer being Exploited (such period from the Effective Date until the expiration of this Agreement with respect to all Products and, if CANbridge exercises the LB-001 Option prior to the LB-001 Option Deadline, LB-001, the “Term”).

13.2	Termination for Material Breach.
13.2.1

Material Breach and Cure Period. Subject to Section 13.2.2 (Disputes Regarding Material Breach), either Party (the “Non-Breaching Party”) may terminate this Agreement in the event the other Party (the “Breaching Party”) has materially breached this Agreement, and such material breach has not been cured within [**] after receipt of written notice of such breach by the Breaching Party from the Non-Breaching Party (or within [**] in the case of any payment breach) (such [**]- or [**]-day period, the “Cure Period”).  If a breach relates: (i) solely to LB-001, any such termination shall be limited solely to rights pertaining to LB-001, (ii) solely to Products Directed to a single Target, any such termination shall be limited solely to rights pertaining to such Target and (iii) to matters beyond the scope of the foregoing clauses (i) and (ii), then any such termination shall pertain to the Agreement in its entirety.  The written notice describing the alleged material breach will provide sufficient detail to put the Breaching Party on notice of such material breach. Any termination pursuant to this Section 13.2.1 (Material Breach and Cure Period) will become effective at the end of the Cure Period, unless the Breaching Party has cured any such material breach prior to the expiration of such Cure Period, or, if such material breach is not curable prior to the expiration of the applicable, then such Cure Period will be extended so long as the Breaching Party has (a) provided to the Non-Breaching Party a written plan that is reasonably calculated to effect a cure of such material breach, and (b) the Breaching Party commits to and diligently carries out such plan as provided to the Non-Breaching Party, provided that, in no event will the Cure Period be extended to more than a total of [**].

13.2.2

Disputes Regarding Material Breach.  If the Parties reasonably and in good faith disagree as to the scope or existence  of a material breach, then the Breaching Party that disputes whether there has been a material breach may contest the allegation in accordance with Article 14 (Dispute Resolution), and the applicable Cure Period will toll upon the initiation of such dispute resolution procedures.  If, as a result of such dispute resolution process, it is finally determined pursuant to Article 14 (Dispute Resolution) that the Breaching Party committed a material breach of this Agreement, then the applicable Cure Period will resume and unless such alleged breach was cured during the pendency of such Cure Period (once resumed), this Agreement will terminate (in whole or in part, as applicable) effective as of the expiration of such Cure Period.  This Agreement will remain in full force and effect during the pendency of any such dispute resolution proceeding and all Cure Periods.  Any such dispute resolution proceeding will not suspend any obligations of either Party hereunder and each Party will use reasonable efforts to mitigate any damages. Any payments that are made by one Party to the other Party pursuant to this Agreement pending resolution of the Dispute will be promptly refunded if it is determined pursuant to Article 14 (Dispute Resolution) that such payments are to be refunded by one Party to the other Party.  If, as a result of such dispute resolution proceeding, it is determined that the Breaching Party did not commit such material breach (or such material breach was cured in accordance with this Section 13.2 (Termination for Material Breach)), then no termination of this Agreement will be effective, and this Agreement will continue in full force and effect.

13.3

Termination for Insolvency.  To the extent permitted by Applicable Law, either Party may terminate this Agreement upon providing written notice to the other Party on or after the time that such other Party files or institutes a bankruptcy, reorganization, liquidation, or receivership proceeding or upon the appointment of a receiver or trustee over all or substantially all property, or upon an assignment of a substantial portion of the assets for the benefit of creditors (a “Bankruptcy Filing”), by the other Party; provided, however, that in the case of any involuntary bankruptcy proceeding, such right to terminate will only become effective if the applicable Party consents to the involuntary bankruptcy or such proceeding is not dismissed within [**] after the filing thereof. In the event of any termination pursuant to this Section 13.3 (Termination for Insolvency):

13.3.1

All rights and licenses now or hereafter granted by a Party to the other Party under or pursuant to this Agreement are, for all purposes of Section 365(n) of Title 11 of the United States Bankruptcy Code, licenses of rights to “intellectual property” as defined in the U.S. Bankruptcy Code.  Upon a Bankruptcy Filing by a Party, such Party agrees that the non-bankrupt Party, as licensee of such rights under this Agreement, will retain and may fully exercise all of its rights and elections under the U.S. Bankruptcy Code.  Each Party acknowledges and agrees that “embodiments” of intellectual property rights within the meaning of Section 365(n) include laboratory notebooks, cell lines, product samples, and inventory, research studies and data, all Regulatory Approvals (and all applications for Regulatory Approval) and rights of reference therein, in each case that are within the LogicBio Technology (in the event that LogicBio is the bankrupt Party) or within the CANbridge Licensed Technology (in the event that CANbridge is the bankrupt Party). If (A) a case under the U.S. Bankruptcy Code is commenced by or against a Party, (B) this Agreement is rejected as provided in the U.S. Bankruptcy Code, and (C) the non-bankrupt Party elects to retain its rights hereunder as provided in Section 365(n) of the U.S. Bankruptcy Code, the bankrupt Party (in any capacity, including debtor-in-possession) and its successors and assigns (including a trustee) will:

(a)

provide the non-bankrupt Party with a complete duplicate of (or complete access to, as appropriate) all such intellectual property rights (including all embodiments thereof) held by the bankrupt Party and such successors and assigns, or otherwise available to them, immediately upon the non-bankrupt Party’s written request.  Whenever the bankrupt Party or any of its successors or assigns provides to the non-bankrupt Party any of the intellectual property rights licensed hereunder (or any embodiment thereof) pursuant to this Section 13.3.1(a) (Termination for Insolvency), the non-bankrupt Party will have the right to perform the bankrupt Party’s obligations hereunder with respect to such intellectual property rights, but neither such provision nor such performance by the non-bankrupt Party will release the bankrupt Party from liability resulting from rejection of the license or the failure to perform such obligations; and

(b)

not interfere with the non-bankrupt Party’s rights under this Agreement, or any agreement supplemental hereto, to such intellectual property rights (including such embodiments), including any right to obtain such intellectual property rights (or such embodiments) from another entity, to the extent provided in Section 365(n) of the U.S. Bankruptcy Code.

13.4	Termination for Convenience. CANbridge will be entitled to terminate this Agreement in its entirety, at its sole discretion, at any time upon [**] prior written notice to LogicBio thereof.
13.5

Termination for Patent Challenge.  If CANbridge or any of its Affiliates or Sublicensees, directly or indirectly through any Third Party, commences any interference or opposition proceeding with respect to, challenges the validity or enforceability of, or opposes any extension of or the grant of a supplementary protection certificate with respect to, any LogicBio Licensed Patent Right or LogicBio LB-001 Patent Right (a “Patent Challenge”), then LogicBio will have the right to terminate this Agreement on [**] written notice to CANbridge; such termination of such license to be effective immediately following such notice period; provided that if CANbridge or its Affiliate or Sublicensee withdraws (or causes to be withdrawn) such Patent Challenge within [**] after being requested to do so by LogicBio in writing (which termination notice will be deemed a request), then LogicBio will have no right to terminate this Agreement pursuant to this Section 13.5 (Termination for Patent Challenge). For clarity, LogicBio may not terminate this Agreement pursuant to this Section 13.5 (Termination for Patent Challenge) if CANbridge or its Affiliate or Sublicensee is required by legal process to be joined as a party in any Patent Challenge by a Third Party. In addition, notwithstanding the foregoing, LogicBio will have no right to terminate this Agreement pursuant to this Section 13.5 (Termination for Patent Challenge) with respect to: (i) any affirmative defense or other validity, enforceability, or non-infringement challenge, whether in the same action or in any other agency or forum of competent jurisdiction, advanced by CANbridge, or any of its Affiliates or Sublicensees in response to any claim or action brought in the first instance by, or on behalf of, LogicBio or any Third Party, or (ii) any Patent Challenge that is commenced by a Sublicensee, provided that CANbridge demands that such Sublicensee withdraw such Patent Challenge promptly after CANbridge becomes aware of such Patent Challenge and terminates the sublicense agreement with the applicable Sublicensee if such Sublicensee does not withdraw such Patent Challenge within [**] after receipt of notice from CANbridge.

13.6

Termination for Cessation of Development or Commercialization. On a Target-by-Target basis, if CANbridge and its Affiliates and their respective Sublicensees do not conduct any [**] Development or Commercialization activities with respect to a Target in [**] for a continuous period of longer than [**], then LogicBio may, in its sole discretion, terminate this Agreement with respect to such Target upon [**] prior written notice to CANbridge.  Notwithstanding any provision to the contrary set forth in this Agreement, the foregoing [**] period will automatically be tolled for any period that such inactivity is due to (a) a decision by the JSC to stop or delay further Development or Commercialization, as applicable, due to a safety concern or (b) any event of Force Majeure.  For clarity, material activities undertaken to resolve a clinical hold imposed by an applicable Regulatory Authority or an inability of CANbridge to obtain supply of Products that are Manufactured by CANbridge or on behalf of CANbridge by a Third Party will be considered material Development or Commercialization activities.

13.7

Termination upon End of Research Phase Prior to First IND Effective Date. On a Target-by-Target basis, the Agreement will automatically terminate with respect to a Target upon the end of the Research Phase for such Target if the Research Phase for such Target ends prior to the first IND Effective Date of a Product Directed to such Target.

13.8	Effects of Termination.
13.8.1	Effects of Termination Generally. Upon termination of this Agreement in its entirety or with respect to a Target or LB-001:
(a)

Wind-Down.  Promptly following receipt by the applicable Party of a notice of termination pursuant to this Article 13 (Term and Termination), the Parties will begin to wind-down their respective activities under this Agreement with respect to the Terminated Targets and LB-001, as applicable. The JSC and, if applicable, the LB-001 JSC, will coordinate the wind-down of each Party’s efforts under this Agreement, and, if the applicable committees have disbanded, then the Parties will establish an appropriate committee to coordinate such wind-down. Notwithstanding the foregoing terms of Section 13.8.1(a) (Wind-Down), if LogicBio elects to continue to Exploit any Products or Exploit LB-001 in Greater China, then, LogicBio will not be required to wind down its efforts under this Agreement with respect to such Products or LB-001.

(b)

Termination of Rights and Licenses.  Without limiting the effect that such termination will have on any provisions of this Agreement, other than as expressly set forth herein, including those provisions that this Agreement expressly provides will survive such termination and subject to Section 2.2.3 (Survival of Sublicenses), all rights and licenses granted herein to either Party will terminate with respect to the Terminated Targets and LB-001, as applicable; provided that such licenses will continue as necessary for the Parties to complete the orderly wind-down of their activities under this

Agreement in accordance with Applicable Law and as otherwise required in accordance with Section 13.8.1(a) (Wind-Down).
(c)

Termination of Payment Obligations.  All payment obligations hereunder with respect to the Terminated Targets will terminate, other than those that are accrued and unpaid as of the effective date of such termination.

(d)

Sell-Off Right.  During the [**] period following the effective date of termination, CANbridge will have the right to sell or otherwise dispose of the then-existing inventory of Products with respect to the Terminated Targets and, if CANbridge has exercised the LB-001 Option prior to the LB-001 Option Deadline and the Agreement is terminated with respect to LB-001, LB-001, on hand at the time of such termination or in the process of Manufacturing, in accordance with the terms of this Agreement.

(e)

Return of Confidential Information.  Upon the expiration or termination of this Agreement, (i) the Receiving Party will return to the Disclosing Party or, as directed by the Disclosing Party, destroy (and certify such destruction in writing) all Confidential Information of the Disclosing Party (or if the Agreement is terminated with respect to one or more Targets or LB-001 but not in its entirety, all Confidential Information of the Disclosing Party that solely relates to the Terminated Targets or LB-001, as applicable), that is in the Receiving Party’s possession or control and (ii) CANbridge will ensure that the Designated CMO returns to LogicBio or, as directed by LogicBio, destroys (and certifies such destruction in writing) all Confidential Information of LogicBio within the information disclosed to the Designated CMO under the Subsequent Manufacturing Technology Transfer (or if the Agreement is terminated with respect to one or more Targets or LB-001 but not in its entirety, all such Confidential Information of LogicBio that solely relates to the Terminated Targets or LB-001, as applicable), provided, however, that in each case ((i) and (ii)), copies may be retained and stored by the Receiving Party solely for the purpose of determining its obligations under this Agreement, subject to the non-disclosure and non-use obligation under Article 10 (Confidentiality).  In addition, the Receiving Party will not be required to return or destroy Confidential Information contained in any computer system back-up records made in the ordinary course of business; provided that such Confidential Information may not be accessed without the Disclosing Party’s prior written consent or as required by Applicable Law.

(f)

Transfer of Prosecution Rights. Upon the expiration or termination of this Agreement, CANbridge will promptly cooperate and assist in transitioning to LogicBio the prosecution and maintenance of all Patent Rights that CANbridge is prosecuting or maintaining pursuant to Section 11.4 (Patent Prosecution) as of the effective date of termination, including by executing documents in a timely manner as may be reasonably necessary to allow LogicBio to continue such prosecution and maintenance.

13.8.2

Grantback License; Product Reversion.  In addition to those general effects set forth in Section 13.8.1 (Effects of Termination Generally), the following terms of this Section 13.8.2 (Grantback License; Product Reversion) will apply (A) with respect to a Terminated Target, solely if (i) LogicBio terminates this Agreement with respect to such Terminated Target under Section 13.2 (Termination for Material Breach), Section 13.3 (Termination for Insolvency), Section 13.5 (Termination for Patent Challenge) or Section 13.6 (Termination for Cessation of Development or Commercialization) or (ii) CANbridge terminates this Agreement with respect to such Terminated Target under Section 13.4 (Termination for Convenience), and (B) with respect to LB-001, if CANbridge has exercised the LB-001 Option within the LB-001 Option Deadline and the Agreement is terminated with respect to LB-001 for any reason:

(a)

CANbridge will grant and hereby does grant to LogicBio, effective as of the date of termination, a worldwide, perpetual, exclusive license, with the right to grant sublicenses through multiple tiers, under the CANbridge Product Technology to make, have made, use, import, offer to sell and sell (i) Products with respect to the Terminated Targets in the CANbridge Field in the Territory and (ii) if CANbridge has exercised the LB-001 Option within the LB-001 Option Deadline and the Agreement is terminated with respect to LB-001, LB-001 in the CANbridge Field in Greater China. The foregoing license will be royalty-free, unless CANbridge terminates the Agreement with respect to LB-001 under Section 13.2 (Termination for Material Breach), in which case the agreement will include commercially reasonable royalty and milestone terms with respect to LB-001. In the event that the Parties are unable to agree upon such commercially reasonable royalty and milestone terms within [**] following the date of termination of this Agreement with respect to LB-001 by CANbridge under Section 13.2 (Termination for Material Breach), either Party may require that all remaining unresolved issues with respect to such terms be referred to an independent expert selected by the mutual agreement of the Parties for resolution, which independent expert, unless otherwise agreed in writing by the Parties, must not be a current or former employee, contractor, agent, or consultant of either Party or its Affiliates. If the Parties cannot agree on an independent expert within [**] after initiating the selection process, then each Party will choose an independent expert who is not a current or former employee, contractor, agent, or consultant of such Party or its Affiliates, and the two independent experts so selected will select a third independent expert to resolve such unresolved issues, which third independent expert, unless otherwise agreed in writing by the Parties, must not be a current or former employee, contractor, agent, or consultant of either Party or its Affiliates. The decision of the independent expert(s) will be consistent with reasonable and customary terms for transactions of a similar nature. Except in the case of fraud or manifest error on the part of such independent expert(s), the decision of such independent expert(s) will be binding upon the Parties, and the Parties will promptly enter into a license agreement that reflects such decision, which license agreement will be effectively retroactive to the date of termination, unless otherwise mutually agreed by the Parties. The costs of the independent expert(s) will be shared by both Parties equally.

(b)

Unless expressly prohibited by any Regulatory Authority, at LogicBio’s written request, CANbridge will and hereby does, and will cause its Affiliates and its Sublicensees to, (i) effective as of the date of termination, assign to LogicBio all of its rights, title, and interests in and to all Clinical Trial data, Regulatory Submissions, and Regulatory Approvals applicable to any Products with respect to the Terminated Targets (and, if CANbridge has exercised the LB-001 Option within the LB-001 Option Deadline and the Agreement is terminated with respect to LB-001, with respect to LB-001) and then owned or otherwise Controlled by CANbridge or any of its Affiliates or its Sublicensees, and (ii) to the extent assignment pursuant to clause (i) is delayed or is not permitted by the applicable Regulatory Authority, permit LogicBio to cross-reference and rely upon any Clinical Trial data, Regulatory Submissions, and Regulatory Approvals filed by CANbridge or its Affiliates or Sublicensees with respect to any such Product (and, if CANbridge has exercised the LB-001 Option within the LB-001 Option Deadline and the

Agreement is terminated with respect to LB-001, with respect to LB-001). CANbridge will take all reasonable steps necessary to transfer, or will cause its Affiliates and Sublicensees to transfer, ownership of all such assigned Regulatory Submissions and Regulatory Approvals to LogicBio, including submitting to each applicable Regulatory Authority a letter or other necessary documentation (with a copy to LogicBio) notifying such Regulatory Authority of the transfer of such ownership of each such Regulatory Submission and Regulatory Approval.

(c)

Unless expressly prohibited by any Regulatory Authority, at LogicBio’s written request, CANbridge will and hereby does, and will cause its Affiliates and any Sublicensees not taking a direct license from LogicBio pursuant to Section 2.2.3 (Survival of Sublicenses) to, transfer control of all Clinical Trials involving any Products with respect to the Terminated Targets (and, if CANbridge has exercised the LB-001 Option within the LB-001 Option Deadline and the Agreement is terminated with respect to LB-001, involving LB-001), which Clinical Trials are being conducted by or on behalf of CANbridge, an Affiliate, or any such Sublicensee as of the date of termination, to LogicBio or its Affiliates or a Third Party that is designated in writing by LogicBio. CANbridge will continue to conduct such Clinical Trials, at LogicBio’s cost, until such transfer is completed in order to enable such transfer to be completed without interruption of any such Clinical Trial (including the assignment of all related Regulatory Submissions and investigator and other agreements relating to such Clinical Trials); provided that LogicBio will not have any obligation to continue any Clinical Trial unless required by Applicable Law or under the terms of any agreement relating to such Clinical Trial that LogicBio agrees to assume. LogicBio will pay all out-of-pocket costs incurred by either Party to complete such Clinical Trials if LogicBio requests that such Clinical Trials be completed.

(d)	LogicBio will have the right, [**].
(e)

Effective as of the date of termination, CANbridge hereby grants and agrees to grant to LogicBio a fully paid-up, royalty-free, worldwide, transferable, sublicensable (through multiple tiers), perpetual, and irrevocable license to use the Trademarks owned or otherwise Controlled by CANbridge or its Affiliates solely identifying each Product with respect to the Terminated Targets and, if the Agreement is terminated with respect to LB-001, LB-001 (which will not include CANbridge House Marks) for the purpose of commercializing such Product and LB-001.

(f)	CANbridge will, and will cause its Affiliates and Sublicensees to, provide any other assistance or take any other actions, in each case reasonably requested by LogicBio, as necessary to transfer to LogicBio the exploitation of the Products with respect to the Terminated Targets (and, if CANbridge has exercised the LB-001 Option within the LB-001 Option Deadline and the Agreement is terminated with respect to LB-001, with respect to LB-001), and will execute all documents as may be reasonably requested by LogicBio in order to give effect to this Section 13.8.2 (Grantback License; Product Reversion); provided that if CANbridge terminated the Agreement with respect to LB-001 under Section 13.2 (Termination for Material Breach), then LogicBio shall reimburse CANbridge for all such assistance and actions with respect to LB-001 at a price to be determined by the Parties.

13.9

Remedies.  Notwithstanding any provision to the contrary set forth in this Agreement, except as otherwise set forth in this Agreement, termination or expiration of this Agreement will not relieve the Parties of any liability or obligation that accrued hereunder prior to the effective date of such termination or expiration, nor prejudice either Party’s right to obtain performance of any obligation.  Each Party will be free, pursuant to Article 14 (Dispute Resolution), to seek, without restriction as to the number of times it may seek, damages, expenses, and remedies that may be available to it under Applicable Law or in equity and will be entitled to offset the amount of any damages and expenses obtained against the other Party in a final determination under Section 14.3 (Litigation), against any amounts otherwise due to such other Party under this Agreement.

13.10	Election to Continue in Lieu of Termination

.  Notwithstanding the foregoing, if CANbridge has the right to terminate this Agreement pursuant to Section 13.2 (Termination for Material Breach) based on an uncured breach by LogicBio, CANbridge may elect, in lieu of such termination and in addition to any other remedies available to CANbridge at law or in equity, to maintain this Agreement in [**].

13.11

Survival.  In the event of termination of this Agreement, in addition to the provisions of this Agreement that continue in effect in accordance with their terms, the following provisions of this Agreement will survive:  Article 1 (Definitions), Section 2.2.3 (Survival of Sublicenses), Section 2.5 (No Implied Licenses), Article 8 (Payments and Royalties) (solely to the extent applicable to any payments due and payable under this Agreement as of the effective date of termination or due to the sell off of existing inventory pursuant to Section 13.8.1(d) (Sell-Off Right)), Section 8.14 (Record Retention; Audits) (until [**] following the effective date of termination), Section 9.6 (Disclaimer of Warranties), Section 9.7 (Limitation of Liability), Article 10 (Confidentiality) (until the end of the confidentiality term set forth in Section 10.2 (Non-Disclosure and Non-Use Obligation)), Section 11.1 (Ownership), Section 13.1 (Term), Section 13.8 (Effects of Termination), Section 13.11 (Survival), Article 14 (Dispute Resolution) and Article 15 (Miscellaneous).

Article 14
DISPUTE RESOLUTION

14.1

[**] Dispute Resolution Mechanism.  The Parties agree that, except as expressly set forth in this Agreement, the procedures set forth in this Article 14 (Dispute Resolution) will be the [**] mechanism for resolving any dispute, controversy, or claim between the Parties arising out of or relating to this Agreement (whether based on contract, tort or otherwise) (each, a “Dispute,” and collectively, the “Disputes”) that is not resolved through [**] between the Parties pursuant to [**].

14.2

Resolution by Executive Officers.  Except as otherwise provided in this Section 14.2 (Resolution by Executive Officers) or as provided in Section 14.4 (Preliminary Injunctions), in the event of any Dispute regarding the construction or interpretation of this Agreement, or the rights, duties, or liabilities of either Party hereunder, the Parties will first attempt in [**] to resolve such Dispute by negotiation and consultation between themselves.  In the event that such Dispute is not resolved on an informal basis within [**], either Party may, by written notice to the other Party, refer the Dispute to the Executive Officer of the other Party for attempted resolution by [**] within [**] after such notice is received.  Each Party may, in its sole discretion, seek resolution of any and all Disputes that are not resolved under this Section 14.2 (Resolution by Executive Officers) in accordance with Section 14.3 (Litigation).

14.3

Litigation.  Any unresolved Dispute that was subject to Section 14.2 (Resolution by Executive Officers), will be brought exclusively in a court of competent jurisdiction, federal or state, located in Boston, Massachusetts, and in no other jurisdiction.  Each Party hereby irrevocably consents to personal jurisdiction and venue in, and irrevocably agrees to service of process issued or authorized by any such court in any such action or proceeding.  The Parties hereby irrevocably waive any objection which they may now have or hereafter have to the laying of venue in the federal or state courts of Massachusetts in any such action or proceeding, and hereby irrevocably waive and agree not to plead or claim in any such court that any such action or proceeding brought in any such court has been brought in an inconvenient forum. The Parties hereby agree that any final judgment rendered by any such federal or state court of Massachusetts in any action or proceeding involving any Dispute, from which no appeal can be or is taken, may be enforced by the prevailing Party in any court of competent jurisdiction.

14.4

Preliminary Injunctions.  Notwithstanding any provision to the contrary set forth in this Agreement, in the event of an actual or threatened breach of a Party’s obligations under this Agreement, a Party may seek a temporary restraining order or a preliminary injunction from any court of competent jurisdiction in order to prevent immediate and irreparable injury, loss, or damage on a provisional basis.

14.5

Patent and Trademark Disputes.  Notwithstanding any provision to the contrary set forth in this Agreement, any and all issues regarding the scope, construction, validity, and enforceability of any Patent Rights or trademark relating to a Product that is the subject of this Agreement will be determined in a court or other tribunal, as the case may be, of competent jurisdiction under the applicable patent or trademark laws of the country in which such Patent Rights or trademark rights were granted or arose.

14.6

Confidentiality.  Any and all activities conducted under this Article 14 (Dispute Resolution), including any and all proceedings and decisions hereunder, will be deemed Confidential Information of each of the Parties, and will be subject to Article 10 (Confidentiality), to the extent applicable in accordance with Applicable Law.

Article 15
MISCELLANEOUS

15.1

Performance through Affiliates.  Each Party may discharge any obligations and exercise any rights hereunder through delegation of its obligations or rights to any of its Affiliates.  Each Party hereby guarantees the performance by its Affiliates of such Party’s obligations under this Agreement and will cause its Affiliates to comply with the provisions of this Agreement in connection with such performance.

15.2

Notices.  All notices and other communications given or made pursuant hereto will be in writing (including by electronic mail) and will be deemed to have been duly given (a) on the date delivered, if delivered personally, or on the next Business Day after being sent by reputable overnight courier

(with delivery tracking provided, signature required, and delivery prepaid), in each case, to the Parties at the following addresses, or (b) on the date sent if sent by email to the email address provided below and if confirmed by confirmatory return email to the email address specified below (or at such other address, or email address for a Party as will be specified by notice given in accordance with this Section 15.2 (Notices)).

If to CANbridge:

CANbridge Care Pharma Hong Kong Limited

Room 402, Huawen International Plaza

999 West Zhongshan Road, Changning District

Shanghai, 200051, P.R. China

Attention: [**]

Email: [**]

with a copy (which will not constitute notice) to:

Goodwin Procter LLP
100 Northern Avenue
Boston, MA 02210, U.S.A.
Attention: [**]
Email: [**]

If to LogicBio:

LogicBio Therapeutics, Inc.
65 Hayden Ave., Floor 2,
Lexington, MA 02421, U.S.A.

Attention: [**]
Email: [**]

with a copy (which will not constitute notice) to:

Ropes & Gray LLP
800 Boylston Street
Boston, MA 02199, U.S.A.
Attention: [**]
Email: [**]

15.3

Force Majeure.  Both Parties will be excused from the performance of their obligations under this Agreement to the extent that such performance is prevented or delayed by Force Majeure and the nonperforming Party promptly provides notice of the prevention or delay to the other Party.  Such excuse will be continued so long as the condition constituting Force Majeure continues and the nonperforming Party takes reasonable efforts to remove the condition. Notwithstanding the foregoing, a Party will not be excused from making payments owed hereunder because of a Force Majeure affecting such Party. If a Force Majeure persists for more than [**], then the Parties will discuss in [**] the modification of the Parties’ obligations under this Agreement in order to mitigate the delays caused by such Force Majeure.

15.4	Assignment. Neither Party may assign or transfer this Agreement or any rights or obligations hereunder without the prior written consent of the other, except that a Party may make such an assignment without the other Party’s consent to (a) Affiliates pursuant to Section 15.1 (Performance by Affiliates), provided that such Party will remain responsible for such Affiliate’s conduct and compliance with its obligations under this Agreement, or (b) a successor to all or substantially all of the business of such Party to which this Agreement relates, whether in a merger, sale of stock, acquisition, or similar transaction or series of related transactions.  Any permitted assignment will be binding on the successors of the assigning Party.  Any assignment or attempted assignment by either Party in violation of the terms of this Section 15.4 (Assignment) will be null, void, and of no legal effect.

15.5

Severability.  If any one or more of the provisions of this Agreement is held to be invalid or unenforceable by any court or tribunal of competent jurisdiction from which no appeal can be or is taken, then the provision will be considered severed from this Agreement and will not serve to invalidate any remaining provisions hereof.  The Parties will make a good faith effort to replace any invalid or unenforceable provision with a valid and enforceable one such that the objectives contemplated by the Parties when entering this Agreement may be realized.

15.6

English Language.  This Agreement will be written and executed in, and all other communications under or in connection with this Agreement, will be in the English language.  Any translation into any other language will not be an official version thereof, and in the event of any conflict in interpretation between the English version and such translation, the English version will control.

15.7

Waiver and Non-Exclusion of Remedies.  Any term or condition of this Agreement may be waived at any time by the Party that is entitled to the benefit thereof, but no such waiver will be effective unless set forth in a written instrument duly executed by or on behalf of the Party waiving such term or condition.  The waiver by either Party of any right hereunder or of the failure to perform or of a breach by the other Party will not be deemed a waiver of any other right hereunder or of any other breach or failure by such other Party whether of a similar nature or otherwise.  The rights and remedies provided herein are cumulative and do not exclude any other right or remedy provided by Applicable Law or otherwise available except as expressly set forth herein.

15.8

Further Assurance.  Each Party will duly execute and deliver, or cause to be duly executed and delivered, such further instruments and do and cause to be done such further acts and things, including the filing of such assignments, agreements, documents, and instruments, as may be necessary or as the other Party may reasonably request in connection with this Agreement or to carry out more effectively the provisions and purposes hereof.

15.9

Relationship of the Parties.  It is expressly agreed that LogicBio, on the one hand, and CANbridge, on the other hand, will be independent contractors and that the relationship between the two Parties will not constitute a partnership, joint venture or agency.  Neither LogicBio nor CANbridge will have the authority to make any statements, representations or commitments of any kind, or to take any action that will be binding on the other, without the prior written consent of the other Party to do so.  All Persons employed by a Party will be employees of that Party and not of the other Party and all expenses and obligations incurred by reason of such employment will be for the account and expense of such Party.

15.10

Construction.  Except where the context otherwise requires, wherever used, the singular will include the plural, the plural will include the singular, and the use of any gender will be applicable to all genders.  Whenever this Agreement refers to a number of days without using a term otherwise defined herein, such number refers to calendar days.  The captions of this Agreement are for the convenience of reference only and in no way define, describe, extend, or limit the scope or intent of this Agreement or the intent of any provision contained in this Agreement. The terms “including,”

“include,” “includes,” or “for example” will not limit the generality of any description preceding such term and as used herein will have the same meaning as “including, but not limited to” or “including, without limitation.”  The word “shall” will be construed to have the same meaning and effect as the word “will.”  References to any specific law, rule or regulation, or article, Section or other division thereof, will be deemed to include the then-current amendments thereto or any replacement or successor law, rule or regulation thereof. The term “or” will be interpreted in the inclusive sense commonly associated with the term “and/or.”  Any reference herein to any person or entity will be construed to include the person’s or entity’s successors and assigns.  The language of this Agreement will be deemed to be the language mutually chosen by the Parties and no rule of strict construction will be applied against either Party hereto.  Each Party represents that it has been represented by legal counsel in connection with this Agreement and acknowledges that it has participated in the drafting hereof.  In interpreting and applying the terms and provisions of this Agreement, the Parties agree that no presumption will apply against the Party which drafted such terms and provisions.

15.11

Governing Law. This Agreement was prepared in the English language, which language will govern the interpretation of, and any dispute regarding, the terms of this Agreement.  This Agreement and all disputes arising out of or related to this Agreement or any breach hereof will be governed by and construed under the laws of the State of New York, without giving effect to any choice of law principles that would require the application of the laws of a different state or jurisdiction.  Notwithstanding any other provision in this Agreement, the Parties expressly reject the application to this Agreement, all transactions and activities contemplated hereby, and all Disputes of (a) the United Nations Convention on Contracts for the International Sale Of Goods, and (b) the 1974 Convention on the Limitation Period in the International Sale of Goods, as amended by that certain Protocol, concluded at Vienna, Austria on April 11, 1980.

15.12

Entire Agreement and Amendment.  This Agreement, including the Exhibits and Schedules hereto, sets forth the complete, final and exclusive agreement and all the covenants, promises, agreements, warranties, representations, conditions and understandings between the Parties hereto with respect to the subject matter hereof and supersedes, as of the Effective Date, all prior and contemporaneous agreements and understandings between the Parties with respect to the subject matter hereof.  There are no covenants, promises, agreements, warranties, representations, conditions or understandings, either oral or written, between the Parties other than as are set forth herein and therein.  No subsequent alteration, amendment, change or addition to this Agreement will be binding upon the Parties unless reduced to a writing explicitly stating the Parties’ intent to amend this Agreement that is signed by an authorized officer of each Party.  In the event of any inconsistency between the body of this Agreement and either any Exhibits or Schedules to this Agreement or any subsequent agreements ancillary to this Agreement, unless otherwise express stated to the contrary in such Exhibit, Schedule or ancillary agreement, the terms contained in this Agreement will control.

15.13

Counterparts.  This Agreement may be executed in two or more counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument.  This Agreement may be executed by facsimile, .pdf, or other electronically transmitted signatures and such signatures will be deemed to bind each Party as if they were the original signatures.

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed by their respective duly authorized officers as of the Effective Date.

CANbridge Care Pharma Hong Kong Limited
By:	/s/ XUE James Qun
(Signature)
Name:	XUE James Qun
Title:	Authorized Representative

LogicBio Therapeutics, Inc.
By:	/s/ Frederic Chereau
(Signature)
Name:	Frederic Chereau
Title:	President and CEO